UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 __________________________________
 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Post Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
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December 9, 2024

Dear Fellow Shareholders:
You are cordially invited to attend our annual meeting of shareholders on Thursday, January 30, 2025. We will hold the meeting at 9:00 a.m., Central Time. The meeting will be entirely virtual, conducted via a live audio-only webcast, in order to continue to provide expanded access, improved communication and cost savings for our shareholders. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.
In connection with the annual meeting, we have prepared a notice of the meeting, a proxy statement, a proxy card and our annual report to shareholders for the fiscal year ended September 30, 2024, which contain detailed information about us and our operating and financial performance. On or about December 9, 2024, we began mailing to our shareholders these materials or a Notice Regarding the Availability of Proxy Materials containing instructions on how to access these materials online.
Whether or not you plan to attend the virtual meeting, we encourage you to vote your shares. You may vote by telephone or on the Internet, or if you received or requested to receive printed proxy materials, complete, sign and return the enclosed proxy card in the postage-paid envelope enclosed with the proxy materials. The prompt execution of your proxy will be greatly appreciated.
Sincerely,

/s/ Robert V. Vitale

Robert V. Vitale
President and Chief Executive Officer

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
December 9, 2024
Notice of Annual Meeting of Shareholders
Dear Shareholders:
The Board of Directors, after careful consideration, has decided to hold the 2025 annual meeting of shareholders of Post Holdings, Inc. exclusively online, via a live audio-only webcast, in order to continue to provide expanded access, improved communication and cost savings for shareholders. If you plan to attend the virtual meeting, please see the information below as well as the attendance and registration instructions in the proxy statement. There will be no physical location for the meeting.

Meeting Information:	Date:	Thursday, January 30, 2025
	Time:	9:00 a.m., Central Time
	Website:	https://www.meetnow.global/MFPZJW9
At the annual meeting, shareholders will consider the following matters:
1.the election of eight nominees to the Company’s Board of Directors;
2.the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025;
3.advisory approval of the Company’s executive compensation;
4.advisory approval on the frequency of the advisory approval of the Company’s executive compensation;
5.the approval of the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan;
6.a management proposal to eliminate certain supermajority voting requirements;
7.a shareholder proposal to eliminate all supermajority voting requirements;
8.a shareholder proposal concerning adoption of a director election resignation guideline; and
9.any other business properly introduced at the annual meeting.
The close of business on November 25, 2024 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. This notice of the annual meeting, the proxy statement and the proxy card are first being sent or made available to shareholders on or about December 9, 2024.
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to shareholders on the Internet. This means that most shareholders will not receive paper copies of our proxy materials and annual report to shareholders. We will instead send shareholders a Notice Regarding the Availability of Proxy Materials with instructions for accessing the proxy materials and annual report to shareholders on the Internet. We believe that posting these materials on the Internet enables us to provide shareholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting.
Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on any matter, except ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

By order of the Board of Directors,
/s/ Diedre J. Gray
Diedre J. Gray
Executive Vice President, General Counsel and Chief
Administrative Officer, Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 30, 2025
This notice, the proxy statement attached to this notice and our annual report to shareholders for the fiscal year ended September 30, 2024 are available at www.envisionreports.com/POST and on our website at www.postholdings.com.

List of Shareholders	92
Householding	92
Forward-Looking Statements	92
ANNEX A - POST HOLDINGS, INC. AMENDED AND RESTATED 2021 LONG-TERM INCENTIVE PLAN	A-1
ANNEX B - EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES	B-1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary is not a complete description, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING

Time and Date:	9:00 a.m., Central Time, on Thursday, January 30, 2025

Website:	https://www.meetnow.global/MFPZJW9

Record Date:	November 25, 2024

Voting:	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the annual meeting

VOTING ITEMS

Item		Board Recommendation	Page Reference

1	Election of Eight Directors	For all nominees	18

2	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2025	For	23

3	Advisory Approval of the Company’s Executive Compensation	For	67

4	Advisory Approval on the Frequency of the Advisory Approval of the Company’s Executive Compensation	One Year	68

5	Approval of the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan	For	71

6	Management Proposal to Eliminate Certain Supermajority Voting Requirements	For	83

7	Shareholder Proposal to Eliminate All Supermajority Voting Requirements	Against	85

8	Shareholder Proposal Concerning Adoption of a Director Election Resignation Guideline	Against	88

Transact any other business that properly comes before the meeting.

BOARD OF DIRECTORS
The following table provides summary information about each director nominee as of November 13, 2024. At our annual meeting, shareholders will be asked to elect the eight director nominees listed in the table below for a one-year term expiring at the 2026 annual meeting. The Board of Directors unanimously recommends a vote FOR each nominee.

Name	Director Since	Occupation and Experience	Independent	Board Committees(1)
				AC	CGCC	EC	SFOC

William P. Stiritz	2012	Retired Executive and Chairman of the Board of Post Holdings, Inc.	No			✓	✓

Robert V. Vitale	2014	President & CEO, Post Holdings, Inc.	No			✓	✓

Dorothy M. Burwell	2020	Partner, FGS Global (UK) Ltd	Yes	✓

Gregory L. Curl	2012	President of Temasek Holdings	Yes		✓		✓

Thomas C. Erb	2021	Retired Executive	Yes				✓

David W. Kemper	2015	Executive Chairman, Commerce Bancshares, Inc.	Yes	✓

Jennifer Kuperman	2021	Chief Corporate Affairs Officer at Chime	Yes	✓

David P. Skarie	2012	Retired Executive	Yes		✓	✓

(1)	AC - Audit Committee; CGCC - Corporate Governance and Compensation Committee; EC - Executive Committee; SFOC - Strategy and Financial Oversight Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good governance, we are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025. The Board of Directors unanimously recommends a vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION
Our Board of Directors is asking that our shareholders vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of our compensation programs, but rather addresses our overall approach to the compensation of our named executive officers. Please read Compensation Discussion and Analysis beginning on page 25 and the executive compensation tables beginning on page 44 for additional details about our executive compensation programs. The Board of Directors unanimously recommends a vote FOR advisory approval of the compensation of our named executive officers.

FREQUENCY OF THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
Our Board is asking that our shareholders vote to approve, on an advisory (non-binding) basis, the frequency of the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. The Board of Directors unanimously recommends that our shareholders vote for a one-year interval for the advisory approval of executive compensation.

POST HOLDINGS, INC. AMENDED AND RESTATED 2021 LONG-TERM INCENTIVE PLAN
We are seeking shareholder approval of the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan, which will increase the number of shares authorized to fund awards under our long-term incentive compensation programs. The Board of Directors unanimously recommends a vote FOR this proposal because we believe that the ability to make equity awards to our executives, employees and directors is important to align their interests with those of our shareholders and to better attract, retain and incentivize key personnel.

MANAGEMENT PROPOSAL TO ELIMINATE CERTAIN SUPERMAJORITY VOTING REQUIREMENTS
In light of a shareholder proposal that we received, which asks that we take the steps necessary so that any voting requirement in our governing documents that calls for a greater than simple majority voting requirement be replaced by a simple majority voting standard, we conducted a thorough evaluation of the various instances in which our governing documents contain these “supermajority” voting requirements. After careful consideration, we believe it is in the best interests of the Company and our shareholders to eliminate all but three of the supermajority voting requirements in the Company’s governing documents. The Board of Directors unanimously recommends that our shareholders vote FOR this management proposal.

SHAREHOLDER PROPOSAL TO ELIMINATE ALL SUPERMAJORITY VOTING REQUIREMENTS
As mentioned in the proposal above, a shareholder intends to introduce a resolution requesting that our Board take the steps necessary so that any voting requirement in our governing documents that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority vote, in compliance with applicable laws. After careful consideration, we believe that it is in the best interests of the Company and our shareholders to eliminate most, but not all, of these “supermajority” voting requirements. To proactively address the concerns raised by the shareholder proposal, while protecting a limited set of supermajority voting requirements that we view as narrowly tailored and relating to fundamental elements of our corporate governance, we have put forth a management proposal on the same topic that would eliminate all but three of the supermajority voting requirements in the Company’s governing documents. The Board of Directors therefore unanimously recommends that our shareholders vote AGAINST this shareholder proposal.

SHAREHOLDER PROPOSAL CONCERNING ADOPTION OF A DIRECTOR ELECTION RESIGNATION GUIDELINE
We have been informed that a shareholder intends to introduce a resolution requesting that our Board adopt a new director election resignation governance guideline provision in the Company’s corporate governance guidelines to address those situations when one or more incumbent Board nominees fails to receive the required majority vote for re-election. Our Board does not believe this shareholder proposal is in the best interests of the Company or our shareholders as the Company already has a director resignation policy and the shareholder proposal violates the Company’s Amended and Restated Articles of Incorporation and improperly constrains the Board’s managerial authority and ability to properly exercise its fiduciary duties, as required by Missouri law. The Board of Directors unanimously recommends that our shareholders vote AGAINST this shareholder proposal.

PROXY AND VOTING INFORMATION
Why am I receiving these materials?
The Board of Directors (the “Board of Directors” or the “Board”) of Post Holdings, Inc. (“Post Holdings,” “Post,” the “Company” or “we”) is soliciting proxies for the 2025 annual meeting of shareholders. This proxy statement, the form of proxy and the Company’s 2024 annual report to shareholders will be available at www.envisionreports.com/POST beginning on December 9, 2024. On or about December 9, 2024, a Notice Regarding the Availability of Proxy Materials (the “Notice”) will be mailed to shareholders of record at the close of business on November 25, 2024, the record date for the 2025 annual meeting of shareholders. On the record date, there were 58,180,570 shares of our common stock outstanding.
How can I receive printed proxy materials?
We have elected to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering our costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials. On or about December 9, 2024, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report to shareholders online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.
Why is the Company holding a virtual annual meeting? How can I attend?
The Board of Directors, after careful consideration, has decided that the annual meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively online via a live audio-only webcast, in order to continue to provide expanded access, improved communication and cost savings for shareholders. We believe that hosting a virtual meeting will enable more shareholders to attend and participate in the meeting since shareholders can participate from any location around the world with Internet access. There will be no physical location for the annual meeting. You are entitled to participate in the annual meeting only if you were a shareholder as of the close of business on the record date, or if you hold a valid proxy for the annual meeting. The virtual annual meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.
If you are a shareholder, you can attend the annual meeting online, vote and submit your questions prior to and during the meeting by visiting https://www.meetnow.global/MFPZJW9. Please follow the login and registration instructions outlined below. You will need a 15-digit control number to participate in the annual meeting.
Anyone may enter the annual meeting as a guest in listen-only mode at https://www.meetnow.global/MFPZJW9, but only shareholders of record and beneficial owners of shares who have registered for the meeting may participate in the annual meeting.
The online meeting will begin promptly at 9:00 a.m., Central Time. We encourage you to access the meeting prior to the start time to provide ample time for logging in. Rules of conduct for the annual meeting will be posted on the annual meeting website at https://www.meetnow.global/MFPZJW9.
I am a shareholder of record. How do I register for the annual meeting?
If you are a shareholder of record (i.e., you hold your shares through the Company’s transfer agent, Computershare), then you do not need to register to attend the annual meeting virtually. To attend the meeting, please visit the annual meeting website at https://www.meetnow.global/MFPZJW9 to log in on the day of the meeting. To access the meeting, you will need to enter the 15-digit control number printed in the shaded bar on your proxy card or Notice.
I am a beneficial owner of shares. How do I register for the annual meeting?
If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as in a stock brokerage account or by a bank or other nominee), then you must register in advance in order to attend the annual meeting virtually. To register, you must submit a legal proxy that reflects your proof of proxy power. The legal proxy must reflect your Post Holdings, Inc. share holdings, along with your name. Please forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare either by email to legalproxy@computershare.com (forwarding the email from your broker, or attaching an image of your legal proxy) or by mail to Computershare, Post Holdings Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001.
Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on Monday, January 27, 2025. You will receive a confirmation of your registration by email (or by mail, if no email address is provided) after Computershare receives your registration materials. To attend the meeting, please visit the annual meeting website at https://www.meetnow.global/MFPZJW9 to log in on the day of the meeting. To access the meeting, you will need to enter the 15-digit control number provided in the confirmation sent by Computershare.
What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent a Notice or proxy materials directly to you.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in “street name.” Your broker, bank or other nominee who is considered the shareholder of record with respect to those shares has forwarded a Notice or proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following its instructions for voting by telephone or on the Internet.
What if I have trouble accessing the annual meeting virtually?
If you have difficulties logging into the annual meeting virtually, you can contact technical support at 888-724-2416 (locally) or 781-575-2748 (internationally) for technical assistance.
If there are any technical issues in convening or hosting the annual meeting, we will promptly post information to our investor events website, www.postholdings.com/investors/investor-events, including information on when the meeting will be reconvened.
What am I being asked to vote on at the meeting?
We are asking our shareholders to consider the following items:
1.the election of the eight nominees to our Board of Directors named in this proxy statement;
2.the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2025;
3.advisory approval of the Company’s executive compensation;
4.advisory approval on the frequency of the advisory approval of the Company’s executive compensation;
5.approval of the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan;
6.a management proposal to eliminate certain supermajority voting requirements;
7.a shareholder proposal to eliminate all supermajority voting requirements;
8.a shareholder proposal concerning adoption of a director election resignation guideline; and
9.any other business properly introduced at the annual meeting.
How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:
•shares registered directly in your name with our transfer agent, Computershare, for which you are considered the “shareholder of record”;
•shares held for you as the beneficial owner through a broker, bank or other nominee in “street name”; and
•shares credited to your account in the Post Holdings, Inc. Savings Investment Plan, the 8th Avenue Food & Provisions, Inc. 401(k) Plan and the BellRing Brands, Inc. 401(k) Plan.
How can I vote my shares?
You can vote by proxy or online at the virtual annual meeting. If you intend to vote at the virtual annual meeting, please refer to “Why is the Company holding a virtual annual meeting? How can I attend?” on page 3, “I am a shareholder of record. How do I register for the annual meeting?” on page 3 and “I am a beneficial owner of shares. How do I register for the annual meeting?” on page 3.
How do I vote by proxy?
 Pursuant to rules adopted by the SEC, we are providing you access to our proxy materials over the Internet. Accordingly, we are sending a Notice to our shareholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, including a printed proxy card, unless you request to receive these materials. The Notice will instruct you as to how you may access and review the proxy materials on the Internet on the website referred to in the Notice. The Notice also instructs you as to how you may vote on the Internet.
Registered Shares: If you are a shareholder of record, you may vote by telephone, Internet or mail. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the Notice or proxy card mailed to you.
•Voting by telephone: You can vote by calling 800-652-VOTE (8683) and following the instructions provided. Telephone voting is available 24 hours a day, 7 days a week.
•Voting by Internet: You can vote via the Internet by accessing www.envisionreports.com/POST and following the instructions provided. Internet voting is available 24 hours a day, 7 days a week.
•Voting by mail: If you choose to vote by mail (if you request printed copies of the proxy materials by mail), simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
Street Name Shares: If you hold shares through a broker, bank or other nominee, you will receive materials from that person explaining how to vote.
If you submit your proxy using any of these methods, Matthew J. Mainer or Diedre J. Gray, who have been appointed by our Board of Directors as the proxies for our shareholders for this meeting, will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the nominees to our Board of Directors, for one year, two years or three years for the frequency of the advisory approval of the Company’s executive compensation and for or against any other proposals properly introduced at the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendations of our Board of Directors, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted:
•“FOR” the election of the eight nominees to our Board of Directors;
•“FOR” ratification of the appointment of our independent registered public accounting firm;
•“FOR” the proposal regarding advisory approval of the Company’s executive compensation;
•“ONE YEAR” for the proposal regarding advisory approval on the frequency of the advisory approval of the Company’s executive compensation;
•“FOR” the approval of the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan;
•“FOR” the management proposal to eliminate certain supermajority voting requirements;
•“AGAINST” the shareholder proposal to eliminate all supermajority voting requirements; and
•“AGAINST” the shareholder proposal concerning adoption of a director election resignation guideline.
If any other matter is presented at the meeting, your proxy will authorize Matthew J. Mainer or Diedre J. Gray to vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters to be considered at the annual meeting other than those referenced in this proxy statement.
How can I authorize someone else to attend the annual meeting or vote for me?
Shareholders of Record: Shareholders of record can authorize someone other than the individual(s) named on the proxy card or Notice to attend the virtual meeting or vote on their behalf by crossing out the individual(s) named on the proxy card or Notice and inserting the name, address and email address of the individual being authorized. Request registration of an authorized representative for the annual meeting by forwarding an image of your updated proxy card or Notice to Computershare either by email to legalproxy@computershare.com or by mail to Computershare, Post Holdings Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001.
Beneficial Owners of Shares: Beneficial owners of shares can authorize someone other than the individual(s) named on the legal proxy obtained from their brokers or banks to attend the virtual meeting or vote on their behalf by providing a written authorization to the individual being authorized along with a legal proxy. Contact information for the authorized individual, including name, address and email address, is required for registration of the authorized representative. Requests for registration of an authorized representative for the annual meeting, along with the contact information specified above and an image of your legal proxy, should be directed to Computershare either by email to legalproxy@computershare.com or by mail to Computershare, Post Holdings Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001.
Requests for registration of an authorized representative must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on Monday, January 27, 2025.

How can I change or revoke my proxy?
Shareholders of Record: You may change or revoke your proxy by voting again on the Internet or by telephone after submitting your original vote, by submitting a written notice of revocation to Post Holdings, Inc., c/o Corporate Secretary, 2503 S. Hanley Road, St. Louis, Missouri 63144 before the annual meeting, by requesting and returning a proxy card by mail with a later date or by attending the virtual annual meeting and voting online. For all methods of voting, the last vote cast will supersede all previous votes.
Beneficial Owners of Shares: You may change or revoke your voting instructions by following the specific directions provided to you by your broker, bank or other nominee.
How do I vote in person?
You will not be able to vote in person at the annual meeting as the annual meeting will be exclusively virtual this year. However, you will be able to vote online at the virtual annual meeting. See “How can I vote my shares?” on page 4.
If I hold shares in street name, how can I vote my shares?
You can submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this by telephone, over the Internet or by mail. Please refer to the materials you receive from your broker, bank or other nominee.
How do I vote my shares in the Post Holdings, Inc. Savings Investment Plan, the 8th Avenue Food & Provisions, Inc. 401(k) Plan or the BellRing Brands, Inc. 401(k) Plan?
If you are both a shareholder of Post and a participant in the Post Holdings, Inc. Savings Investment Plan, the 8th Avenue Food & Provisions, Inc. 401(k) Plan or the BellRing Brands, Inc. 401(k) Plan, you will receive a single Notice or proxy card that covers shares of our common stock credited to your plan account as well as shares of record registered in exactly the same name. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate Notices or proxy cards for individual and plan holdings. If you own shares through one of these plans and you do not return your proxy by 11:59 p.m., Eastern Time, on January 27, 2025, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the applicable plan. The trustee also will vote unallocated shares of our common stock held in the applicable plan in direct proportion to the voting of allocated shares in the applicable plan for which voting instructions have been received unless doing so would be inconsistent with the trustee’s duties.
Is my vote confidential?
Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include a contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us and when a shareholder includes written comments on a proxy card or other voting materials.
What “quorum” is required for the annual meeting?
In order to have a valid shareholder vote, a quorum must exist at the annual meeting. For us, a quorum exists when a majority of the outstanding shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, provided that in no event shall a quorum consist of less than a majority of the outstanding shares entitled to vote. Broker non-votes, as defined below, will be considered to be represented at the annual meeting for purposes of determining a quorum.

What vote is required?
If a quorum is present, a majority of the shares represented at the annual meeting virtually or by proxy and entitled to vote on the applicable matter is necessary to approve each of the following proposals:

Item	Matter	Voting Options
1	Election of Eight Directors	FOR AGAINST ABSTAIN
2	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2025
3	Advisory Approval of the Company’s Executive Compensation
5	Approval of the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan
6	Management Proposal to Eliminate Certain Supermajority Voting Requirements
7	Shareholder Proposal to Eliminate All Supermajority Voting Requirements
8	Shareholder Proposal Concerning Adoption of a Director Election Resignation Guideline
4	Advisory Approval on the Frequency of the Advisory Approval of the Company’s Executive Compensation(1)	1 YEAR 2 YEARS 3 YEARS ABSTAIN
((1) If no frequency vote receives a majority, then the Board of Directors will consider the frequency vote receiving the greatest number of votes as the frequency recommended by the shareholders.
What are the effects of abstentions and broker non-votes?
For purposes of determining whether a nominee has been elected or a matter has been approved, a vote of “abstain” will be considered to be represented and entitled to vote as to that particular nominee or other matter and will thus have the same effect as a vote “against” such nominee or other matter.
If a broker, bank or other nominee indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.”
Under the rules of the New York Stock Exchange (the “NYSE”), if a beneficial owner of shares has not instructed its broker, bank or other nominee to vote on the proposals, the broker may only vote on “routine” matters. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proxy Item No. 2) is a routine matter. Accordingly, we expect that your broker, bank or other nominee will have discretionary authority to vote your shares at the annual meeting on Proxy Item No. 2 and, therefore, we do not expect that there will be any broker non-votes with regard to this proposal.
Brokers are not entitled to vote on non-routine matters. We expect that all of the other proposals (Proxy Item No. 1 and Proxy Item Nos. 3 through 8) will be treated as non-routine matters such that a broker, bank or other nominee will not have discretionary authority to vote on these proposals without receiving voting instructions from the beneficial owner. Accordingly, broker non-votes are not expected to have any effect on the voting results of these matters.
We encourage you to provide voting instructions on the voting instruction form provided by your broker, bank and/or other nominee if your shares are held in “street name,” in each case by carefully following the instructions provided, so that all of your shares are voted on each matter.
Is any other business expected at the annual meeting?
The Board of Directors does not intend to present any business at the annual meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the annual meeting, including any shareholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxies will act on such matter in their discretion.
What happens if the annual meeting is adjourned or postponed?
If the annual meeting is adjourned or postponed, your proxy will still be valid and may be voted at the adjourned or postponed meeting.

How can I ask questions pertinent to annual meeting matters?
Shareholders may submit questions either before the annual meeting (from Tuesday, January 7, 2025 at 7:00 a.m., Central Time, until Thursday, January 23, 2025 at 4:00 p.m., Central Time) or during the annual meeting. If you wish to submit a question either before or during the annual meeting, please log into https://www.meetnow.global/MFPZJW9, enter your 15-digit control number and follow the instructions to submit a question. Questions pertinent to meeting matters will be answered during the meeting after voting is completed, subject to time constraints. Questions or comments that relate to proposals that are not properly before the annual meeting, relate to matters that are not proper subject for action by shareholders, are irrelevant to the Company’s business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another shareholder or are not otherwise suitable for the conduct of the annual meeting as determined in the sole discretion of the Company will not be answered. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered.
Where can I find the voting results?
We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file with the SEC on or before February 5, 2025. You also can go to our website at www.postholdings.com to access the Form 8-K. Information on our website does not constitute part of (and shall not be deemed incorporated by reference in) this proxy statement or any other document we file with the SEC.

CORPORATE GOVERNANCE
Overview
We are dedicated to creating long-term shareholder value. It is our policy to conduct our business with integrity and an unrelenting passion for providing value to our customers and consumers. All of our corporate governance materials, including our corporate governance guidelines, our code of conduct for directors, officers and employees, our Audit Committee charter and our Corporate Governance and Compensation Committee charter, are published under the Governance section within the Sustainability portion of our website at www.postholdings.com. Information on our website does not constitute part of (and shall not be deemed incorporated by reference in) this proxy statement or any other document we file with the SEC. Our Board of Directors regularly reviews these materials, Missouri law, the rules and listing standards of the NYSE and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies our corporate governance materials as warranted.
Director Independence and Role of the Independent Lead Director
Our Board of Directors follows the categorical independence standards based on the NYSE listing standards and the SEC rules and regulations as described in our corporate governance guidelines. Our Board has determined, in its judgment, that all of our non-employee directors, except for Mr. Stiritz, our Chairman of the Board, are independent directors as defined in the NYSE listing standards and the SEC rules and regulations.
Our corporate governance guidelines provide that if the Chairman of the Board is not an independent director, then the Board will designate an independent director to serve as our independent Lead Director; provided, however, that if the Board does not designate anyone to serve as Lead Director, then the chairperson of our Corporate Governance and Compensation Committee will serve as our independent Lead Director. Our Lead Director has a number of important responsibilities, including (i) working with the Chief Executive Officer to develop Board and committee agendas, (ii) coordinating and chairing executive sessions of the Board’s independent directors and (iii) working with the Corporate Governance and Compensation Committee to evaluate the size of the Board and each committee thereof, to determine specific skills, experiences and characteristics that should be represented on the Board, to identify candidates for nomination to the Board and to select members for appointment to the various Board committees. Mr. Grote currently serves as our Lead Director and plays an active role in the Company. Mr. Grote has informed us that he will be retiring from the Board, effective January 30, 2025, and so the Board will designate another independent Lead Director or, in the absence of such designation, the new chairperson of our Corporate Governance and Compensation Committee will serve as our new independent Lead Director. Our Lead Director serves as an independent liaison between the Chairman of the Board, the Chief Executive Officer, the other members of our Board and management of our Company. Our Lead Director also is available to, and may consult and directly communicate with, shareholders and other key constituents, as appropriate. Our Lead Director has extensive knowledge about Post’s strategic objectives, the industry in which Post operates and the areas of strategic importance to Post. Our Chief Executive Officer confers regularly with our Lead Director on a variety of topics, including updates on the Company’s business, merger and acquisition opportunities and other strategic matters. Our Lead Director also consults regularly with the Company’s independent compensation consultant, Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”), and works closely with Aon to develop proposals for the design of our executive compensation programs, which are then reviewed by our Corporate Governance and Compensation Committee.
The independent members of the Board of Directors have the opportunity to meet regularly in executive sessions without the presence of management. These sessions are normally held following or in conjunction with regular Board and committee meetings. The independent Lead Director or, in the event the independent Lead Director is unavailable, another Board appointed non-management director acts as the presiding director during an executive session of the Board, and the chairman of the committee then in session acts as the chairman during an executive session of that committee.
Code of Conduct
We have adopted a code of conduct applicable to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which sets forth our expectations for the conduct of business. The code of conduct is available under the Governance section within the Sustainability portion of our website at www.postholdings.com. In the event we amend the code of conduct or waivers of compliance are granted and it is determined that such amendments or waivers are subject to the disclosure provisions of Item 5.05 of Form 8-K, we intend to satisfy such disclosure obligations by posting such information on our website at www.postholdings.com.

Conflicts of Interest
Pursuant to our code of conduct, each director and officer has an obligation not to engage in any transaction that could be deemed a conflict of interest.
The Corporate Governance and Compensation Committee is responsible for approving and ratifying transactions in which one or more directors or executive officers may have an interest. The Committee reviews the material facts of all interested party transactions that require the Committee’s approval and either approves or disapproves of the entry into the interested party transaction. In the event management, in the normal course of reviewing our records, determines an interested party transaction exists which was not approved by the Committee, management will present the transaction to the Committee for consideration.
No director may participate in the approval of an interested party transaction for which he or she is a related party. If an interested party transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party.
Policy on Hedging and Pledging Company Stock
We have a policy that prohibits directors and executive officers from engaging in derivative or hedging transactions in the Company’s securities and prohibits pledging of shares of the Company’s securities by directors and executive officers. Specifically, the policy prohibits directors and executive officers from (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars or exchange funds) and (ii) pledging, hypothecating or otherwise encumbering shares of the Company’s common stock or other equity securities as collateral for indebtedness, including holding such shares in a margin account. Pursuant to the terms of the policy, directors and executive officers are afforded a reasonable opportunity to unwind or otherwise terminate any transaction existing as of the time such director or executive officer became subject to the policy that would otherwise violate the policy.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and/or other disposition of the Company’s securities by the Company’s directors, officers and employees, which we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and the applicable exchange listing standards. In addition, with regard to trading in our own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.
Structure of the Board of Directors
The Board of Directors is currently comprised of ten members. Mr. Grote and Ms. Harshman, current members of the Board of Directors, have informed us that they will be retiring from the Board of Directors, effective January 30, 2025. Upon their retirement, the Board of Directors will be comprised of eight directors.
Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that all of the directors elected at an annual meeting of shareholders shall hold office for a term that expires at the next annual meeting of shareholders. The size of the Board of Directors can be changed by a vote of its members; however, no reduction in the number of directors shall affect the term of office of any incumbent director. Vacancies on the Board of Directors may be filled by a majority vote of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board of Directors, serves until the next annual meeting of shareholders, at which time he or she may stand for election if nominated by the full Board of Directors.

Board Meetings and Committees
The Board of Directors has the following four committees: Audit; Corporate Governance and Compensation; Executive; and Strategy and Financial Oversight. The table below contains information concerning the membership of each of the committees and the number of times the Board of Directors and each committee met during fiscal year 2024. During fiscal year 2024, each director attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he or she served. Because our annual meeting of shareholders is purely routine in nature, our corporate governance guidelines do not require our directors to attend the annual meeting of shareholders, and accordingly, two directors attended the 2024 annual meeting of shareholders. The table below sets forth the members of the Board of Directors and each committee as of November 13, 2024. Effective January 30, 2025, Mr. Grote and Ms. Harshman will retire from the Board and all committees on which they currently serve.

Director	Board	Audit	Corporate Governance and Compensation	Executive	Strategy and Financial Oversight
William P. Stiritz	Δ			Δ	Δ
Robert V. Vitale	•			•	•
Dorothy M. Burwell	•	•
Gregory L. Curl	•		•		•
Thomas C. Erb	•				•
Robert E. Grote	•		Δ
Ellen F. Harshman	•	•
David W. Kemper	•	Δ
Jennifer Kuperman	•	•
David P. Skarie	•		•	•
Meetings held in fiscal year 2024	6	4	6	0	4

Δ	–	Chair	•	–	Member

Audit Committee
The Audit Committee’s primary responsibilities are to monitor and oversee (a) the quality and integrity of our financial statements and financial reporting, (b) the independence and qualifications of our independent registered public accounting firm, (c) the performance of our internal audit function and independent registered public accounting firm, (d) our systems of internal accounting, financial controls and disclosure controls and (e) compliance with legal and regulatory requirements, codes of conduct and ethics programs.
The Board of Directors has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available under the Governance section within the Sustainability portion of our website at www.postholdings.com. The Board of Directors also has determined, in its judgment, that Mr. Kemper, the chair of our Audit Committee, qualifies as an “audit committee financial expert” as defined by SEC rules and that each member of the Audit Committee is “financially literate” as defined in the NYSE listing standards. Our corporate governance guidelines and Audit Committee charter provide that no Audit Committee member may serve on more than two other public company audit committees absent a judgment by the Board of Directors that such simultaneous service would not impair the ability of that director to effectively serve on our Audit Committee. The Board of Directors has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found on page 24 of this proxy statement.

Corporate Governance and Compensation Committee
The Corporate Governance and Compensation Committee (a) determines the compensation level of our Section 16 officers, (b) reviews management’s Compensation Discussion and Analysis relating to our executive compensation programs and approves the inclusion of the same in our proxy statement and/or annual report to shareholders, (c) issues a report confirming the Committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our proxy statement and/or annual report to shareholders, (d) administers and makes recommendations with respect to director compensation, incentive compensation plans and stock-based plans and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees. The Corporate Governance and Compensation Committee also (i) reviews and revises, as necessary, our corporate governance guidelines, (ii) considers and evaluates transactions between the Company and any director, officer or affiliate of the Company and (iii) identifies individuals qualified to become members of our Board of Directors. The Committee has the authority to delegate any of its responsibilities to subcommittees as it deems appropriate, provided that any such subcommittees are composed entirely of independent directors.
The Board of Directors has determined, in its judgment, that the Corporate Governance and Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Committee operates under a written charter, adopted by the Board of Directors, which is available under the Governance section within the Sustainability portion of our website at www.postholdings.com. The report of the Corporate Governance and Compensation Committee can be found on page 66 of this proxy statement.
Executive Committee
The Executive Committee may exercise all Board authority in the intervals between Board meetings, to the extent such authority is in compliance with our corporate governance guidelines and does not infringe upon the duties and responsibilities of other Board committees.
Strategy and Financial Oversight Committee
The Strategy and Financial Oversight Committee periodically reviews financial and strategic matters with management in order to assist the Board of Directors in exercising its responsibilities regarding the financial condition, objectives and strategy of the Company.
Nomination Process for Election of Directors
The Corporate Governance and Compensation Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The Committee may, from time to time, initiate a search for a new candidate, seeking input from our Chairman of the Board and from other directors. The Committee may retain an executive search firm to identify potential candidates. All candidates must meet the requirements specified in our Amended and Restated Bylaws and our corporate governance guidelines. Candidates who meet those requirements and otherwise qualify for membership on our Board of Directors are identified, and the Committee initiates contact with preferred candidates. The Committee regularly reports to the Board of Directors on the progress of the Committee’s efforts. The Committee meets to consider and approve final candidates who are then presented to the Board of Directors for consideration and approval. Our Chairman or the chairman of the Committee may extend an invitation to join the Board of Directors.
The Committee relies primarily on recommendations from management and members of the Board of Directors to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Such suggestions and the nominee’s consent to being nominated, together with appropriate biographical information (including principal occupation for the previous five years and business and residential addresses) and other relevant information, as outlined in our Amended and Restated Bylaws, should be submitted in writing to our corporate secretary. Shareholders wishing to suggest a candidate for director nomination for the 2026 annual meeting of shareholders should mail their suggestions to our principal executive offices at Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attn: Corporate Secretary. Suggestions must be received by the corporate secretary no later than November 1, 2025. Please also see the section Other Matters – Shareholder Director Nominations and Proposals for the 2026 Annual Meeting on page 91 for information regarding the more formal nomination process.
Other Board Service
Our corporate governance guidelines do not prohibit our directors from serving on boards or committees of other organizations, except that no Audit Committee member may serve on more than two other public company audit committees absent a judgment by the Board of Directors that such simultaneous service would not impair the ability of that director to effectively serve on our Audit Committee. Our corporate governance guidelines provide, however, that each of our directors is expected to ensure that other commitments do not interfere with the director’s discharge of his or her duties.

Mr. Vitale is our President and Chief Executive Officer and serves as a member of our Board of Directors, as well as on the board of directors of the publicly-traded company Energizer Holdings, Inc. and as executive chairman of the publicly-traded company BellRing Brands, Inc. (“BellRing”). We believe that Mr. Vitale has the capacity to serve in these various roles. BellRing is a former subsidiary of ours that manufactures products in the global convenient nutrition category and historically comprised Post’s active nutrition business. Post spun off BellRing on March 10, 2022 through a distribution of approximately 78.1 million (or approximately 80.1%) of our shares of BellRing common stock to our shareholders (the “BellRing Spin-off”), and subsequently divested our remaining shares of BellRing common stock; consequently, since November 25, 2022, we no longer hold any shares of BellRing common stock. Mr. Vitale became executive chairman of BellRing shortly before its October 2019 initial public offering (the “BellRing IPO”). Serving as executive chairman of BellRing is the formalization of the oversight role in which Mr. Vitale previously served for Post’s historical active nutrition business prior to the BellRing IPO. Mr. Vitale’s involvement with BellRing is the same as it was prior to the BellRing IPO, but with a formal title due to the separation of the two companies, and Mr. Vitale has not spent, and we do not expect Mr. Vitale to spend, a materially different amount of time dedicated to BellRing as he spent prior to either the BellRing IPO or the BellRing Spin-off. Since he began serving as BellRing’s executive chairman in 2019, Mr. Vitale’s service has not impacted the discharge of any of his duties at Post. In addition, BellRing has an independent lead director who undertakes many of the traditional responsibilities that are typically fulfilled by the chairperson of a board of directors. Therefore, our Board of Directors does not believe that Mr. Vitale’s other board commitments have interfered or will interfere with Mr. Vitale’s discharge of his duties as our President and Chief Executive Officer and as a member of our Board of Directors.
Role of the Board in Risk Oversight
Although management is responsible for the day-to-day management of risk, the Board of Directors, directly and through its committees, is responsible for the oversight of risk. The Board’s standing committees assist the Board in risk oversight, and the Board has delegated to certain committees oversight responsibilities for those risks that are directly related to their areas of focus, as set forth below:
•The Audit Committee discusses policies with respect to risk assessment and risk management. The Audit Committee also reviews information concerning environmental, legal, regulatory and other matters that may represent material financial exposure or material risk to the Company and the appropriate management thereof. Further, the Audit Committee is responsible for risk oversight regarding our information technology (“IT”) and cybersecurity systems and practices.
•The Corporate Governance and Compensation Committee is responsible for overseeing risks arising from or in connection with our corporate governance and our compensation policies and practices and regularly consults with outside advisors in developing such policies and practices (including Aon, which provides an annual trends report regarding such policies and practices). We do not believe our compensation policies and practices encourage excessive or unnecessary risk-taking as their design encourages employees to remain focused on both short- and long-term financial and operational goals.
•The Strategy and Financial Oversight Committee is responsible for overseeing risks related to our financial condition, objectives and strategies. At each meeting, the Strategy and Financial Oversight Committee assesses such risks faced by our Company and categorizes them based on, among other factors, the immediacy of each risk and how each should be addressed.
The Board and its committees regularly review and discuss with management the risks inherent in the operation of our business and applicable risk mitigation efforts. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board at regularly scheduled meetings.
For instance, management is responsible for identifying, implementing and evaluating the adequacy of the Company’s disclosure controls and procedures in a manner that captures and discloses information about the Company’s material risks in a timely and effective manner. The Audit Committee reviews management’s assessment of disclosure controls and procedures at each quarterly Audit Committee meeting (which all non-Audit Committee members are invited to, and generally do, attend as non-voting members), during which:
•the Chief Financial Officer and the Chief Accounting Officer present the financial results and any new disclosures concerning emerging /continuing risks to the Company;
•the Vice President of Internal Audit presents the results of on-going internal control testing and how emerging risks are being evaluated and mitigated; and
•the independent auditor presents the results of quarterly reviews and annual audits.

The Audit Committee also receives updates from other members of management at its meetings, including updates from:
•the Chief Compliance Officer (who also serves as the Senior Vice President of Human Resources and reports directly to the Executive Vice President, General Counsel and Chief Administrative Officer), who presents at least semi-annually (and provides a written report quarterly) to the Audit Committee on our compliance program, including related events, trends, employee trainings and legislative updates;
•the Vice President of Food Safety and Environmental Health, who presents at least semi-annually (and provides a written report quarterly) to the Audit Committee on food safety (which the Board has deemed to be a critical risk area for the Company) and people safety; and
•the Chief Information Officer and the Chief Information Security Officer, who present at least semi-annually (and provide a written report quarterly) to the Audit Committee on cybersecurity incidents, emerging threats and trends.
In addition to the regular updates provided at the Audit Committee meetings, key members of management, including the Chief Compliance Officer, the Vice President of Internal Audit and the Vice President of Food Safety, are provided with a direct line of access to the chairman of the Audit Committee.
Board Leadership Structure
Our current Board leadership structure consists of:
•separate Chairman of the Board and Chief Executive Officer roles;
•an independent Lead Director;
•all non-management directors except for the Chief Executive Officer;
•independent Audit and Corporate Governance and Compensation Committees; and
•governance practices that promote independent leadership and oversight.
 Separate Chairman and Chief Executive Officer
We do not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that it should maintain flexibility to select our chairperson and Board leadership structure from time to time. William P. Stiritz serves as our non-executive Chairman of the Board, and Robert V. Vitale serves as our Chief Executive Officer. Mr. Vitale also is a member of the Board. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is optimal at this time because it allows Mr. Vitale to focus on operating and managing our Company, while Mr. Stiritz can focus on leading our Board. In addition, an independent director serves as Lead Director. As described below, we believe our governance practices ensure that skilled and experienced independent directors provide independent guidance and leadership.
When determining the leadership structure that will allow the Board of Directors to effectively carry out its responsibilities and best represent our shareholders’ interests, the Board considers various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.
Independent Lead Director and Independent Directors
Pursuant to our corporate governance guidelines, if the Chairman of the Board is not an independent director, then the Board will designate an independent director to serve as our independent Lead Director; provided, however, that if the Board does not designate anyone to serve as Lead Director, then the chairperson of the Corporate Governance and Compensation Committee will serve as our independent Lead Director. Mr. Grote currently serves as our independent Lead Director; however, Mr. Grote has informed us that he will be retiring from the Board, effective January 30, 2025, and so the Board will designate another independent Lead Director or, in the absence of such designation, the new chairperson of the Corporate Governance and Compensation Committee will serve as our new independent Lead Director. The Lead Director’s duties are described above under “Director Independence and Role of the Independent Lead Director.”
In addition to the Lead Director, the Board has a majority of independent directors. The Audit Committee and Corporate Governance and Compensation Committee are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the Chief Executive Officer. Our independent directors have the opportunity to meet in executive session at the conclusion of each of our Board of Directors meetings.

Director Evaluations
On an annual basis, the Corporate Governance and Compensation Committee is expected to conduct an evaluation of the Board of Directors and the functioning of the committees of the Board. In addition to this evaluation, and as a part of this process, the Board and each committee conducts a self-assessment. The Corporate Governance and Compensation Committee reviews the results of these self-assessments, shares the same with the Board and each committee, as appropriate, and makes any advisable recommendations based on this feedback.
Policy on Director Diversity
Although the Corporate Governance and Compensation Committee does not have a written policy regarding diversity in identifying new director candidates or who should be included in the initial pool of candidates when selecting new director candidates, the Committee takes diversity into account in looking for the best available candidates to serve on the Board of Directors. The Committee believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board of Directors’ deliberations and enables the Board of Directors to better represent all of our constituents, including our diverse consumer base and workforce. Accordingly, the Committee seeks out highly qualified candidates with diverse backgrounds, skills and experiences. The Committee looks to establish diversity on the Board of Directors through a number of demographics, experience (including operational experience), skills and viewpoints. The Committee also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. These considerations have been important factors in recent additions to the Board of Directors: three of our current directors are women, Ms. Burwell, Ms. Harshman and Ms. Kuperman, and Ms. Burwell is African-American.
Ms. Harshman recently informed us that she will be retiring from the Board of Directors, effective January 30, 2025. Given that Ms. Harshman’s notice of retirement was received shortly before our annual meeting of shareholders, the Board needs time to thoughtfully consider potential candidates before adding new members to the Board. Nonetheless, the Board intends to appoint another female to the Board by the next annual meeting of shareholders or as soon as reasonably practicable.
Communication with the Board
Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group may do so by writing to the individual director or group, c/o Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attn: Corporate Secretary. The Board of Directors has directed our corporate secretary to forward shareholder communications to our Chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use her discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive or was addressed previously in some manner; and other correspondence unrelated to the Board of Directors’ corporate governance and oversight responsibilities.
Environmental Sustainability and Social Matters
We believe that integrating environmental sustainability and social (“E&S”) considerations is key to creating long-term value for our shareholders and other stakeholders. Our Board of Directors is responsible for overseeing matters relating to our E&S practices and initiatives, and our Audit Committee is responsible for reviewing information concerning matters that may represent material risk and the appropriate management thereof. Our Board of Directors also is responsible for reviewing our annual reports about E&S matters and considering significant E&S trends that may impact our Company. To assist our Board of Directors in overseeing our E&S practices and initiatives, we have two groups of key internal stakeholders: (i) the E&S Steering Committee that is comprised of senior leaders from across our Company, the mission of which is to steer our E&S direction by leading the development of our E&S strategy and recommending goals, policies, practices and disclosures that align with such strategy and (ii) the E&S Operations Council comprised of technical influencers from each of our businesses, the mission of which is to implement our E&S strategy by providing operational perspectives, aligning on technical elements of implementing our E&S program, sharing best practices and technical expertise between our businesses and ensuring an effective flow of E&S information throughout our Company. Our E&S program currently centers around four strategic pillars (with specific focus areas within each pillar): (i) sourcing (supplier E&S practices, commodity traceability, Scope 3 greenhouse gas (“GHG”) emissions and animal welfare are the focus areas), (ii) operations (environment, health, safety and sustainability data and key performance indicators, energy and climate and environmental stewardship are the focus areas), (iii) products (food quality and safety, sustainable packaging, product footprinting and responsible marketing are the focus areas) and (iv) social (diversity, equity and inclusion, talent management and community engagement are the focus areas).

Environmental Sustainability
In fiscal year 2021, we launched a detailed and thoughtful process to establish enterprise-wide, concrete, measurable sustainability goals. The process was spearheaded by the E&S Steering Committee, with oversight from the Board of Directors and significant input from the E&S Operations Council. Based on the results of this process and maturation of our program, we maintain enterprise-wide sustainability goals related to GHG emissions, deforestation, water, waste, sustainable packaging and animal welfare, each of which remain priority focus areas for our sustainability program. We review progress against goals on an annual basis, including reduction of our Scope 1, Scope 2 and Scope 3 GHG emissions. We also conduct annual assessments of our operational sites and our global ingredient suppliers’ locations related to climate scenarios, water stress, biodiversity and deforestation. Our Global Environment, Health, Safety and Sustainability (EHS&S) Policy, updated in October 2023, is implemented by each of our operational sites using a proprietary EHS&S management system with processes to manage our environmental responsibilities (compliance), while improving our overall manufacturing operations (sustainability). All of our sites are assessed annually, using a comprehensive process developed to align with national and international standards (including ANSI/ASSP Z10.0, ISO 14001 and ISO 45001), to continuously improve and move beyond compliance to a culture of environmental stewardship.
We remain committed to being transparent around our programs and practices that impact E&S, including aligning disclosures with leading standards and frameworks such as the Global Reporting Initiative (GRI), the Sustainable Accounting Standards Board (SASB) and the International Sustainability Standards Board (ISSB), including the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD). We provide detailed public responses to the CDP’s (formerly the Carbon Disclosure Project) annual climate change questionnaire, which responses include detailed quantitative metrics relating to our global environmental impact, such as data covering Scope 1, Scope 2 and Scope 3 GHG emissions and climate-related scenario assessments. We have been building capacity since fiscal year 2022 to prepare for emerging assurance requirements related to non-financial disclosures, including engaging with our internal audit team and an external audit firm to assess our assurance readiness. For example, both our internal audit team and the external audit firm reviewed our 2023 Environmental, Social and Governance Report to identify improvement opportunities. In fiscal year 2024, we continued to update and enhance our corporate sustainability website to increase the transparency, frequency and accessibility of E&S information, including by publishing a regular sustainability newsletter and providing multiple years of E&S data. Further, our E&S Steering Committee will publish our annual Sustainability Report in December 2024, which will be available on our website at www.postholdings.com/home/sustainability/reports-and-disclosures.
Information on our and our subsidiaries’ websites, including in our annual reports about E&S matters, does not constitute part of (and shall not be deemed incorporated by reference into) this proxy statement or any other document we file with the SEC.
Empowering People
Inclusion and Belonging
We are committed to building an inclusive culture throughout our organization. Our All In @Post Council, which has representation from our holding company and each of our businesses, primarily (i) helps guide our organization’s philosophy on inclusion, (ii) facilitates the sharing of ideas, which helps us identify opportunities to align, and the tracking of progress across, our businesses and (iii) helps establish and implement initiatives to promote inclusion and belonging.
Our Company’s initiatives around building and maintaining an inclusive culture include: (i) establishing a consistent foundation of training and knowledge to foster more inclusive work environments; (ii) forming and supporting employee resource groups within each of our businesses, which are open to all of the respective business’s employees; (iii) integrating inclusive business practices to eliminate bias in talent acquisition and management; (iv) issuing a biannual newsletter that highlights diversity and inclusion across our organization and (v) encouraging a “speak up” culture for employee-related matters through our employee speak up line.
Health and Safety
We are committed to maintaining a healthy and safe workplace for our employees. We adhere to a global environmental, health, safety and sustainability policy. We utilize a comprehensive safety and risk management system that incorporates rigorous safety standards and practices, employee and leadership training to ensure consistent implementation of our safety protocols and periodic internal and external audits to evaluate our compliance with such policies. Through regular communications between safety teams and leaders, we strive to continuously improve and update our safety protocols and practices. Our senior leadership team and our Board of Directors receive periodic updates regarding the performance of our safety and risk management system and our risk mitigation activities.

Empowering People in our Communities
We are passionate about making a difference in our communities and use our time, talent and resources to give back. We primarily direct our community involvement to charities and other initiatives that focus on food insecurity, hunger relief and education. We make substantial donations of food to food banks, community kitchens and community health organizations.
Information Technology and Cybersecurity Risk Oversight
We recognize the importance of protecting our information and our IT systems. With this in mind, we focus on IT and cybersecurity measures on both an enterprise-wide operational level, including at each of our businesses, and on an individual employee level. Accordingly, we have in place various methods and levels of IT and cybersecurity measures which are aimed at protecting our information and IT systems both internally and through our partners, vendors and suppliers to help secure long-term value for our shareholders and other stakeholders.
By way of example, these measures generally include the following:
•industry standard targeted controls to protect our environment, including antivirus, antimalware, multi-factor authentication, complex passwords, email security and firewalls to protect our assets and our ability to maintain operations;
•we use a number of technologies to help detect, identify and manage risks within our environments, including endpoint detect and response (EDR), security information and event management (SIEM) and vulnerability management;
•we have documented incident response processes that incorporate third party response retainers;
•we regularly assess our cybersecurity programs using external parties through cyber maturity assessments, penetration tests and other targeted controls assessments;
•our central systems are backed up and have associated disaster recovery plans;
•review of our critical third party technology providers’ data protection, systems and processes;
•we are a member of an information sharing and analysis center (ISAC) to help us understand sector specific challenges and contribute to the overall cybersecurity community; and
•our employees complete various training and awareness programs addressing cybersecurity and data privacy challenges we face in our industry.
Our Audit Committee is responsible for overseeing matters relating to our IT and cybersecurity practices and initiatives, and receives quarterly reports on cybersecurity matters. To further assist our Audit Committee, we also have designated specific roles who oversee cybersecurity for the Company.

ELECTION OF DIRECTORS
(Proxy Item No. 1)
The terms of each of our ten current directors will expire at the 2025 annual meeting of shareholders. However, two current members of our Board of Directors, Mr. Grote and Ms. Harshman, have informed us that they will be retiring from the Board of Directors, effective January 30, 2025, and will not stand for re-election. Mr. Grote has served as a member of the Board since February 3, 2012, when Post became a freestanding public company, and Ms. Harshman has served as a member of the Board since October 1, 2017. Mr. Grote’s and Ms. Harshman’s resignations were not a result of any disagreement with the Company. We thank Mr. Grote and Ms. Harshman for their service to the Company.
In accordance with our Amended and Restated Bylaws, our Board of Directors has fixed the number of directors constituting our Board of Directors at eight, effective as of January 30, 2025. Accordingly, our Board of Directors has nominated the following eight nominees for election for a one-year term that will expire at the 2026 annual meeting of shareholders:
•William P. Stiritz
•Dorothy M. Burwell
•Gregory L. Curl
•Thomas C. Erb
•David W. Kemper
•Jennifer Kuperman
•David P. Skarie
•Robert V. Vitale
The Board of Directors is not aware that any of the nominees will be unwilling or unable to serve as a director. Each nominee has consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes the persons named on the proxy card to vote for a replacement nominee if the Board of Directors names one. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.
Each nominee is currently a director. Messrs. Stiritz, Curl and Skarie were appointed to the Board effective February 3, 2012. Mr. Vitale was appointed to the Board effective November 1, 2014, Mr. Kemper was appointed to the Board effective September 1, 2015, Ms. Burwell was appointed to the Board effective July 1, 2020 and Mr. Erb and Ms. Kuperman were appointed to the Board effective May 4, 2021.
The persons named on the proxy card intend to vote the proxy representing your shares for the election of the foregoing nominees, unless you indicate on the proxy card contrary directions. If you deliver the proxy card without giving any direction, the persons named on the proxy card will vote the proxy representing your shares FOR the election of the nominees named on the proxy card.
The Board of Directors unanimously recommends a vote “FOR” each of these nominees.

Information about the Current Directors and Nominees for Election to the Board of Directors
Board Composition
We believe that our directors should possess the highest personal and professional integrity and values and be committed to representing the long-term interests of our shareholders. We further believe that the backgrounds and qualifications of our directors, considered as a group, should provide a blend of business experience and competence, and professional and personal abilities, that will allow the Board of Directors to fulfill its responsibilities. The Corporate Governance and Compensation Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications to maintain a Board with strong collective abilities.
To fulfill these objectives, the Board of Directors has determined that it is important to nominate directors with the skills and experiences set forth below, among others. The experiences, qualifications and skills that the Board considered in each director’s nomination are included in their individual biographies and in the matrix provided below.
•Leadership Experience.  We believe that directors with experience in significant leadership positions over an extended period generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.
•Financial or Accounting Acumen.  We believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure. In addition, accurate financial reporting and robust auditing are critical to our ongoing success.
•Industry Experience.  We seek directors with experience as executives or directors or in other leadership positions in industries relevant to our business, including consumer packaged goods, branded products, retail or consumer product manufacturing.
•Operational Experience.  We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping to develop, implement and assess our operating plan and business strategy. Operational experience includes experience in areas such as marketing, supply chain, sustainability and commodity management.
•Public Company Experience.  Directors with experience as executives or directors of other publicly-traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board and protection of our shareholders’ interests.
In addition, when evaluating the suitability of individuals for nomination, the Corporate Governance and Compensation Committee considers other appropriate factors, including whether the individual satisfies applicable independence requirements.
The following information is furnished with respect to each nominee for election as a director and each current director. The ages of the directors are as of December 31, 2024.

Board Matrix
The following matrix provides information regarding each nominee for election as a director and each current director, including certain types of experiences and skills that the Board of Directors has determined are important and certain diversity demographics. The matrix does not encompass all of the experiences and skills of our directors, and the fact that a particular experience or skill is not listed does not mean that a director does not possess it.

	Burwell	Curl	Erb	Grote	Harshman	Kemper	Kuperman	Skarie	Stiritz	Vitale
Experiences and Skills
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial or Accounting Acumen	✓	✓	✓			✓	✓	✓	✓	✓
Industry Experience						✓		✓	✓	✓
Operational Experience	✓			✓	✓	✓	✓	✓	✓	✓
Public Company Experience		✓		✓		✓	✓	✓	✓	✓
Race/Ethnicity
Black/African American	✓
Caucasian/White		✓	✓	✓	✓	✓	✓	✓	✓	✓
Other
Gender
Female	✓				✓		✓
Male		✓	✓	✓		✓		✓	✓	✓
Nominees for Election
WILLIAM P. STIRITZ has served as our Chairman of the Board of Directors since February 2012. Previously, Mr. Stiritz served as our Chief Executive Officer from February 2012 until November 2014 and served as our Executive Chairman from November 2014 until February 2016. Mr. Stiritz is a private equity investor and served as the chairman of the board of directors of Ralcorp Holdings, Inc. (“Ralcorp”) from 1994 until February 2012. Since prior to 2005, Mr. Stiritz has been a partner at Westgate Group LLC, a consumer-oriented private equity firm. Mr. Stiritz was chairman emeritus of the board of directors of Energizer Holdings, Inc., a publicly-traded manufacturer, marketer and distributor of primary batteries, portable lights and auto care appearance, performance, refrigerant and fragrance products, from January 2007 to May 2008 and chairman of the board of directors of Energizer Holdings, Inc. from 2000 to 2007. In addition, he served as a director of Vail Resorts, Inc., a publicly-traded global mountain resort operator, from 1997 to 2009. Mr. Stiritz has extensive managerial expertise, including as chairman of a number of public and private companies, and experience in financial operations, as well as diverse industry experience and expertise with large multinational corporations. Age 90.
DOROTHY M. BURWELL has served as a member of the Board of Directors since July 2020. Ms. Burwell joined The Finsbury Group Limited, now FGS Global (UK) Ltd (“FGS Global”), a global strategic communications consultancy part of WPP PLC (“WPP”), in 2008, and has been a partner at FGS Global since September 2015. Ms. Burwell has played an integral role in the firm’s diversity efforts, serving on its global diversity committee and as an executive sponsor for WPP’s inter-agency diversity steering group, which oversees diversity and inclusion initiatives across the United Kingdom (the “U.K.”). Prior to joining FGS Global, Ms. Burwell spent six years at Goldman Sachs, a multinational investment bank and financial services company, in the investment banking division as well as in the firmwide strategy group. Ms. Burwell serves on the board of directors of Pennon Group plc, a U.K. publicly-listed water utility company. Ms. Burwell also serves as a trustee for the London chapter of The Links, Incorporated, a nonprofit organization committed to strengthening disadvantaged Black communities in the United States and internationally. Ms. Burwell has expertise in stakeholder engagement, corporate transactions, capital markets communications and crisis management. Age 44.
GREGORY L. CURL has served as a member of the Board of Directors since February 2012. Mr. Curl has been President of Temasek Holdings, an investment company owned by the Singapore government, since September 2010, following a banking career of over 35 years. From 1997 until January 2010, he served as vice chairman of corporate development and chief risk officer at Bank of America Corporation, retiring from Bank of America Corporation in March 2010. Prior to that, Mr. Curl served in a number of senior executive capacities. In addition, Mr. Curl serves as vice chairman - Asia of Temasek International, an operating subsidiary of Temasek Holdings, as the chairman of the board of directors of Rivulis Irrigation Ltd., a wholly-owned subsidiary of Temasek Holdings that is a global manufacturer and provider of complete micro and drip irrigation systems and solutions, and as the chairman of the board of directors of its affiliate, Rivulis Pte Ltd. Mr. Curl also serves on the board of directors of CITIC Limited, one of China’s largest conglomerates focusing primarily on financial services, resources and energy, manufacturing, engineering contracting and real estate. Mr. Curl has over 35 years of experience and background in the financial services industry, particularly in mergers and acquisitions. Age 76.
THOMAS C. ERB has served as a member of the Board of Directors since May 2021. Mr. Erb is, and has been since January 2024, retired. Formerly, Mr. Erb was the Chairman Emeritus of Lewis Rice LLC (“Lewis Rice”), a St. Louis regional law firm with over 150 lawyers, from August 2020 until January 2024 and prior thereto served as Chairman of Lewis Rice from May 2012 until August 2020. Mr. Erb spent his entire forty-plus year legal career with Lewis Rice. Mr. Erb has served as an advisory director of the CIC Group, a privately held construction company, since 2015, and previously served on the board of directors of the United Way of Greater St. Louis, a privately-funded charitable organization, from 2012 to 2020. Mr. Erb has two years of public accounting experience. Mr. Erb has expertise and background in legal affairs, human resources, employee relations, strategic planning, management and finance. Age 71.
DAVID W. KEMPER has served as a member of the Board of Directors since September 2015. Mr. Kemper became Executive Chairman of Commerce Bancshares, Inc., a publicly-traded bank holding company, in August 2018, after serving as its chairman and chief executive officer since 1991. Mr. Kemper is a director of Tower Properties Company, a property management company, and Enterprise Holdings, Inc., a private holding company of car rental companies. Mr. Kemper previously served as president of the Federal Advisory Council to the Federal Reserve. Mr. Kemper also previously served on the board of directors of Ralcorp from 1994 to 2013. Mr. Kemper has extensive managerial expertise, including as a chief executive officer, experience in financial operations and expertise with large corporations. Age 74.
JENNIFER KUPERMAN has served as a member of the Board of Directors since May 2021. Ms. Kuperman is currently the Chief Corporate Affairs Officer at Chime, a financial technology company. Previously, Ms. Kuperman was the senior vice president of corporate affairs at Chime from September 2022 to January 2024. Prior to that, Ms. Kuperman was a managing director at Trailrunner International, a communications agency, from January 2021 to September 2022. Before joining Trailrunner International, Ms. Kuperman was head of international corporate affairs at Alibaba Group Holding Limited, a multinational conglomerate holding company specializing in eCommerce, retail, internet and technology, from April 2016 until January 2021 and served as vice president, international corporate affairs at Alibaba Group Holding Limited from August 2014 to April 2016. Prior to joining Alibaba Group Holding Limited, Ms. Kuperman was senior vice president of corporate brand and reputation at Visa Inc., a global payments technology company, from April 2013 to August 2014 and chief of staff, office of the chairman and chief executive officer at Visa Inc. from August 2010 to April 2013. Ms. Kuperman also served as head of global corporate communications and citizenship at Visa Inc. from August 2008 to July 2010 and head of employee and client communication at Visa Inc. from August 2004 to June 2008. Ms. Kuperman has served on the board of directors of BellRing Brands, Inc., a publicly-traded former subsidiary of ours that manufactures products in the global convenient nutrition category, since October 2019, and also serves on the board of directors of Kyriba, a global leader in cloud treasury and finance solutions, as well as CoachArt, a nonprofit organization that provides arts and recreational opportunities to youth with chronic and life-threatening illnesses. Ms. Kuperman also served on the board of directors of Post Holdings Partnering Corporation (“PHPC”), our former publicly-traded affiliate that was a special purpose acquisition company, from May 2021 until June 2023. Ms. Kuperman has experience in significant leadership positions and extensive international experience. Age 51.
DAVID P. SKARIE has served as a member of the Board of Directors since February 2012. Mr. Skarie previously served as co-chief executive officer and president of Ralcorp from September 2003 until his retirement in December 2011. Mr. Skarie also served on the board of directors of Ralcorp from 2003 until February 2012. Prior to serving as co-chief executive officer and president of Ralcorp, Mr. Skarie served as president of several other companies in the consumer food products industry, including Ralston Foods and The Carriage House Companies. Mr. Skarie also served on the board of advisors of Clement Pappas and Company, Inc. (which has since merged into Lassonde Industries), a private label juice company, from 2002 until 2010. Mr. Skarie has expertise and background in the consumer packaged goods industry, including as a chief executive officer. Age 78.
ROBERT V. VITALE has served as our President and Chief Executive Officer since November 2014, and as a member of our Board of Directors since November 2014. Previously, Mr. Vitale served as our Chief Financial Officer from October 2011 until November 2014. Mr. Vitale served as president and chief executive officer of AHM Financial Group, LLC, a diversified provider of insurance brokerage and wealth management services, from 2006 until 2011 and previously was a partner of Westgate Equity Partners, LLC, a consumer-oriented private equity firm. Mr. Vitale has served as the executive chairman of BellRing, a publicly-traded former subsidiary of ours that manufactures products in the global convenient nutrition category, since September 2019, and is a member of the board of directors of 8th Avenue Food & Provisions, Inc. (“8th Avenue”), a private brand-centric, consumer products holding company which we separately capitalized with third parties. Mr. Vitale also served as the president and chief investment officer of PHPC, our former publicly-traded affiliate that was a special purpose acquisition company, from January 2021 until June 2023. Mr. Vitale also serves on the board of directors of Energizer Holdings, Inc., a publicly-traded manufacturer, marketer and distributor of primary batteries, portable lights and auto care appearance, performance, refrigerant and fragrance products. Age 58.

Retiring Directors
ROBERT E. GROTE has served as a member of the Board of Directors since February 2012. Mr. Grote is, and has been for the past five years, a retired executive. Prior to 1998, Mr. Grote spent more than 20 years in management. He served in a number of executive positions at Washington Steel Corporation, an integrated, flat-rolled stainless steel producer, most recently as VP-Administration. He also served as general counsel for Washington Steel Corporation and on the company’s board of directors. Mr. Grote later ran two Pittsburgh, Pennsylvania non-profit organizations: Pittsburgh Center for the Arts and Central Blood Bank. Prior to joining Washington Steel Corporation, he practiced law in St. Louis, Missouri, and served for two years as an Assistant United States Attorney for the Eastern District of Missouri. Mr. Grote has expertise and background in legal affairs, human resources, employee relations, strategic planning and management. Mr. Grote will be retiring from the Board of Directors, effective January 30, 2025, and will not stand for re-election. Age 81.
ELLEN F. HARSHMAN has served as a member of the Board of Directors since October 2017. Ms. Harshman most recently served as the Dean Emerita of the Richard A. Chaifetz School of Business (previously the John Cook School of Business) at Saint Louis University, where she worked at the direction of the Saint Louis University president to lead and manage an institutional project to celebrate the university’s bicentennial, from 2015 until her retirement in January 2019. From 2013 to 2015, Ms. Harshman served as the chief academic officer of Saint Louis University. Ms. Harshman served as the dean of the Richard A. Chaifetz School of Business at Saint Louis University from 2003 to 2013 and was the first female dean of a major business school in the St. Louis, Missouri area. Ms. Harshman also served as an associate professor of management. Ms. Harshman continues to be active professionally and with regional civic and social service organizations, including the Archdiocesan Council of St. Vincent de Paul, Greater St. Louis, Inc., the Civic Pride Foundation of Explore St. Louis and St. Louis Forum and serves as a member of the Board of Trustees of Webster University. Ms. Harshman has expertise and background in legal affairs, human resources, employee relations, strategic planning and management. Ms. Harshman will be retiring from the Board of Directors, effective January 30, 2025, and will not stand for re-election. Age 79.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item No. 2)
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025, and the Board of Directors has directed that management submit the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for ratification by our shareholders at the annual meeting of shareholders. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since February 2012. A representative of that firm will be present at the annual meeting of shareholders, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
We are not required to obtain shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and the best interests of our shareholders.
The following table sets forth an estimate of the fees that we expect to be billed for audit services during the fiscal year ended September 30, 2024 and for other services during that fiscal year, and the fees billed for audit services during the fiscal year ended September 30, 2023 and for other services during that fiscal year.

	Year Ended September 30,
	2024	2023
Audit fees(1)	$5,624,400	$5,573,120
Audit-related fees(2)	$—	$—
Tax fees(3)	$880,000	$520,800
All other fees(4)	$2,000	$12,900
_________
(1)Audit fees relate primarily to the audit and reviews of our financial statements and comfort letters, consents and reviews of SEC registration statements.
(2)Audit-related fees are for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements.
(3)Tax fees include consulting and compliance services and preparation of tax returns primarily in jurisdictions outside of the United States.
(4)All other fees include any fees for services rendered by PricewaterhouseCoopers LLP which are not included in any of the above categories. The other fees consist of licensing fees paid for accounting research software.
With regard to the fees listed above, the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of services other than audit services is compatible with its ability to maintain its independence. Regardless of the size or nature of the other services, if any, to be provided, it is the Audit Committee’s policy and practice to approve any services not under the heading “Audit Fees” before any such services are undertaken.
The Audit Committee has a formal policy concerning approval of all services to be provided by PricewaterhouseCoopers LLP, including audit, audit-related, tax and other services. The policy requires that all services PricewaterhouseCoopers LLP may provide to us must be pre-approved by the Audit Committee. The chairman of the Audit Committee has the authority to pre-approve permitted services that require action between regular Audit Committee meetings, provided that the chairman reports any pre-approval decisions to the Audit Committee at the next regular meeting. The Audit Committee approved all services provided by PricewaterhouseCoopers LLP during fiscal year 2024.
Our audit was staffed primarily by full-time, permanent employees of PricewaterhouseCoopers LLP.
The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting processes and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our internal auditors assist the Audit Committee with its responsibility to monitor and oversee the financial reporting process and internal controls. The Audit Committee discusses with our internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee meets, at least quarterly, with the internal auditors and independent registered public accounting firm, and at the Audit Committee’s discretion with and without management present, and discusses the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
With respect to our audited financial statements for the fiscal year ended September 30, 2024, management has represented to the Audit Committee that the financial statements were prepared in accordance with United States generally accepted accounting principles (“GAAP”) and the Audit Committee has reviewed and discussed those financial statements with management. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2024 be included in our Annual Report on Form 10-K filed with the SEC for that year.
Although the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in accordance with GAAP. This is the responsibility of management and the independent registered public accounting firm.
David W. Kemper, Chairman
Dorothy M. Burwell
Ellen F. Harshman
Jennifer Kuperman

COMPENSATION OF OFFICERS
Compensation Discussion and Analysis
Introduction
The following Compensation Discussion and Analysis (the “CD&A”) describes our fiscal year 2024 executive compensation structure. This CD&A is intended to be read in conjunction with the tables beginning on page 44, which provide detailed compensation information for our following named executive officers (the “named executive officers” or the “NEOs”):

Name	Title
Robert V. Vitale(1)	President and Chief Executive Officer
Jeff A. Zadoks(2)	Executive Vice President and Chief Operating Officer; Interim President and Chief Executive Officer
Matthew J. Mainer	Executive Vice President, Chief Financial Officer and Treasurer
Nicolas Catoggio	President & CEO, Post Consumer Brands
Diedre J. Gray	Executive Vice President, General Counsel and Chief Administrative Officer, Secretary
Mark W. Westphal	President, Foodservice
(1) Mr. Vitale took a medical leave of absence from November 2, 2023 through January 30, 2024.
(2)     In connection with Mr. Vitale’s medical leave of absence, Mr. Zadoks served as Interim President and Chief Executive Officer from November 2, 2023 through January 30, 2024, in addition to his role as Executive Vice President and Chief Operating Officer.
President and CEO Medical Leave—November 2, 2023 through January 30, 2024
On November 2, 2023, the Board approved a medical leave of absence for Mr. Vitale, our President and Chief Executive Officer, to support Mr. Vitale’s cancer treatment. The Board appointed Mr. Zadoks, our Executive Vice President and Chief Operating Officer, to serve as Interim President and Chief Executive Officer during any periods of unavailability of Mr. Vitale. Mr. Vitale recovered much better than originally expected and remained meaningfully engaged in his day-to-day duties, including participating in various leadership meetings, in Board meetings and on earnings-related investor calls. As such, the Committee determined that it was appropriate for Mr. Vitale to continue to receive his compensation and medical benefits during his medical leave. Mr. Zadoks did not receive any additional compensation for his service in this interim role. On January 30, 2024, Mr. Vitale formally returned from his medical leave and resumed his normal duties. For purposes of this CD&A section, all metrics that refer to the Chief Executive Officer mean Mr. Vitale, not Mr. Zadoks.
Total Compensation Opportunity
Our executive compensation structure consists of three primary components: base salary, annual bonus (our Senior Management Bonus Program) and long-term incentives. A fourth element of our compensation structure consists of traditional benefits programs (e.g., limited perquisites and benefits).
Executive Summary
Performance and Company Highlights for Fiscal Year 2024
We view the Company’s performance in two primary ways:
•operating and financial performance; and
•return to shareholders over time, both on an absolute basis and relative to similar companies.
Post Holdings provides strategic oversight, capital allocation and shared corporate services to each of its operating businesses: (i) Post Consumer Brands: primarily North American ready-to-eat (“RTE”) cereal, pet food and peanut butter; (ii)

Weetabix: primarily U.K. RTE cereal, muesli and protein-based shakes; (iii) Foodservice: primarily egg and potato products; and (iv) Refrigerated Retail: primarily side dish, egg, cheese and sausage products. In addition, Post Holdings’ executives provide strategic guidance and various corporate services to Post Holdings’ shared platform, 8th Avenue, which primarily manufactures and distributes private label peanut and other nut butters, including as a third-party manufacturer of our Peter Pan peanut butter brand, pasta, dried fruit and nut products and granola. We also measure the Company’s performance in our ability to create unique and dynamic investment opportunities and creative financing and mergers and acquisitions structures.
Our Company, as well as the consumer packaged goods industry in which we operate, has been impacted by the following trends which have impacted our results of operations and may continue to impact our results of operations in the future, including:
•inflationary pressures on input costs across all segments of our business;
•shifting consumer preferences from branded to private label or other value products as consumers continue to be impacted by rising costs, which has negatively impacted sales volumes within our Refrigerated Retail, Post Consumer Brands and Weetabix segments and driven shifts in product mix toward lower margin products within our Post Consumer Brands and Weetabix segments; and
•outbreaks of highly pathogenic avian influenza (“HPAI”), which impacted our Foodservice and Refrigerated Retail segments. During fiscal year 2023, we incurred increased costs as a result of outbreaks, which were mitigated through management of volume needs with customers and pricing actions. During fiscal year 2024, we experienced additional outbreaks of HPAI; however, the impact to our results of operations during the year ended September 30, 2024 were not material. The impact from these outbreaks, or further outbreaks in the future, could have a materially adverse impact on our results of operations if we are unable to mitigate the impact on our businesses.
Despite these challenges, during fiscal year 2024, we achieved a number of strategic and financial accomplishments that we believe will benefit the Company and our shareholders alike in the coming years:
•We delivered on our financial commitments.
◦In November 2023, the Company announced expected Adjusted EBITDA of between $1.20 and $1.26 billion for fiscal year 2024. In December 2023, following the Perfection acquisition (described further below), the Company increased guidance of Adjusted EBITDA for fiscal year 2024 to be between $1.22 and $1.28 billion, inclusive of the partial year contribution from the Perfection acquisition.
◦Ultimately, the Company delivered $366.7 million of net earnings and $1.404 billion of Adjusted EBITDA, which was approximately $154 million in Adjusted EBITDA over the midpoint of our increased guidance range. See Annex B to this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.
•Our closing stock price hit an all-time high of $118.23 on September 4, 2024. Our stock price at the end of fiscal year 2024 was $115.75, an increase of approximately 35.0% from the start of the fiscal year and a compound annual growth rate of approximately 15.7% since our separation from Ralcorp in February 2012 (after adjusting for the spin-off of BellRing).
•We completed the acquisition of substantially all of the assets of Perfection Pet Foods, LLC, a manufacturer and packager of private label and co-manufactured pet food and baked treat products, including two manufacturing facilities in Visalia, California (collectively, “Perfection”), for a purchase price of approximately $235 million. The acquisition provided us with additional manufacturing capacity to insource certain pet food products that were being co-manufactured by third parties and a compelling entry point into the private label and co-manufacturing pet food category, and highlights our management’s strategic direction to seize upon the opportunity to expand further into the pet food category, which we entered into in fiscal year 2023 with our acquisition of a portion of The J. M. Smucker Company’s pet food business. While Perfection was only reflected in partial year results, Perfection exceeded management’s underwriting case. In addition, we completed the acquisition of Deeside Cereals I Ltd, a producer of private label cereals in the U.K. (“Deeside”).
•We raised $1.60 billion in long-term debt at a yield of 6.250% (inclusive of $600 million in long-term debt that was announced and priced during fiscal year 2024, but closed following the end of fiscal year 2024), and an additional $1.20 billion in long-term debt at a yield of 6.375%. In connection with the offerings, we refinanced existing debt by using a portion of the proceeds (i) to conduct a cash tender offer to retire $475 million in principal value of outstanding senior notes, (ii) to redeem approximately $925 million in principal value of outstanding senior notes (inclusive of $465 million in principal value of outstanding senior notes that were redeemed with proceeds from the $600 million debt offering that closed following the end of fiscal year 2024), (iii) to repay borrowings under our revolving credit facility and (iv) to repay a $400 million term loan under our credit agreement.

•We repurchased and retired approximately $69 million in principal value of outstanding debt through open market purchases of senior notes, at an average discount of approximately 11.4%.
•We opportunistically repurchased approximately 3 million shares of our common stock at an average price of $101.74 (exclusive of broker commissions), which was approximately 12.1% below our stock price at the end of fiscal year 2024 of $115.75.
•Our net leverage decreased from 4.8 times at the start of fiscal year 2024 to 4.3 times by the end of the fiscal year, driven by strong cash flow conversion and Adjusted EBITDA growth. See Annex B to this proxy statement for a discussion of non-GAAP measures, including net leverage.
Spin-Off of BellRing
On March 10, 2022, we completed the spin-off of BellRing through a distribution of approximately 78.1 million (or approximately 80.1%) of our shares of BellRing common stock to our shareholders. Our shareholders received 1.267788 shares of BellRing common stock for each share of Post common stock held as of February 25, 2022, and since the date of the BellRing Spin-off, each share of BellRing common stock has increased in value by 122.1% as of the end of fiscal year 2024. The BellRing Spin-off was intended to be tax-free to our shareholders (except to the extent of any cash received in lieu of fractional shares). In separate transactions in August and November 2022, we exchanged all of our remaining shares of BellRing common stock with certain of our lenders to repay outstanding debt. Since November 25, 2022, we no longer hold any shares of BellRing common stock.
Management Team Drives Performance and Creates Shareholder Value
We are a shareholder value driven organization and our compensation philosophy is designed to be aligned with shareholder interests. Management’s objective is to maximize total shareholder return (“TSR”), and compensation decisions are guided by the principle of creating shareholder value.

2024 Say-on-Pay Vote
We received 87.7% support from our shareholders for the compensation of our named executive officers at our fiscal year 2023 annual meeting of shareholders held in early 2024. For fiscal year 2024 compensation plan design decisions, the Committee considered this vote outcome, as well as the program and governance enhancements made in recent years in direct response to our shareholder outreach.
Shareholder outreach is a cornerstone of our governance profile. We regularly engage with our shareholders to discuss issues, including, but not limited to, the status of and outlook for our business, key risks and trends affecting the market generally as well as our product categories, the compensation arrangements used to support our business strategy, general governance topics and, in fiscal year 2024, Mr. Vitale’s medical leave of absence. We seek a collaborative approach to issues of importance to our investors, and want to ensure that our corporate governance practices remain industry-leading from their perspectives.
Corporate Governance Highlights

What We Do (Best Practice)		What We Don’t Allow
√	Enforce strict insider trading policies and enforce blackout trading periods for executives and directors	X	No hedging or pledging of Company stock permitted by executives or directors under our anti-hedging and anti-pledging policy
√	Utilize a clawback policy for incentive-based compensation	X	No single-trigger or modified single-trigger change-in-control arrangements
√	Set meaningful stock ownership guidelines for executives and directors	X	No change-in-control severance multiple in excess of three times salary and target/actual bonus
√	Disclose performance goals and performance results for our Senior Management Bonus Program and our performance-based restricted stock unit equity grants	X	No excise tax gross-ups upon a change in control
√	Set a maximum individual payout limit on our Senior Management Bonus Program and our performance-based restricted stock unit equity awards	X	No re-pricing or cash buyout of underwater stock options or stock appreciation rights (“SARs”) allowed
√
In fiscal year 2024, approximately 90% of our Chief Executive Officer’s total pay opportunity was variable “at risk” compensation. Our other NEOs also had on average approximately 84% of their total compensation in variable “at risk” programs.
		X	No executive officer guaranteed compensation either annually or multi-year
√	Limited perquisites and other benefits	X	No market timing with granting of equity awards
√
Incorporate general severance and change-in-control provisions in our management continuity agreements and Executive Severance Plan that are consistent with market practice, including double-trigger requirements for change-in-control protection

√	Retain an independent compensation consultant reporting directly to the Committee
Our executive compensation programs are intended to attract and retain executive officers and to align the interests of our executive officers and our shareholders. The Committee’s objectives for our programs include, but are not limited to, the following:
•reflecting industry standards, offering competitive total compensation opportunities and balancing the need for talent with reasonable compensation expense;
•enhancing shareholder value by focusing management on financial metrics that drive value;
•focusing on at-risk compensation versus fixed compensation;

•attracting, motivating and retaining executive talent willing to commit to long-term shareholder value creation; and
•aligning executive decision-making with business strategy and discouraging excessive risk taking.
The Committee determines the type and amount of compensation opportunity for our officers based on a thorough review of a variety of factors, including competitive market data, the officer’s current responsibilities and value to the Company, future leadership potential and individual/corporate/business performance.
We believe that our executive compensation structure strikes a balance of incentive opportunities based on:
•financial metrics in the Senior Management Bonus Program that directly impact our stock price and enhance longer-term shareholder value;
•stock price performance to focus our executive team on delivering superior long-term shareholder value; and
•TSR against companies in our industry to focus on delivering superior shareholder value.
The following table outlines the elements of our executive pay programs and each element’s relationship with our ongoing annual executive compensation philosophy for NEOs:

Component	Purpose	Characteristics	Fixed or Performance-Based

Base Salary	Attracts and retains executives through market-based pay	Compensates executives fairly and competitively for their roles	Fixed

Annual Bonus (Senior Management Bonus Program)	Encourages achievement of financial performance metrics that drive short-term results	Based on achievement of predefined financial performance objectives	Performance-Based

Long-Term Incentives (“LTI”)	Through the use of equity grants, align executives’ long-term compensation interests with shareholders’ investment interests	Value to the executive is based on long-term stock price performance	Performance-Based

Performance-Based Restricted Stock Units (“PSRUs”)	Motivate corporate executives to provide superior TSR over the long term	Three-year TSR ranking versus Russell 3000 Packaged Foods & Meats companies	Performance-Based

Restricted Stock Units (“RSUs”)	Provide basic retention value and reinforce management behaviors to increase stock price after the grant date	Complementary to the PRSUs because they have upside potential, but deliver some value even during periods of market or stock price underperformance	Performance-Based

Fiscal Year 2024 NEO Target Total Compensation Structure Summary
Component	Summary
Base Salary
The following salaries were approved for fiscal year 2024:
•Mr. Vitale: $1,250,000 (No increase)
•Mr. Zadoks: $700,000 (No increase)
•Mr. Mainer: $485,000 (7.7% increase)
•Mr. Catoggio: $725,000 (3.6% increase)
•Ms. Gray: $670,000 (3.6% increase)
•Mr. Westphal: $675,000 (8.7% increase)
Fiscal year 2024 compensation decisions were based on a combination of competitive peer company market data provided by our independent compensation consultant, internal alignment and individual performance.

Target Annual Bonus (Senior Management Bonus Program)
Our fiscal year 2024 Senior Management Bonus Program design was generally consistent with our fiscal year 2023 structure. Modest changes for fiscal year 2024 were approved, including:
•Corporate NEOs—For Mr. Vitale, Mr. Zadoks, Mr. Mainer and Ms. Gray, we maintained our four-pronged approach based on the Adjusted EBITDA performance of each of our four wholly-owned business units. However, rather than the 25% weighting for each business unit used in fiscal year 2023, the Board approved fiscal year 2024 weighting based on each business unit’s approximate size from an Adjusted EBITDA perspective relative to the overall Company.
•Business Unit NEOs—For Mr. Catoggio and Mr. Westphal, we maintained our structure of having their payout opportunity based primarily on the Adjusted EBITDA performance of their specific business units.
•Corporate Overlay—The fiscal year 2024 plan design was enhanced with a “corporate overlay” feature (described in further detail below) to encourage teamwork between our business units throughout the fiscal year. Each business unit NEO had the opportunity to earn 100% of the business unit NEO’s target bonus if (a) the business unit NEO’s specific business unit achieved at least 95% but less than 100% of its fiscal year 2024 target Adjusted EBITDA and (b) the Company achieved consolidated target Adjusted EBITDA of at least $1.217 billion. To the extent one or more of our four business units and the Company achieved both (a) and (b) above, the “corporate overlay” also flowed through to the corporate NEOs and their earned bonus amounts were similarly increased with respect to the performance achievement of that business unit.
•All NEOs—The maximum performance level was 105% of target Adjusted EBITDA in fiscal year 2024 compared to 110% in fiscal year 2023. This change was approved by the Committee to account for more challenging business unit Adjusted EBITDA targets approved for fiscal year 2024.
The Committee also approved a payout schedule similar to fiscal year 2023, with slight enhancements noted below:
•Corporate NEOs—For Mr. Vitale, Mr. Zadoks, Mr. Mainer and Ms. Gray, payouts remained in the form of RSUs that would vest on the first anniversary of the grant date.
•Business Unit NEOs—For Mr. Catoggio and Mr. Westphal, up to 50% of their target bonus opportunity would be paid in RSUs with vesting on the first anniversary of the grant date. Additional amounts that were earned for fiscal year 2024 performance would be paid in cash.
Target bonus opportunities for fiscal year 2024 did not change for any of our NEOs. The following target bonus opportunities were approved for fiscal year 2024:
•Mr. Vitale: 150% of base salary
•Mr. Zadoks: 110% of base salary
•All other NEOs: 100% of base salary

Fiscal Year 2024 NEO Target Total Compensation Structure Summary
Long-Term Incentives
Equity Grants
We offer a balanced mix of equity vehicles to ensure our executives’ opportunities are linked to increases in shareholder value beyond grant date. We believe a combination of LTI vehicles with significant performance-based value and efficient share utilization is most appropriate.
The weighting of our fiscal year 2024 equity grants was consistent with fiscal year 2023. Approximately 50% of total value was apportioned to each of PRSUs and RSUs.
•PRSU program: Measures the Company’s three-year TSR performance ranking versus the Russell 3000 Packaged Foods & Meats companies.
•RSU program: RSUs vest one-third per year on the first, second and third anniversaries of the grant date.

Total Compensation Mix
Our mix of total compensation, as illustrated by the below charts, is significantly skewed towards variable “at-risk” compensation:

Compensation Decision Process
Role of the Committee
The Committee is responsible to our Board of Directors for oversight of our executive compensation programs. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our programs. Among its duties, the Committee is responsible for:
•considering input from our shareholders;
•reviewing and assessing competitive market data;
•reviewing the chief executive officer’s performance and determining the chief executive officer’s compensation;
•reviewing and approving incentive plan goals, achievement levels, objectives and compensation recommendations for the NEOs and other executive officers;
•evaluating the competitiveness of each executive’s total compensation package to ensure that we can attract and retain critical management talent; and
•approving any changes to the total compensation programs for the NEOs, including, but not limited to, base salary, annual bonuses, long-term incentives and benefits.
Following review and discussion, the Committee or the Board, as applicable, approves the executive compensation of our executive officers. The Committee is supported in its work by our Executive Vice President, General Counsel and Chief Administrative Officer and human resources and legal teams, as well as the Committee’s independent compensation consultant. In the event that an employee becomes an executive officer in the middle of the fiscal year, the Committee approves such executive officer’s compensation on a go-forward basis but does not retroactively approve any compensation or compensation targets previously set for such employee.
Role of Management
For executive officers other than himself, our President and Chief Executive Officer makes pay recommendations to the Committee based on competitive market data and an assessment of individual performance. His recommendations to the Committee establish appropriate and market-competitive compensation opportunities for our executive officers, consistent with our overall pay philosophy. The Committee reviews and discusses the recommendations, in conjunction with the Committee’s independent compensation consultant, in making compensation decisions or recommendations to the full Board. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.
Role of the Independent Compensation Consultant
The Committee retains the services of Aon, in accordance with the Committee’s charter. Aon reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon, approves its professional fees, determines the nature and scope of its services and evaluates its performance. A representative of Aon attends Committee meetings, as requested, and communicates with the Committee chair between meetings. The Committee makes all final decisions regarding executive compensation.
Aon’s specific compensation consultation roles include, but are not limited to, the following:
•advising the Committee on director and executive compensation trends and regulatory developments;
•developing a peer group of companies for determining competitive compensation rates;
•providing a total compensation study for executives against executives at peer companies;
•providing advice to the Committee on corporate governance best practices, as well as any other areas of concern or risk;
•serving as a resource to the Committee chair for meeting agendas and supporting materials in advance of each meeting;
•reviewing and commenting on proxy statement disclosure items, including preparation of the CD&A; and
•advising the Committee on management’s pay recommendations.
The Committee has assessed the independence of Aon as required by the NYSE listing standards. The Committee reviewed its relationship with Aon and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. Based on this review, the Committee concluded that Aon is independent and that there are no conflicts of interest raised by the work performed by Aon.

Role of Peer Companies and Competitive Market Data
Annually, the Committee reviews total compensation market data provided by Aon. The Committee reviews and approves the peer group used for comparisons prior to commencement of the pay study. Consistent with prior years, the following peer group development criteria were used to develop competitive market values to assist with fiscal year 2024 pay decisions:
•Industry: similar to Post, based on the Global Industry Classification System (GICS) code of Packaged Foods & Meats;
•Company size: approximately 0.4 times to 3 times Post’s annual revenues, with a secondary focus on market cap. At the time of peer group development, Post’s trailing twelve-month revenues were approximately $8 billion, and the median trailing twelve-month revenues for the peer companies were approximately $9 billion;
•Peers: companies using Post in their compensation peer group;
•Peers of peers: companies used in the peer groups of potential peer companies; and
•Competitors: companies that compete with Post for business and management talent.
Slight changes were made to the prior fiscal year peer group to assist with fiscal year 2024 pay decisions. For fiscal year 2024 compensation decisions, we removed The Hain Celestial Group, Inc. (revenues below the criteria), Monster Beverage Corporation (its business model was no longer a good comparison to Post’s) and Pilgrim’s Pride Corporation (its business model was no longer a good comparison to Post’s) and we added The Clorox Company and Kimberly-Clark Corporation to enhance multi-brand consumer product representation. The new peer group consisted of the following 14 companies, with median annual revenues of approximately $9 billion:

•Campbell Soup Company •The Clorox Company •Coca-Cola Consolidated, Inc. •Conagra Brands, Inc. •General Mills, Inc. •The Hershey Company •Hormel Foods Corporation	•The J. M. Smucker Company •Kellogg Company (now Kellanova) •Kimberly-Clark Corporation •Lamb Weston Holdings, Inc. •McCormick & Company, Incorporated •Newell Brands Inc. •TreeHouse Foods, Inc.
The Committee uses competitive compensation data from the study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning. The Committee also evaluates the compensation programs of other companies which, while not in the peer set, have similar characteristics of Post’s business model, complexity and sophistication.
Timing of Compensation Decisions
Pay recommendations for our executives, including our executive officers, are typically made by the Committee at its first regularly scheduled meeting of the fiscal year, normally held in November. However, for fiscal year 2024, the Committee approved the structure of the Senior Management Bonus Program in September 2023, just prior to the beginning of fiscal year 2024, with the performance goals set at the first regularly scheduled meeting of the fiscal year. The November meeting is typically held around the same time as we report our fourth quarter and annual financial results for the preceding fiscal year. This timing allows the Committee to have a complete financial performance picture prior to making or finalizing compensation decisions. In advance of its regularly scheduled November meeting, the Committee often has pre-meetings or other off-cycle discussions to give thorough consideration to the appropriate amount and structure of compensation for our executives.
Decisions with respect to prior fiscal year performance, as well as annual equity awards, base salary increases and target performance levels for the current fiscal year and beyond, also typically are made at the Committee’s first regularly scheduled meeting in the fiscal year. Further, any equity awards approved by the Committee at this meeting are dated as of the date of the Committee meeting. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.
The exceptions to this timing are awards to executives who are promoted or hired from outside of the Company during the fiscal year. These executives may receive equity awards effective or dated, as applicable, as of the date of their promotion or hire or the next nearest scheduled Committee meeting.

Determination of CEO Compensation
At its first regularly scheduled meeting of the fiscal year, the Committee reviews and evaluates CEO performance, and determines performance achievement levels, for the prior fiscal year. The Committee also reviews competitive compensation data. Following review and discussion, the Committee or the Board, as applicable, approves the CEO’s compensation.
Despite Mr. Vitale’s brief medical leave of absence during fiscal year 2024, the Committee determined that it was appropriate for Mr. Vitale to continue to receive his base salary, incentive opportunities and other benefits during his medical leave because Mr. Vitale was fortunately able to perform much more of his duties than originally expected, including participating in leadership meetings, Board meetings and meetings with the Company’s other constituents. Mr. Zadoks did not receive any additional compensation for his service as Interim President and Chief Executive Officer.
2024 Compensation Elements
Base Salary
Base salaries are designed to recognize the competency, experience and performance an executive brings to the position. For fiscal year 2024, compensation decisions were based on a combination of competitive peer company market data provided by our independent compensation consultant, internal equity and alignment and individual performance. The Committee reviews base salaries for our executive officers annually.

Name	Fiscal Year 2024 Base Salary	Change from Fiscal Year 2023
Robert V. Vitale(1)	$1,250,000	No change
Jeff A. Zadoks	$700,000	No change
Matthew J. Mainer	$485,000	7.7%
Nicolas Catoggio	$725,000	3.6%
Diedre J. Gray	$670,000	3.6%
Mark W. Westphal	$675,000	8.7%
(1) No pay changes were made to Mr. Vitale’s fiscal year 2024 compensation due to his medical leave of absence as, during his medical leave of absence, he remained meaningfully engaged and was able to perform much more of his duties than originally expected.
Annual Bonus (Senior Management Bonus Program)
Our NEOs are eligible to earn incentives based on fiscal year performance. The Senior Management Bonus Program is designed to reward superior annual performance in key areas that we believe create long-term value for shareholders.
For fiscal year 2024, the Committee approved the following plan design:
•Corporate NEOs—For Mr. Vitale, Mr. Zadoks, Mr. Mainer and Ms. Gray, we maintained our four-pronged approach based on the Adjusted EBITDA performance of each of our four wholly-owned business units—Post Consumer Brands, Foodservice, Refrigerated Retail and Weetabix. However, rather than the 25% weighting for each business unit used in fiscal year 2023, the Board approved fiscal year 2024 weighting based on each business unit’s approximate size from an Adjusted EBITDA perspective relative to the overall Company. Instead of apportioning equal weighting to each business unit, the Committee determined a better program design would be to weight each business unit according to its respective contribution to the Company’s overall Adjusted EBITDA, as certain business units are much larger than others.
Earned amounts were paid in RSU grants (rather than cash) made after the conclusion of fiscal year 2024 with vesting on the first anniversary of the grant date, generally subject to continued employment. Participants were entitled to earn 50% of their target bonus opportunity for performance achievement between 90% and 95% of target Adjusted EBITDA. Participants were entitled to earn from 50% to 150% of their target bonus opportunity, interpolated on a straight-line basis, for performance achievement between 95% and 105% of target Adjusted EBITDA.
•Business Unit NEOs—For Mr. Catoggio and Mr. Westphal, we maintained our structure of having their bonus opportunity based primarily on the Adjusted EBITDA performance of each of their specific business units.
The business unit NEOs were entitled to earn 0% to 150% of their target bonus opportunity, with the first 50% paid in an RSU grant (for financial performance between 90% to 95% of target Adjusted EBITDA) and the remainder paid in cash (interpolated on a straight-line basis for financial performance between 95% and 105% of target Adjusted

EBITDA). RSU grants were made after the conclusion of fiscal year 2024 with vesting on the first anniversary of the grant date, generally subject to continued employment.
•Corporate Overlay—As discussed above in the section “Fiscal Year 2024 NEO Target Total Compensation Structure Summary,” the fiscal year 2024 plan design was enhanced with a “corporate overlay” feature to encourage teamwork between our business units throughout the fiscal year. Each business unit NEO had the opportunity to earn 100% of the business unit NEO’s target bonus if (a) the business unit NEO’s specific business unit achieved at least 95% but less than 100% of its fiscal year 2024 target Adjusted EBITDA and (b) the Company achieved consolidated target Adjusted EBITDA of at least $1.217 billion. To the extent one or more of our four business units and the Company achieved both (a) and (b) above, the “corporate overlay” also flowed through to the corporate NEOs and their earned bonus amounts were similarly increased with respect to the performance achievement of that business unit. More challenging individual business unit Adjusted EBITDA targets were approved for fiscal year 2024 to accommodate this enhancement; however, in light of various headwinds, the fiscal year 2024 consolidated Adjusted EBITDA target for the Company’s “overlay” bonus ($1.217 billion) was set lower than the Company’s fiscal year 2023 consolidated Adjusted EBITDA ($1.233 billion). These factors included:
◦the erosion of certain Foodservice tailwinds discussed in more detail below;
◦unfavorable interest rates that could result in an increased cost of capital;
◦exhaustion of consumers’ excess savings accumulated during COVID that led to artificial resiliency and temporarily dampened demand elasticities;
◦the end of certain COVID-era policies in fiscal year 2023, including student loan deferrals and excess welfare benefit programs, leading to additional pressure on volumes; and
◦margin normalization for pet food products due to investment in our pet food manufacturing plants.
Adjusted EBITDA continues to be the best metric for measuring performance achievement levels of our executive officers because it is directly linked to shareholder returns (as many investors value the Company based on an EBITDA multiple), and it is a clear, objective, straight-forward financial metric with direct line-of-sight. Potential financial adjustments to Adjusted EBITDA include items such as transaction costs and integration costs, provision for legal settlements, non-cash stock-based compensation and other extraordinary items that the Company believes do not contribute to a meaningful evaluation of the Company’s performance. Any adjustments are consistent with our announced results.
Target award opportunities: For each NEO, the following target bonuses (as a percentage of base salary) were in place for fiscal year 2024.

Name	Fiscal Year 2024 Target (% of Salary)	Change from Fiscal Year 2023
Robert V. Vitale(1)	150%	No change
Jeff A. Zadoks	110%	No change
Matthew J. Mainer	100%	No change
Nicolas Catoggio	100%	No change
Diedre J. Gray	100%	No change
Mark W. Westphal	100%	No change
(1) No pay changes were made to Mr. Vitale’s fiscal year 2024 compensation due to his medical leave of absence as, during his medical leave of absence, he remained meaningfully engaged and was able to perform much more of his duties than originally expected.
Target and Actual Fiscal Year 2024 performance: The Committee set the Adjusted EBITDA targets for each of our four wholly-owned business units and the “corporate overlay” at performance levels that it considered rigorous, aggressive and challenging, attainable only with strong performance and that took into account the relevant risks and opportunities. The targets for three of our four business units (Post Consumer Brands, Refrigerated Retail and Weetabix) were set above the prior year actual performance levels. The target for Foodservice, which is discussed below, was set above its fiscal year 2023 target, but below its fiscal year 2023 actual performance level.
In developing our fiscal year 2024 business plan specifically with respect to the Foodservice business unit, the Committee took into account that in fiscal year 2023, the business unit had an exceptional year, overperforming its fiscal year 2023 Adjusted EBITDA target by approximately 46%. This significant over-performance was driven largely by non-recurring economic factors that influenced pricing and procurement costs in the egg market in fiscal year 2023, primarily due to HPAI, which the Committee did not expect to continue in fiscal year 2024. Accordingly, the Committee set an Adjusted EBITDA target for Foodservice that was modestly reduced from its actual fiscal year 2023 Adjusted EBITDA.

The Post Consumer Brands and Weetabix Adjusted EBITDA targets for fiscal year 2024 were adjusted to include the December 2023 acquisitions of Perfection and Deeside, respectively, for the portion of fiscal year 2024 that the acquisitions were owned by the Company, and such adjusted targets are reflected in the below table. In appropriately adjusting the targets, the Committee maintained the rigor of the goals, which required substantial levels of achievement in order to be satisfied. The fiscal year 2024 consolidated Adjusted EBITDA target for the Company also was correspondingly adjusted to include the December 2023 acquisitions of Perfection and Deeside for the portion of fiscal year 2024 that the acquisitions were owned by the Company. The following table shows, for each business unit, the minimum, below target, target and maximum performance levels, the bonus adjusted result, whether the “corporate overlay” was triggered and the resulting achievement percentage, as well as the weighted payout. For performance achievement between the below-target and target levels, and separately between the target and maximum performance levels, earned amounts were interpolated on a straight-line basis between points.
(dollars and British pounds in millions)

Weight	Fiscal Year 2024 Adjusted EBITDA Goals / Achievement	90% Minimum	95% Below Target	100% Target	105% Maximum	Bonus Adjusted Result(1)	Corporate Overlay Triggered (Y/N)	Payout as a % of Target
45%	Post Consumer Brands	$613.6	$647.7	$681.8	$715.9	$802.0	N	150.0%
25%	Foodservice	$369.1	$389.6	$410.1	$430.6	$440.3	N	150.0%
15%	Refrigerated Retail	$144.9	$153.0	$161.0	$169.1	$153.5	Y	100.0%
15%	Weetabix (2)	£89.6	£94.5	£99.5	£104.5	£99.3	Y	100.0%
	Corporate Weighted Payout (3)							135.0%
(1)    Segment Adjusted EBITDA – bonus adjusted reflects actual segment Adjusted EBITDA, further adjusted to present each business unit’s performance at 100% of the Adjusted EBITDA target for the fiscal year, including adjustments for any impacts from the “corporate overlay” trigger. See Annex B to this proxy statement for a reconciliation of segment Adjusted EBITDA – bonus adjusted to the most directly comparable GAAP measure.
(2)    Performance of the Weetabix business unit is measured in the British pound, the local currency of Weetabix. The segment Adjusted EBITDA – bonus adjusted of Weetabix, measured in the U.S. dollar, was $126.0 million.
(3)    The payout for corporate participants is calculated based on the weighted average payout from the four wholly-owned business units.

The “corporate overlay” requirement for the business unit NEOs was $1.217 billion for fiscal year 2024. The Company’s actual consolidated Adjusted EBITDA achievement for the fiscal year was $1.404 billion. As a result, the “corporate overlay” was triggered for the Refrigerated Retail and the Weetabix business units, as each achieved at least 95% but less than 100% of its fiscal year 2024 target Adjusted EBITDA, resulting in a payout at 100% of target bonus for each of the business units.
Based on the approved fiscal year 2024 performance results above, the Committee approved the bonus amounts set forth in the table below.

Approved Fiscal Year 2024 Actual Bonuses From the Senior Management Bonus Program
Name	Fiscal Year 2024 Target Bonus (% of Salary)	Fiscal Year 2024 Actual Bonus Earned (% of Target) (1)	Fiscal Year 2024 Actual Bonus Earned (in Dollars) (1)	Fiscal Year 2024 Actual Bonus RSUs Granted (1)(2)	Fiscal Year 2024 Actual Bonus Cash Payment (1)(2)
Robert V. Vitale	150%	135%	$2,531,250	23,227	—
Jeff A. Zadoks	110%	135%	$1,039,500	9,538	—
Matthew J. Mainer	100%	135%	$654,750	6,008	—
Nicolas Catoggio	100%	150%	$1,087,500	3,326	$725,000
Diedre J. Gray	100%	135%	$904,500	8,300	—
Mark W. Westphal	100%	150%	$1,012,500	3,097	$675,000
(1)     For Mr. Vitale, Mr. Zadoks, Mr. Mainer and Ms. Gray, earned payout amounts were calculated using proportionate weighting for each of our four wholly-owned business unit’s fiscal year 2024 Adjusted EBITDA performance. For Mr. Catoggio, the earned payout amount was based solely on Post Consumer Brands’ fiscal year 2024 Adjusted EBITDA performance. For Mr. Westphal, the earned payout amount was based solely on Foodservice’s fiscal year 2024 Adjusted EBITDA performance.
(2)     The number of RSUs granted to each corporate NEO was determined by dividing such NEO’s actual bonus earned (in dollars) by our closing stock price on the day that the Committee approved the bonus amounts ($108.98). The number of RSUs granted to each business unit NEO was determined by dividing 50% of such NEO’s target bonus opportunity (in dollars) by our closing stock price on the day that the Committee approved the bonus amounts ($108.98).
Long-Term Incentives – Fiscal Year 2024 Grants
The Committee believes in a balanced approach to long-term incentive compensation, with an emphasis on performance-based compensation opportunities and efficient share utilization. The Committee uses competitive market data from our annual total compensation study to assist with determining the right target long-term incentive value. In addition, the Committee considers individual performance, potential future contributions to our business, internal equity and management’s recommendations.
PRSUs (all NEOs): PRSUs are earned based on our future achievement of three-year relative TSR goals for Post Holdings. The opportunity to earn shares is based on our three-year TSR ranking versus the Russell 3000 Packaged Foods & Meats companies (which consisted of 38 companies, including Post Holdings, as of October 1, 2023, the beginning of the three-year performance period). This component focuses our executives’ behaviors on long-term decision-making that enhances shareholder value. Further, comparing the Company’s performance against the TSR of the Russell 3000 Packaged Foods & Meats companies rewards our NEOs for driving performance greater than or equal to our peers, as the companies in the peer group are all generally subject to the same market factors as the Company. Each PRSU earned is settled with a share of the Company’s common stock following the completion of the three-year performance period.
For the fiscal year 2024 PRSU grants, consistent with fiscal year 2023, shares as a percentage of target may be earned on a sliding scale as follows:

Post’s Relative 3-Year TSR Percentile Rank	Vesting (1)
>85th	260% of target
75th	200% of target
50th	100% of target
25th	50% of target
<25th	0% of target
(1) Performance between points is interpolated on a straight-line basis.
Consistent with our fiscal year 2023 PRSU structure, the following bullets summarize the fiscal year 2024 PRSU structure:
•Performance period: October 1, 2023 through September 30, 2026.
•Performance requirements and payout opportunities: Please refer to the chart above.
•Peer group: Russell 3000 Packaged Foods & Meats companies; acquired companies are removed from the rankings; bankruptcies are dropped to the bottom ranking.
•Beginning and ending values: Based on the average of the 250 trading days immediately prior to and including the first/last day of the performance period to mitigate any short-term swings in stock price on either end.
•Dividends: Re-invested on the ex-dividend date.
•Negative three-year TSR: If Post has a negative three-year TSR, then payout is capped at 100% of target, regardless of ranking.
•Vesting: The number of PRSUs awarded in accordance with the sliding scale vesting table set forth above will vest following the end of the three-year performance period. No PRSUs will vest during the performance period, with limited exceptions in cases of death, disability or involuntary termination of employment associated with a change in control of the Company (or absent an involuntary termination, failure of the acquirer in a change in control to assume, on substantially the same terms, the PRSUs).
RSUs: The value of RSUs provides a base level of retention value as well as incentive for increasing shareholder value. Our standard RSUs granted in fiscal year 2024 to our NEOs vest one-third per year on the first, second and third anniversaries of the grant date.
Long-Term Incentives – Fiscal Year 2022 PRSU Achievement
The fiscal year 2022 PRSU grants measured our TSR ranking versus the Russell 3000 Packaged Foods & Meats companies for the period of October 1, 2021 through September 30, 2024. The companies in the Russell 3000 Packaged Foods & Meats group were established and closed at the start of the performance period. During the performance period, bankruptcies dropped to the bottom ranking and acquisitions were removed from the group. Subject to the adjustments made in connection with the BellRing Spin-off described in the next section, the beginning and ending share price values were based on the average of the

250 trading days immediately prior to and including the first/last day of the performance period to mitigate any short-term stock price swings on either end.
The fiscal year 2022 PRSU grants had a performance/payout scale of 85th percentile ranking (260% of target payout), 75th percentile ranking (200% of target payout), 50th percentile ranking (100% of target payout) and 25th percentile ranking (50% of target payout). Performance between points was interpolated on a straight-line basis. Performance below the 25th percentile ranking would have resulted in a 0% of target payout.
Our three-year TSR ranking for the period of October 1, 2021 through September 30, 2024 was at the 94th percentile, resulting in an approved payout of 260% of the target number of PRSUs. Each PRSU earned was settled with a share of the Company’s common stock on October 21, 2024, after the end of fiscal year 2024.
Long-Term Incentives – Mr. Catoggio’s Fiscal Year 2022 PRSU Achievement
A portion of Mr. Catoggio’s fiscal year 2022 PRSUs was earned based on the achievement of three-year cumulative Adjusted EBITDA performance goals (October 1, 2021 through September 30, 2024) for the Post Consumer Brands business unit, which the Committee approved and believed to be stretch goals that would be challenging for the Post Consumer Brands business unit to reach, but still reasonable. The three-year cumulative Adjusted EBITDA performance goals for the Post Consumer Brands business unit were subsequently adjusted to include the acquisitions of pet food assets from The J.M. Smucker Company and Perfection Pet Foods, LLC for the portions of the three-year performance period that the respective assets were owned by the Company. The adjusted targets are reflected in the below table.

Fiscal Years 2022-2024 Cumulative Adjusted EBITDA Goals / Achievement	Below Threshold(1)	Threshold(1)	Target(1)	Maximum(1)	Actual Performance(1)	Actual Payout Earned (in Shares)
Performance	---	$1.580	$1.662	$1.744	$1.820
Payout as a % of Target	0%	50%	100%	200%		12,168 (200% of Target)
(1) Dollars in billions.
Adjustments to Equity Awards Due to the BellRing Spin-Off
As discussed above in Executive Summary – Spin-off of BellRing, midway through fiscal year 2022, we spun off 80.1% of our ownership interest in BellRing. In order to maintain the intrinsic value of outstanding equity awards granted before the completion of the BellRing Spin-off, we used an equity adjustment ratio (the “Equity Adjustment Ratio”) to adjust each outstanding equity award, generally resulting in an increase in the number of underlying shares of Post common stock to reflect the decrease in the value of a share of Post common stock as a result of the BellRing Spin-off. The Equity Adjustment Ratio was 1.482821362, calculated as follows:
1.482821362 = Average of the VWAP for 5 trading days prior to and including the date of the BellRing Spin-off
Average of the VWAP for 5 trading days immediately after the date of the BellRing Spin-off where:
VWAP = the volume-weighted average price of a share of Post common stock
Outstanding equity awards granted before the completion of the BellRing Spin-off were adjusted as follows:

Adjustments to Outstanding Equity Awards in Connection with the BellRing Spin-off
Type of Award	Description of Adjustment
TSR PRSUs (other than Fiscal Year 2020 PRSU Grants)
Adjusted number of PRSUs = original number of PRSUs x Equity Adjustment Ratio
For purposes of the calculation of TSR for the relative TSR percentile rank, the BellRing Spin-off was treated as a dividend, with the value of the dividend calculated as follows:
Dividend =
closing price of a share of BellRing common stock on its first day of trading after the BellRing Spin-off
+
$2.97 (amount of cash consideration received in respect of a share of BellRing common stock by BellRing stockholders as part of the BellRing Spin-off)

PRSUs with 3-Year Adjusted EBITDA Goals (Fiscal Year 2022)	Adjusted number of PRSUs = original number of PRSUs x Equity Adjustment Ratio
RSUs	Adjusted number of RSUs = original number of RSUs x Equity Adjustment Ratio
Stock Options
Adjusted number of shares subject to the stock option = original number of shares subject to the stock option x Equity Adjustment Ratio
Adjusted stock option exercise price = original exercise price
Equity Adjustment Ratio

SARs	Adjusted number of shares subject to the SAR= original number of shares subject to the SAR x Equity Adjustment Ratio Adjusted SAR exercise price = original exercise price Equity Adjustment Ratio
The fiscal year 2020 PRSU grants were treated in a different manner than the fiscal year 2021 and fiscal year 2022 PRSU grants. As the BellRing Spin-off altered our portfolio as it had existed when the 2020 PRSUs were granted, and in light of the BellRing Spin-off closing midway through the third year of the largely completed three-year performance period, the Committee determined, consistent with the original intent of the 2020 PRSU grants, to have the relative TSR percentile rank performance period run only through the date of the BellRing Spin-off of March 10, 2022, and to convert the awards at the time of the BellRing Spin-off to time-based RSUs based on performance through such date (with the ending stock price determined based on the average of the closing sales prices for a share of common stock of the applicable company for the 250 trading days immediately preceding and including the date of the BellRing Spin-off). Based on the Company’s actual relative TSR percentile rank through the BellRing Spin-off date at the 33rd percentile, the Committee determined that the PRSU vesting percentage was 66% of the target number of PRSUs. The Committee applied this percentage to the number of PRSUs granted to determine a number of time-vested RSUs earned by each participant. The number of earned RSUs was then adjusted as set forth in the table immediately above. To adhere to the original intent of promoting retention as much as possible, the earned, converted RSUs had a requirement comparable to the requirement for the original fiscal year 2020 PRSU grant that the participant remain employed through October 15, 2022 in order for the award to vest.
Other Compensation Policies
Stock Ownership Guidelines
We have stock ownership guidelines applicable to non-employee directors and Section 16 officers. Our Board of Directors believes it is in the best interests of the Company and our shareholders to align the financial interests of non-employee directors and Section 16 officers with those of our shareholders. We believe stock ownership is an important tool to reinforce executive officers’ commitment to the Company and to demonstrate our commitment to sound corporate governance. Our guideline structure is as follows:
•Non-Employee Directors – 5x annual retainer
•Chief Executive Officer – 8x base salary
•Section 16 Officers – 2x base salary
Participants are expected to comply with the ownership requirements within five years of an appointment to a qualified position. As of September 30, 2024, 100% of participants were in compliance with the ownership requirements. The categories of stock ownership that satisfy the ownership criteria include:
•shares owned directly or indirectly (e.g., by spouse or trust);
•unvested time-vested cash or stock-settled restricted stock or RSUs;
•shares represented by amounts invested in the Post Savings Investment Plan or the Executive Savings Investment Plan; and
•share equivalents, including deferred stock units and deferred compensation payable under our deferred compensation plans.

Unvested stock options, unexercised vested stock options and SARs and unearned or unvested performance-based restricted stock and restricted stock units are not included when determining compliance with the guidelines. The Committee is responsible for monitoring the application of the stock ownership guidelines and may modify the guidelines in its discretion, including as a result of dramatic or unexpected changes in the market value of Post common stock. The Committee has the discretion to enforce these stock ownership guidelines on a case-by-case basis.
Executive Compensation Recovery (“Clawback”) Policies
In light of the NYSE’s adoption of new executive compensation recovery listing standards that went into effect on October 2, 2023, we adopted a new executive compensation recovery policy that applies to all incentive-based compensation that is based on financial reporting measures received by the Company’s Section 16 officers on or after October 2, 2023 (the “Recovery Policy”). The new Recovery Policy provides that in the event there is a restatement of the Company’s financial statements due to the material non-compliance of the Company with any financial reporting requirement under the securities laws, the result of which is that any incentive-based compensation was erroneously awarded to a Section 16 officer, the Committee will recover the erroneously awarded incentive-based compensation, unless recovery is exempt pursuant to applicable federal securities laws and/or stock exchange listing standards.
The new Recovery Policy superseded our prior executive compensation recovery policy that went into effect on May 4, 2015 (the “2015 Recovery Policy”). However, our 2015 Recovery Policy continues to apply to all performance-based compensation granted, paid or credited to a Section 16 officer between May 4, 2015 and October 2, 2023. The 2015 Recovery Policy provides that in the event there is a restatement of the Company’s financial results, other than due to a change in applicable accounting methods, rules or interpretations, the Committee, to the extent allowable under applicable law, has the authority to recoup performance-based compensation paid to a Section 16 officer during the three-year period preceding the restatement if (i) the restatement would result in the payment of a reduced award if the award were recalculated based on the restated results and (ii) the Section 16 officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement.
Policy on Hedging and Pledging Company Stock
We have a policy that prohibits directors and executive officers from engaging in derivative or hedging transactions in the Company’s securities and prohibits pledging of shares of the Company’s securities by directors and executive officers. See the section Corporate Governance – Policy on Hedging and Pledging Company Stock on page 10 for further information.
Equity Grant Timing Practices
The Committee approves all equity awards to our NEOs on or before the grant date. We have not granted stock options for over five fiscal years and stock option grants are not currently part of our compensation strategy. If the Committee anticipates granting stock options in the future, the Committee will consider good practices with respect to the timing of any stock option grants to NEOs.
Compensation Risk Assessment
The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes our governance policies and compensation structure result in a compensation system that is not reasonably likely to lead to management decisions that would have a material adverse effect on the Company. The following features of our programs mitigate this risk:
•the Committee retains an independent compensation consultant to assist with annual compensation decisions;
•the Committee approves the Senior Management Bonus Program financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned after the end of the fiscal year;
•the Senior Management Bonus Program caps potential payouts at 150% of the target opportunity and the TSR PRSU grants cap potential payouts at 260% of the target opportunity to mitigate potential windfalls;
•we utilize a mix of cash and equity incentive programs, and all long-term incentive equity awards granted to our NEOs are subject to multi-year vesting;
•we utilize a portfolio of equity award types;
•we utilize competitive general and change-in-control severance programs to help ensure executives continue to work towards our shareholders’ best interests in light of potential employment uncertainty;
•executives are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and
•incentive clawback policies that, depending on when the compensation was received, require or permit the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

Benefits and Perquisites
Retirement—Deferred Compensation
We maintain non-qualified deferred compensation plans for key employees. These plans provide executives with an opportunity to accumulate funds for retirement. The Deferred Compensation Plan for Key Employees allows eligible employees to defer all or a portion of any eligible bonus earned on a pre-tax basis. The committee that administers the plan may determine that matching contributions may be made for any of Post’s fiscal years. We also maintain an Executive Savings Investment Plan which permits eligible employees to make pre-tax deferrals of between 1% and 75% of their base salaries. Income taxes on the amounts deferred and any investment gains are deferred until distributed. The Executive Savings Investment Plan does not provide for Company matching contributions. The Executive Savings Investment Plan does permit, if approved, a discretionary annual employer contribution, which vests at 25% of each year of service.
Deferred compensation under the Deferred Compensation Plan for Key Employees or Executive Savings Investment Plan may be hypothetically invested in Post common stock equivalents or in a number of funds operated by The Vanguard Group Inc. (“Vanguard”) with a variety of investment strategies and objectives. We do not guarantee the rate of return of any fund. Any matching contributions under the Deferred Compensation Plan for Key Employees are deemed to be hypothetically invested in Post common stock equivalents. Under both plans, distributions of deferrals invested in common stock equivalents are generally made in shares of our common stock, and deferrals hypothetically invested in the Vanguard funds are made in cash. As with any deferred compensation plan, there are restrictions on deferral and distribution elections as well as potential financial exposure to changes in our financial health. See the section Non-Qualified Deferred Compensation on page 50 for further information.
Retirement—Supplemental Executive Retirement Plan
In 2024, we adopted the Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan (the “SERP”), an unfunded, non-qualified defined benefit retirement plan for a select group of management employees of the Company, including our NEOs. This plan is a supplemental program that enables the Company to better attract, retain and motivate outstanding talent who make important contributions to the Company’s success. Among other things, the SERP supplements the benefits available under the Post Holdings, Inc. Savings Investment Plan, which is subject to U.S. Internal Revenue Service (“IRS”) limits that inhibit NEOs from receiving the same benefits as other employees under the plan. The SERP provides a cash balance benefit for each participant, which benefit accrues as a percentage of certain components of the participant’s compensation for each year of service and is reflected in an unfunded cash balance bookkeeping account established for the participant. Beginning with the plan year commencing October 1, 2024, each February, the account of each plan participant who remains employed by the Company as of the date of allocation will be credited with a pay credit equal to a percentage of the participant’s annualized base salary and target annual bonus compensation as of the immediately preceding December 1st. Applicable percentages vary depending upon the participant’s role within the Company. In fiscal year 2024, the year of plan commencement, the initial accumulated benefit obligation under the plan is reported in the compensation tables. No pay credit for fiscal year 2024 is reported in the compensation tables because such compensation will not be earned or paid until February 2025. See the section Pension Benefits on page 49 for further information.
Perquisites
We provide executives limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy. These benefits help retain and attract superior employees for key positions. The Committee reviews the levels of perquisites and other benefits periodically.
In fiscal year 2024, the following perquisites were provided:
•Personal use of corporate aircraft: Our executive officers may use corporate aircraft for personal use with prior authorization of the Chief Executive Officer. The Committee has the authority to grant tax gross-ups related to such use, provided that they do not exceed $100,000 for any individual or $200,000 in the aggregate during any fiscal year. The Board believes that this perquisite is an appropriate benefit because, in addition to helping retain and attract superior talent, it enables our executive officers to travel in a safe and efficient manner, which supports their productivity and reduces travel time in support of their work priorities.
•Personal administrative support: Mr. Vitale receives administrative support provided by Company employees and, as is not uncommon, particularly in fiscal year 2024 during his medical leave, certain support services relate to personal matters that extend beyond his role as CEO. As such, a portion of the cost of this administrative support is treated as a personal benefit and reported as All Other Compensation in the Summary Compensation Table, along with a tax gross up on such amount. The Committee believes that it is beneficial to the Company to optimize Mr. Vitale’s availability for his role as CEO by decreasing administrative burdens.
•Charitable donation: In 2024, the Company made a charitable donation of $3 million to Washington University School of Medicine. Although no part of this charitable donation was received by Mr. Vitale, because Mr. Vitale received treatment at Washington University, the amount of the donation is treated as a personal benefit and reported as All Other Compensation in the Summary Compensation Table.
These perquisites and other benefits are discussed in the Summary Compensation Table on pages 44, 45 and 46, where applicable.
Change in Control and Involuntary Termination Treatment
Management Continuity Agreements
Each member of our senior management, including the NEOs whose compensation is discussed herein, has entered into a Management Continuity Agreement and/or is a participant in our Executive Severance Plan described below. The Management Continuity Agreements are intended to promote stability and continuity of senior management in the event of an actual or anticipated change in control of the Company. The Board of Directors authorized these agreements in recognition of the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Our Board of Directors is of the opinion that a properly designed change in control agreement protects shareholder interests by providing (i) incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending and (ii) assurance of severance benefits for terminated employees.
Under the Management Continuity Agreements, in the event of an involuntary termination in association with a change in control, a NEO who has executed a Management Continuity Agreement may receive (i) a lump sum severance payment equal to the present value of three years of base salary plus the present value of the greater of three years of (A) the NEO’s target bonus for the year in which termination occurred and (B) the NEO’s last annual bonus preceding the termination or change in control (whichever is greater), (ii) a lump sum payout equal to the actuarial value of continued participation in certain welfare benefit plans or equivalent benefits, (iii) outplacement assistance and (iv) reimbursement for certain litigation expenses.
Executive Severance Plan
Our Executive Severance Plan generally provides the following benefits in the event of a termination of employment by us without cause or by the executive for good reason, where the severance was not in association with a change in control of the Company:
•a lump sum payment of two times the executive’s annual base salary and target bonus amount, plus $20,000;
•a prorated portion of the applicable annual bonus program target award, prorated for the year of termination, provided that performance goals are achieved and only to the extent that the payment of such pro-rata bonus would not cause adverse tax consequences under Section 409A of the Internal Revenue Code, as amended (the “Code”);
•for any equity award granted under any Post Holdings, Inc. Long-Term Incentive Plan with a time-based vesting schedule that is not pro rata, or with a vesting schedule that is ratable in whole or in part but does not provide for any vesting on or before the first anniversary of the date of grant of the equity award, vesting of the equity award as if there was a three-year pro rata vesting schedule with vesting occurring on the first, second and third anniversaries of the date of grant (to the extent the equity award had not already vested or would not under the terms of the applicable equity plan vest at a greater percentage);
•for any unvested PRSU outstanding with a three-year performance period, at a minimum, vesting of the equity award as follows (if it would not, in the Committee’s determination, cause adverse tax consequences under Section 409A of the Code and only if the award would not vest at a greater percentage or amount under the existing terms of the applicable award agreement): (i) before the first anniversary of the date of grant, one-third of the target award will vest; (ii) after the first anniversary and on or before the second anniversary of the date of grant, two-thirds of the target award will vest; and (iii) after the second anniversary of the date of grant and before the original default vesting date of the award, the target award will fully vest;
•up to twelve weeks of COBRA subsidy at active employee rates upon timely election of COBRA; and
•outplacement services.
The Executive Severance Plan also provides severance benefits in the event of an involuntary termination in association with a change in control of the Company to participating senior management employees who have not executed a Management Continuity Agreement. These benefits are similar to those benefits provided for under the Management Continuity Agreements. See Potential Payments Upon Termination of Employment or Change in Control on page 51 for further information.
We believe that the Management Continuity Agreements and the Executive Severance Plan are fair to the executives and to our shareholders and, because the severance benefits are agreed to before a possible termination, they avoid the need for protracted negotiations at the termination date.

Equity Compensation
Generally, if a NEO ceases to be employed by the Company in the event of an involuntary termination in association with a change in control, each equity award held by such NEO vests in part or in full. With some exceptions noted immediately below and elsewhere in this proxy statement, if a NEO’s employment terminates other than due to death or disability outside of the context of a change in control, each unvested equity award held by such NEO is forfeited. See Potential Payments Upon Termination of Employment or Change in Control on page 51 for further information. The RSUs granted to the NEOs in fulfillment of earned bonus amounts for fiscal year 2024 under the Senior Management Bonus Program, as well as time-based RSUs with three-year ratable vesting schedules granted to the NEOs in November 2023, provide for vesting upon Retirement (generally defined as a participant, after providing one month’s prior written notice and executing a non-compete agreement, to the extent legally permissible, voluntarily leaving the employment of the Company or its subsidiary, after reaching either age 65 with 5 or more years of service or age 55 with 10 or more years of service). The RSUs granted to the NEOs in fulfillment of earned bonus amounts for fiscal year 2024 also provide for vesting upon involuntary termination by the Company without cause. The TSR PRSU awards granted to the NEOs in November 2023 provide that if the NEO Retires during the performance period, he or she will continue to be eligible to receive shares under the award if the performance criteria is met.

Summary Compensation Table
The following table shows information about the compensation of our Chief Executive Officer, our former Interim Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers who were serving as executive officers at September 30, 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert V. Vitale(1)	2024	1,250,000	—	15,428,971	—	—	1,928,059	3,356,645	21,963,675
President & CEO	2023	1,245,667	—	16,008,243	—	—	—	105,886	17,359,796
	2022	1,224,000	—	14,130,824	—	—	—	120,594	15,475,418
Jeff A. Zadoks(1)	2024	700,000	—	5,454,797	—	—	725,567	97,746	6,978,110
EVP & COO	2023	687,500	—	5,672,552	—	—	—	44,696	6,404,748
	2022	622,833	—	4,494,571	—	—	—	28,345	5,145,749
Matthew J. Mainer	2024	479,187	—	2,609,617	—	—	362,407	46,295	3,497,506
EVP, CFO & Treasurer	2023	431,511	—	2,213,276	—	—	—	39,479	2,684,266
Nicolas Catoggio	2024	720,833	—	4,805,174	—	725,000	144,133	66,733	6,461,873
President & CEO,	2023	691,667	—	5,884,725	—	—	—	55,756	6,632,148
Post Consumer Brands	2022	645,833	—	2,159,643	—	—	—	59,940	2,865,416
Diedre J. Gray	2024	666,146	—	5,497,616	—	—	661,401	69,675	6,894,838
EVP, General Counsel & Chief	2023	643,229	—	5,314,699	—	—	—	43,762	6,001,690
Administrative Officer, Secretary	2022	620,833	—	4,292,601	—	—	—	62,278	4,975,712
Mark W. Westphal	2024	664,823	—	4,506,832	—	675,000	536,772	21,758	6,405,185
President, Foodservice	2023	617,123	—	4,928,757	—	—	—	20,858	5,566,738
	2022	600,000	—	4,275,940	—	—	—	19,241	4,895,181
_________
(1)In connection with Mr. Vitale’s medical leave of absence, Mr. Zadoks served as Interim President and Chief Executive Officer from November 2, 2023 through January 30, 2024.
(2)The amounts relate to awards of RSUs and PRSUs granted for the fiscal year. The awards reflect the aggregate grant date fair values computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and do not correspond to the actual values that will be realized by the NEOs. See Notes 2 and 20 to the Company’s fiscal year 2024 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the accounting policy and determination of these amounts under FASB ASC Topic 718. The values of PRSUs assume target performance over the performance periods and are consistent with the estimate of aggregate compensation cost to be recognized over the performance periods determined as of the applicable grant date under FASB ASC Topic 718. For Mr. Vitale, Mr. Zadoks and Ms. Gray, in fiscal years 2024 and 2022, this amount includes two RSU awards and a PRSU award, and in fiscal year 2023, this amount includes three RSU awards and a PRSU award. For Mr. Mainer, in fiscal year 2024, this amount includes two RSU awards and a PRSU award, and in fiscal year 2023, this amount includes three RSU awards and a PRSU award. For Mr. Catoggio, in fiscal year 2024, this amount includes two RSU awards and a PRSU award, in fiscal year 2023, this amount includes three RSU awards and a PRSU award, and in fiscal year 2022, this amount includes two RSU awards and two PRSU awards. For Mr. Westphal, in fiscal years 2024, 2023 and 2022, this amount includes two RSU awards and a PRSU award. For each of the NEOs, one RSU award in fiscal year 2024 represents the bonus earned (or, with respect to Mr. Catoggio and Mr. Westphal, a portion thereof) by such NEO under our Senior Management Bonus Program for fiscal year 2024 performance, which was settled in the form of a RSU award on November 12, 2024, after the end of fiscal year 2024. For additional information about these bonus awards, see Compensation Discussion and Analysis – 2024 Compensation Elements – Annual Bonus (Senior Management Bonus Program) on page 34. For each of the NEOs, one RSU award in fiscal year 2023 represents the bonus earned by such NEO under our Senior Management Bonus Program for fiscal year 2023 performance, which was settled in the form of a RSU award on November 14, 2023, after the end of fiscal year 2023. For Messrs. Vitale, Zadoks and Mainer and Ms. Gray, one RSU award in fiscal year 2023 represents the recognition bonus earned by such NEO for extraordinary performance in fiscal year 2023, which was settled in the form of a RSU award on November 14, 2023, after the end of fiscal year 2023. For Messrs. Vitale, Zadoks, Catoggio and Westphal and Ms. Gray, one RSU award in fiscal year 2022 represents the bonus earned by such NEO under our Senior Management Bonus Program for fiscal year 2022 performance, which was settled in the form of a RSU award on November 15, 2022, after the end of fiscal year 2022. For Messrs. Vitale, Zadoks and Westphal and Ms. Gray, in fiscal year 2022, this amount also includes the incremental fair value of the conversion of such NEO’s fiscal year 2020 PRSU grant to time-based RSUs in connection with the BellRing Spin-off, as computed in accordance with FASB ASC Topic 718. The amount attributable to such incremental fair value for each such NEO is as follows: Mr. Vitale, $344,542; Mr. Zadoks, $97,671; Mr. Westphal, $83,945 and Ms. Gray, $85,774. For additional information about the effect of the BellRing Spin-off on fiscal year 2020 PRSUs, see Compensation Discussion and Analysis – Adjustments to Equity Awards Due to the BellRing Spin-Off on page 38.
The following table reflects the value at grant date of the fiscal years 2024, 203 and 2022 PRSU awards vesting at minimum, threshold, target, above-target and maximum performance level vesting percentages. For Mr. Catoggio’s fiscal year 2022 PRSU award based on Post Consumer Brands’ cumulative Adjusted EBITDA (reflected in the fourth row of his PRSU awards below), the above-target performance level was not included and the vesting percentage of PRSUs for achievement of the maximum performance level was set at 200%, instead of 260% like all other PRSU awards reflected in the table.

GRANT DATE VALUE OF PRSUS
	Fiscal Year	At Minimum 0% ($)	At Threshold 50% ($)	At Target 100% ($)	At Above-Target 200% ($)	At Maximum 200% or 260% ($)
Robert V. Vitale	2024	—	4,037,646	8,075,292	16,150,584	20,995,760
	2023	—	4,219,991	8,439,983	16,879,966	21,943,955
	2022	—	3,644,940	7,289,880	14,579,760	18,953,688
Jeff A. Zadoks	2024	—	1,382,232	2,764,464	5,528,928	7,187,606
	2023	—	1,444,700	2,889,400	5,778,799	7,512,439
	2022	—	1,151,055	2,302,110	4,604,221	5,985,487
Matthew J. Mainer	2024	—	611,974	1,223,948	2,447,896	3,182,265
	2023	—	491,898	983,796	1,967,592	2,557,870
Nicolas Catoggio	2024	—	1,390,798	2,781,595	5,563,190	7,232,147
	2023	—	1,207,617	2,415,235	4,830,469	6,279,610
	2022	—	676,201	1,352,402	2,704,804	3,516,245
	2022	—	218,198	436,395	—	872,790
Diedre J. Gray	2024	—	1,437,872	2,875,745	5,751,490	7,476,937
	2023	—	1,389,342	2,778,684	5,557,368	7,224,578
	2022	—	1,093,457	2,186,915	4,373,830	5,685,979
Mark W. Westphal	2024	—	1,305,213	2,610,427	5,220,853	6,787,109
	2023	—	1,278,318	2,556,636	5,113,272	6,647,254
	2022	—	997,570	1,995,141	3,990,281	5,187,366

(3)The amounts reported in this column reflect the cash portion of bonuses earned by the NEOs during the fiscal year under our Senior Management Bonus Program. For additional information about these bonus awards, see Compensation Discussion and Analysis – 2024 Compensation Elements – Annual Bonus (Senior Management Bonus Program) on page 34.
(4)Amounts in this column for each of the NEOs reflect the aggregate change in present value of the SERP benefit, which was implemented effective February 19, 2024. Because the SERP was not in place in fiscal year 2023, the aggregate change in present value is equal to the present value of the accumulated benefit as of September 30, 2024. The values reported in this column are (i) theoretical, as the amounts are calculated and presented according to SEC requirements and are based on assumptions used in preparing the Company’s fiscal year 2024 financial statements, and (ii) accounting values not realized by the NEOs during the fiscal year. See Note 19 to the Company’s fiscal year 2024 financial statements in the Company’s Annual Report on Form 10-K for additional information regarding the valuation method and assumptions used to calculate the present value of the accumulated benefit. The SERP and our other defined benefit plans utilize different methods of calculating actuarial present value for the purposes of determining a lump-sum payment, if any, to be paid under each plan. While these amounts appear as lump sum, the normal form of payment in the event of retirement is an annuity and the plan only allows for a lump sum payment for these benefits for certain distribution events. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a NEO will actually accrue under the SERP during any given year. No above-market or preferential earnings under the Deferred Compensation Plan for Key Employees, the Executive Savings Investment Plan or the SERP were reportable for fiscal years 2024, 2023 and 2022.
(5)Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Aircraft ($) (a)	Tax Gross-Ups ($) (b)	Miscellaneous ($) (c)	Total ($)
Robert V. Vitale	2024	20,700	1,058	148,343	90,323	3,096,221	3,356,645
	2023	19,800	1,058	62,598	22,430	—	105,886
	2022	18,300	941	81,980	19,373	—	120,594
Jeff A. Zadoks	2024	20,700	1,058	62,074	13,914	—	97,746
	2023	19,800	1,058	14,266	9,572	—	44,696
	2022	18,300	941	7,420	1,684	—	28,345
Matthew J. Mainer	2024	19,969	1,058	18,044	7,224	—	46,295
	2023	22,870	1,058	9,859	5,692	—	39,479
Nicolas Catoggio	2024	19,938	1,058	32,611	13,126	—	66,733
	2023	19,292	1,058	28,137	7,269	—	55,756
	2022	—	941	43,747	15,252	—	59,940
Diedre J. Gray	2024	20,700	1,058	34,051	13,866	—	69,675
	2023	19,800	1,058	14,919	7,985	—	43,762
	2022	18,300	941	36,386	6,651	—	62,278
Mark W. Westphal	2024	20,700	1,058	—	—	—	21,758
	2023	19,800	1,058	—	—	—	20,858
	2022	18,300	941	—	—	—	19,241
_________
(a)Amounts are based on the aggregate incremental cost to us of the NEO’s use of aircraft. The incremental cost is calculated by dividing the total estimated variable costs (such as fuel, landing fees, on-board catering and flight crew expenses) by the total flight hours for such fiscal year and multiplying such amount by the individual’s total number of flight hours for non-business use for the fiscal year. Incremental costs do not include certain fixed costs that we incur by virtue of owning aircraft, including depreciation, employed pilot salaries and benefits, hangar fees and maintenance. Spouses and guests of NEOs occasionally fly on the aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost is a de minimis amount, and no amounts are therefore reported; however, these flights are treated as taxable under the IRS’s Standard Industry Fare Level (“SIFL”) formula for imputing taxable income for such use.
(b)Executive officers may use aircraft for personal use (including for spouses and guests) so long as the value of such use is treated as taxable compensation to the individual. We report the SIFL rates for such use in each executive officer’s taxable wages. We reimburse our executive officers for amounts necessary to offset the impact of income taxes relating to such use.
(c)For Mr. Vitale, this amount represents (a) a $3,000,000 charitable donation made to Washington University School of Medicine; and (b) personal administrative support provided by Company employees to Mr. Vitale, which cost $96,221. Of such $96,221: (i) $52,777 is attributable to compensation provided to such Company employees and (ii) $43,444 is attributable to the Company’s reimbursement to Mr. Vitale to offset the impact of income taxes relating to such personal administrative support. For additional information about these perquisites, see Compensation Discussion and Analysis – Benefits and Perquisites – Perquisites on page 41.
Grants of Plan-Based Awards for the Fiscal Year Ended September 30, 2024
The following table provides, for each of the NEOs, information concerning grants of equity awards made during fiscal year 2024. Awards of RSUs and PRSUs were made under the Post Holdings, Inc. 2021 Long-Term Incentive Plan. The following table does not reflect (i) the bonuses earned by the NEOs under our Senior Management Bonus Program for fiscal year 2024 performance, which were, at least in part, settled in the form of RSU awards after the end of fiscal year 2024, or (ii) the bonuses earned by the NEOs under our Senior Management Bonus Program for fiscal year 2023 performance, which were settled in the form of RSU awards at the beginning of fiscal year 2024, which RSU awards are reflected in the Summary Compensation Table under “Stock Awards.” See Compensation Discussion and Analysis for further information about the awards listed below and the RSU awards granted to the NEOs under our Senior Management Bonus Program for fiscal year 2024 performance.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Type	Grant Date	Threshold (#)	Target (#)	Above-Target (#)	Maximum (#)
Robert V. Vitale	PRSUs	11/14/2023	28,047	56,094	112,188	145,844		8,075,292
	RSUs	11/14/2023					56,094	4,822,401
Jeff A. Zadoks	PRSUs	11/14/2023	9,602	19,203	38,406	49,928		2,764,464
	RSUs	11/14/2023					19,203	1,650,882
Matthew J. Mainer	PRSUs	11/14/2023	4,251	8,502	17,004	22,105		1,223,948
	RSUs	11/14/2023					8,502	730,917
Nicolas Catoggio	PRSUs	11/14/2023	9,661	19,322	38,644	50,237		2,781,595
	RSUs	11/14/2023					19,322	1,661,112
Diedre J. Gray	PRSUs	11/14/2023	9,988	19,976	39,952	51,938		2,875,745
	RSUs	11/14/2023					19,976	1,717,337
Mark W. Westphal	PRSUs	11/14/2023	9,067	18,133	36,266	47,146		2,610,427
	RSUs	11/14/2023					18,133	1,558,894
_________
(1)These columns consist of the threshold, target, above-target and maximum number of PRSUs granted in fiscal year 2024 that will vest based on the Company’s total shareholder return over a three-year performance period ending September 30, 2026. The actual earned award may range from 0% to 260% based on performance. The “Threshold” column represents the number of units that will vest at a 50% vesting percentage. The “Target” column represents the number of units that will vest if the specified performance targets are achieved. The “Above-Target” column represents the number of units that will vest at a 200% vesting percentage. The “Maximum” column represents the maximum number of units that will vest. Any awards earned will vest after the end of the performance period, but no later than December 31, 2026.
(2)This column contains the number of RSUs granted in fiscal year 2024.
(3)This column represents (a) the grant date fair value of RSUs, which was calculated in accordance with FASB ASC Topic 718 based on the closing market price per share of Post’s common stock on the date of grant ($85.97 per share for awards granted on November 14, 2023), and (b) the grant date fair value of PRSUs, which was calculated assuming 100% attainment of target with a fair value of $143.96 per share and in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at September 30, 2024
The following table sets forth information on exercisable and unexercisable options and unvested RSU and PRSU awards held by the NEOs on September 30, 2024. The numbers contained in the following table reflect the equity award adjustments made in connection with the BellRing Spin-off. For additional information about the effect of the BellRing Spin-off on equity awards, see Compensation Discussion and Analysis — Adjustments to Equity Awards Due to the BellRing Spin-off on page 38.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (17)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (17)
Robert V. Vitale	107,396	(1)	—	54.06	11/13/2027	22,021	(4)	2,548,931	171,759	(13)	19,881,058
						36,490	(5)	4,223,718	142,308	(14)	16,472,197
						22,682	(6)	2,625,442	145,844	(15)	16,881,489
						10,032	(6)	1,161,204
						56,094	(7)	6,492,881
Jeff A. Zadoks	28,969	(2)	—	62.10	11/13/2028	6,954	(4)	804,926	54,239	(13)	6,278,118
						12,492	(5)	1,445,949	48,719	(14)	5,639,201
						9,315	(6)	1,078,211	49,928	(15)	5,779,143
						4,120	(6)	476,890
						19,203	(7)	2,222,747
Matthew J. Mainer	—		—	—	—	1,409	(8)	163,092	6,326	(13)	732,211
						4,636	(9)	536,617	16,588	(14)	1,920,061
						811	(9)	93,873	22,105	(15)	2,558,677
						1,217	(10)	140,868
						4,254	(5)	492,401
						5,445	(6)	630,259
						2,408	(6)	278,726
						8,502	(7)	984,107
Nicolas Catoggio	—		—	—	—	13,846	(11)	1,602,675	31,863	(13)	3,688,142
						29	(4)	3,357	12,168	(16)	1,408,446
						10,829	(5)	1,253,457	40,724	(14)	4,713,780
						11,602	(12)	1,342,932	50,237	(15)	5,814,956
						12,214	(6)	1,413,771
						19,322	(7)	2,236,522
Diedre J. Gray	15,157	(2)	—	62.10	11/13/2028	6,606	(4)	764,645	51,524	(13)	5,963,926
						12,014	(5)	1,390,621	46,852	(14)	5,423,119
						7,825	(6)	905,744	51,938	(15)	6,011,777
						3,461	(6)	400,611
						19,976	(7)	2,312,222
Mark W. Westphal	30,409	(3)	—	53.63	12/01/2027	6,027	(4)	697,625	47,008	(13)	5,441,176
	34,306	(2)	—	62.10	11/13/2028	11,054	(5)	1,279,501	43,108	(14)	4,989,751
						10,835	(6)	1,254,151	47,146	(15)	5,457,126
						18,133	(7)	2,098,895
_________
(1)Non-qualified stock options; exercisable in equal installments on November 13, 2018, 2019 and 2020.
(2)Non-qualified stock options; exercisable in equal installments on November 13, 2019, 2020 and 2021.
(3)Non-qualified stock options; exercisable in equal installments on December 1, 2018, 2019 and 2020.
(4)RSUs; restrictions lapse in equal installments on November 16, 2022, 2023 and 2024. The RSUs will be paid in shares of the Company’s common stock within 60 days of the applicable vesting date.
(5)RSUs; restrictions lapse in equal installments on November 15, 2023, 2024 and 2025. The RSUs will be paid in shares of the Company’s common stock within 60 days of the applicable vesting date.
(6)RSUs; restrictions lapse in one installment on November 14, 2024. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.
(7)RSUs; restrictions lapse in equal installments on November 14, 2024, 2025 and 2026. The RSUs will be paid in shares of the Company’s common stock within 60 days of the applicable vesting date.

(8)RSUs; restrictions lapse in equal installments on November 20, 2021, 2022, 2023 and 2024. The RSUs will be paid in shares of the Company’s common stock within 60 days of the applicable vesting date.
(9)RSUs; restrictions lapse in equal installments on December 1, 2022, 2023 and 2024. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.
(10)RSUs; restrictions lapse in equal installments on December 1, 2022, 2023, 2024 and 2025. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.
(11)RSUs; restrictions lapse in one installment on September 13, 2025. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.
(12)RSUs; restrictions lapse in one installment on November 15, 2026. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.
(13)PRSUs; vest in one installment after September 30, 2024, but no later than December 31, 2024. The PRSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date. Amount shown reflects the maximum number of units under the award as if such award vested at 260% of target. As a result of the Company’s performance during the period from October 1, 2021 through September 30, 2024, 260% of the target amount of these PRSUs (as reflected in the table) vested on October 21, 2024. For additional information, see Compensation Discussion and Analysis - 2024 Compensation Elements - Long-Term Incentives - Fiscal Year 2022 PRSU Achievement.
(14)PRSUs; vest in one installment after September 30, 2025, but no later than December 31, 2025. The PRSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date. Amount shown reflects the maximum number of units under the award as if such award vested at 260% of target.
(15)PRSUs; vest in one installment after September 30, 2026, but no later than December 31, 2026. The PRSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date. Amount shown reflects the maximum number of units under the award as if such award vested at 260% of target.
(16)PRSUs; vest in one installment after September 30, 2024, but no later than December 31, 2024. The PRSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date. Amount shown reflects the maximum number of units under the award as if such award vested at 200% of target. As a result of the Post Consumer Brands business unit’s performance during the period from October 1, 2021 through September 30, 2024, 200% of the target amount of these PRSUs vested on November 12, 2024 for Mr. Catoggio (as reflected in the table). For additional information, see Compensation Discussion and Analysis - 2024 Compensation Elements - Long-Term Incentives - Mr. Catoggio’s Fiscal Year 2022 PRSU Achievement.
(17)Based on our closing stock price of $115.75 on September 30, 2024.

Option Exercises and Stock Vested
for the Fiscal Year Ended September 30, 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert V. Vitale	341,780	21,546,465	242,566		19,984,951
Jeff A. Zadoks			145,945	(1)	12,120,813
Matthew J. Mainer			12,975		1,111,637
Nicolas Catoggio			13,679		1,286,359
Diedre J. Gray			137,884	(2)	11,438,117
Mark W. Westphal			68,198		5,639,084
_________
(1)This number includes the vesting of 5,930 RSUs which were settled in cash. Mr. Zadoks received $604,564.
(2)This number includes the vesting of 4,745 RSUs which were settled in cash. Ms. Gray received $483,753.
Equity Compensation Plan Information
The following table sets forth aggregate information regarding the Company’s equity compensation plans as of September 30, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average of Exercise Price of Outstanding Options, Warrants and Rights ($) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (2)
Equity compensation plans approved by security holders	2,838,782	(3)	56.40	51,147
Equity compensation plans not approved by security holders	—		—	—
Total	2,838,782			51,147
_________
(1)Weighted average exercise price of outstanding options and SARs; excludes RSUs and PRSUs.
(2)These shares of common stock are issuable under the Post Holdings, Inc. 2021 Long-Term Incentive Plan.
(3)This number includes 351,081 shares of common stock issuable upon the exercise of outstanding non-qualified stock options, 1,028,250 outstanding RSUs which may be settled in shares of our common stock, 1,429,795 outstanding PRSUs which may be settled in shares of our common stock (which amount reflects vesting at maximum vesting levels of 100% (225,382 PRSUs), 200% (12,168 PRSUs) and 260% (1,192,245 PRSUs) (if all of these outstanding PRSUs that have not been certified vest at the target vesting level instead of the maximum vesting level, 690,017 PRSUs would vest instead of 1,429,795 PRSUs)) and 29,656 outstanding SARs held by our non-management directors. Excludes RSUs which, by their terms, will be settled in cash. The weighted-average remaining contractual term in years of our SARs is 0.63 years. The weighted-average remaining contractual term in years of our outstanding non-qualified stock options is 3.61 years. See Note 20 to the Company’s fiscal year 2024 financial statements in the Company’s Annual Report on Form 10-K for additional information.
Pension Benefits
In fiscal year 2024, the Company implemented the Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan, effective February 19, 2024. The SERP is an unfunded, non-qualified defined benefit retirement plan for a select group of management employees of the Company, including our NEOs. This plan is a supplemental program that enables the Company to better attract, retain and motivate outstanding talent who make important contributions to the Company’s success. Among other things, the SERP supplements the benefits available under the Post Holdings, Inc. Savings Investment Plan, which is subject to IRS limits that inhibit NEOs from receiving the same benefits as other employees under that plan. The SERP provides a cash balance benefit for each participant, which benefit accrues as a percentage of certain components of the participant’s compensation for each year of service and is reflected in an unfunded cash balance bookkeeping account established for the participant.
Beginning with the plan year commencing October 1, 2024, each February, the account of each plan participant who remains employed by the Company as of the date of allocation will be credited with a pay credit equal to a percentage of the participant’s annualized base salary and target annual bonus compensation, as of the immediately preceding December 1st. Applicable percentages vary depending on the participant’s role within the Company. Currently, the pay credit percentages under the SERP are 5% for the President and CEO, 4% for other NEOs and 3% for other eligible employees. A participant becomes fully vested in the benefit if they remain continuously employed by the Company through the participant’s retirement date. Under the SERP, a participant’s retirement date is the date on which the participant has reached either (i) age 55 with 10 or more years of service with the Company or its affiliates or (ii) age 65 with 5 or more years of service with the Company or its affiliates. If a participant becomes disabled, the participant dies while employed or the participant is separated from service in connection with a change in control of the Company, vesting will be accelerated to 100%. Each participant in the plan as of February 19, 2024 was credited with an opening credit, based upon years of past service with the Company. These opening credits will vest based on the participant’s years of service (only considering service on or after February 19, 2024), at approximately 33% per year, provided the participant remains continuously employed with the Company through their retirement date. In addition, each February, each participant’s account will be credited with an interest credit equal to the interest rate selected by the Corporate Governance and Compensation Committee for that year multiplied by the participant’s account balance as of the preceding December 1st.
Provided the vesting conditions are met, participants in the SERP will receive payment of the vested amount upon (i) retirement, (ii) disability, (iii) death, (iv) a change in control of the Company, where the participant incurs a separation from service within three months prior to the change in control, or (v) the participant’s separation from service within the 24-month period beginning on the date of the change in control. Distributions will be made in the form of a lump sum payment or in annual installments depending on the distribution event.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert V. Vitale	Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan	12.66	1,928,059	—
Jeff A. Zadoks	Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan	12.66	725,567	—
Matthew J. Mainer	Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan	9.72	362,407	—
Nicolas Catoggio	Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan	3.05	144,133	—
Diedre J. Gray	Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan	12.66	661,401	—
Mark W. Westphal	Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan	10.33	536,772	—
(1)     Represents the number of years of service credited to the participant under the SERP, computed as of the same plan measurement date used pursuant to the Company’s fiscal year 2024 financial statements. Under the SERP, “Years of Service” means the participant’s full number of complete years (365 days or 366 days, as applicable) of continuous employment with the Company and/or its affiliates. A participant’s period of service with any acquired or predecessor employer, to the extent not otherwise counted under the SERP, will also be taken into consideration in determining the participant’s Years of Service to the extent, and under such conditions, as may be determined by the SERP’s administrator in the administrator’s sole discretion. As discussed above, a participant’s Years of Service is relevant for determining whether a participant’s benefit under the SERP is vested, primarily as it relates to determination of when the participant has reached the retirement date under the SERP. For purposes of determining whether a participant’s opening credit is vested, only service on or after February 19, 2024 (the effective date of the SERP) is taken into consideration. Although Years of Service was considered in determining the amount of each participant’s opening credit, each participant was allocated a specified dollar amount and Years of Service credited under the SERP will only impact the vesting of such amount.
(2)    The accumulated benefit is calculated based on credited service and compensation as of September 30, 2024. The values reported in this column are (i) theoretical, as the amounts are calculated and presented according to SEC requirements and (ii) based on assumptions used in preparing the Company’s fiscal year 2024 financial statements. See Note 19 to the Company’s fiscal year 2024 financial statements in the Company’s Annual Report on Form 10-K for additional information regarding the valuation method and assumptions used to calculate the present value of the accumulated benefit. The SERP uses a different method of calculating actuarial present value for the purposes of determining a lump sum payment, if any, under the plan.
Non-Qualified Deferred Compensation
We maintain non-qualified deferred compensation plans for key employees, the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan. Participation in the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan is limited to a select group of management or highly-compensated employees. All of our NEOs were eligible to participate in these plans in fiscal year 2024.
Under the Deferred Compensation Plan for Key Employees, eligible employees may elect to defer payment of all or a portion of their eligible annual bonuses until some later date. The Corporate Governance and Compensation Committee that administers the plan may determine that matching discretionary contributions may be made for a particular fiscal year, and if made such contributions will vest five years after such contribution is made, generally subject to acceleration in the event of disability or separation from service by reason of death or involuntary termination without cause, and under certain circumstances subject to acceleration in the event of retirement or change in control of the Company. Absent such determination, no matching discretionary contribution is made. No discretionary contributions under this plan were made for our NEOs in fiscal year 2024. The Deferred Compensation Plan for Key Employees was amended effective October 1, 2019, with respect to bonus deferrals for fiscal year 2020 and beyond, to provide that a participant’s deferral election applies only to that portion of the annual bonus which would otherwise be paid in cash.
The Executive Savings Investment Plan allows eligible employees to defer a portion of their salaries to be paid at a future date. In addition, the Company has the ability to provide a discretionary employer contribution at the times and in the amounts designated by the Company, which vest at 25% for each year of service. Eligible employees may defer between 1% and 75% of their base salaries.

Under both plans, participants may select specified dates in the future upon which their deferrals will be distributed, in addition to selecting distribution at separation from service. Payments also may be made in the event of a change in control of the Company (depending upon the date of deferral or contribution, either as a result of a participant election, or because the plans require it). Payments may be made in lump sum, in five annual installments or in ten annual installments.
Both of the plans offer measurement investment funds that participants may choose for purposes of crediting or debiting hypothetical investment gains and losses to their accounts. The hypothetical investments offered are Post common stock equivalents and a number of funds operated by Vanguard with a variety of investment strategies and objectives. Discretionary employer contributions made to the accounts of participants in the Executive Savings Investment Plan are deemed to be hypothetically invested in the applicable target date retirement fund operated by Vanguard and participants may subsequently change their hypothetical investments. Participants may move their account balances between the various hypothetical investment options at the close of each business day, subject to these exceptions: (1) deferrals into Post common stock equivalents in the plans are not transferable to any other investment option except under limited circumstances and (2) deferrals into the Vanguard investment options cannot be transferred into the Post common stock equivalents option.
Income taxes on the amounts deferred and any investment gains are deferred until distribution. Under both plans, distributions of deferrals hypothetically invested in common stock equivalents are generally made in shares of our common stock, while deferrals hypothetically invested in the Vanguard funds are made in cash.
The following table provides additional information with respect to the participation of our NEOs in our non-qualified deferred compensation plans through September 30, 2024.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Robert V. Vitale	Executive Savings Investment Plan	—	—	398,189	—	1,935,450
	Deferred Compensation Plan for Key Employees	—	—	—	—	—
Jeff A. Zadoks	Executive Savings Investment Plan	28,000	—	152,273	—	779,405
	Deferred Compensation Plan for Key Employees	—	—	16,970	—	85,205
Matthew J. Mainer	Executive Savings Investment Plan	47,919	—	74,138	—	368,356
	Deferred Compensation Plan for Key Employees	—	—	—	—	—
Nicolas Catoggio	Executive Savings Investment Plan	—	—	—	—	—
	Deferred Compensation Plan for Key Employees	—	—	—	—	—
Diedre J. Gray	Executive Savings Investment Plan	58,432	—	192,412	—	866,212
	Deferred Compensation Plan for Key Employees	—	—	—	—	—
Mark W. Westphal	Executive Savings Investment Plan	—	—	21,121	—	111,887
	Deferred Compensation Plan for Key Employees	—	—	—	—	—
_________
(1)These amounts reflect deferrals into the Executive Savings Investment Plan and the Deferred Compensation Plan for Key Employees as of September 30, 2024.
(2)These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and reflect our discretionary contributions to the Executive Savings Investment Plan and the Deferred Compensation Plan for Key Employees.
(3)These amounts reflect the aggregate earnings to the Executive Savings Investment Plan and the Deferred Compensation Plan for Key Employees. These amounts do not reflect above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified and, accordingly, these amounts are not included in the Summary Compensation Table.
(4)None of the balances shown in this column were included in the Summary Compensation Table for fiscal years 2023 or 2022.

Potential Payments Upon Termination of Employment or Change in Control
In the event of an involuntary termination of employment absent a change in control of the Company, each of our NEOs is eligible for compensation and benefits under the Post Holdings, Inc. Executive Severance Plan (the “Plan”). In the event of the officer’s involuntary termination in association with a change in control of the Company, each of our NEOs is eligible for compensation and benefits under either a Management Continuity Agreement (“MCA”) or the Plan. A description of the terms of the MCAs and the Plan as in effect as of September 30, 2024 is below. In addition, information about treatment of equity awards, non-qualified deferred compensation and non-qualified defined benefits in the event of involuntary termination and/or a change in control if such event occurred in fiscal year 2024 is provided below.

Potential Payments under the Management Continuity Agreements
As discussed in Compensation Discussion and Analysis, the MCAs are meant to promote the stability and continuity of senior management in the event of an actual or anticipated change in control. The MCAs provide severance compensation to the NEO in the event of the NEO’s involuntary termination in association with a change in control. As of September 30, 2024, the Company had MCAs in effect with the following NEOs: Mr. Vitale, Mr. Zadoks and Ms. Gray.
In the event of a change in control, the compensation provided would be in the form of a lump sum payment equal to the present value of continuing (a) the officer’s salary and (b) the greater of (i) the officer’s target bonus for the year in which termination occurred and (ii) the officer’s last annual bonus preceding the termination or change in control (whichever is greater), for three years following the officer’s involuntary termination of employment within two years following a change in control, and the payment of other benefits (as described below). In the event the officer’s employment is involuntarily terminated within 270 days prior to a change in control, and the officer objects to such termination, he or she also is eligible for compensation and benefits under his or her MCA.
Each officer also would be eligible to receive the following severance benefits: (i) payment in lump sum of the actuarial value of continuation during the applicable period of the officer’s participation in each life, health, accident and disability plan in which the officer was entitled to participate immediately prior to the change in control, (ii) payment of any actual costs and expenses incurred by the officer for litigation related to the enforcement of his or her MCA and (iii) payment of up to $20,000 of costs or expenses incurred for outplacement assistance. Payments are to be made by the Company or the subsidiary that employed the officer.
No payments would be made if the officer’s termination is due to death, disability or normal retirement, or is “for cause,” which is defined as (i) the continued failure by the officer to devote reasonable time and effort to the performance of his or her duties (other than a failure resulting from his or her incapacity due to physical or mental illness), (ii) the officer willfully engaging in misconduct which is materially injurious to us or (iii) the officer’s conviction of a felony or a crime involving moral turpitude.
The MCAs also contain provisions relating to non-competition and non-solicitation of our employees which become effective once the officer becomes eligible for payments under his or her MCA. The non-competition provisions have a duration of one year and the non-solicitation provisions have a duration of two years. Furthermore, the MCAs contain provisions regarding the protection of our confidential information, which became effective when the MCAs became effective and apply in perpetuity. In the event of a breach of the foregoing provisions, we are entitled, among other applicable remedies, to specific performance and/or injunctive relief to enforce or prevent violations, and the officer is required to return sums received under his or her MCA if a court issues a final ruling finding that the officer was in breach. These provisions may not be waived unless agreed to in writing by the parties.
The MCAs provide that in the event that any payments to the officers under the MCAs or otherwise would be subject to excise taxes under the Code, such payments will be reduced to the extent necessary to avoid such excise taxes, unless the officer would receive a greater amount were there no reduction and the officer were to pay the excise taxes.
Potential Payments under the Post Holdings, Inc. Executive Severance Plan
Under the Plan, all of our NEOs are eligible for severance benefits in the event of an involuntary termination without “cause” or a termination of employment by the executive for “good reason” outside of the context of a change in control. Additionally, under the Plan, Messrs. Catoggio, Mainer and Westphal are eligible for severance benefits in conjunction with a change in control as described herein.
Severance Benefits Outside of the Context of a Change in Control
Severance benefits under the Plan are not available if the termination of employment is because of short- or long-term disability or death. Severance benefits consist of:
•a lump sum payment of two times the executive’s annual base salary (excluding bonus and incentive compensation) at the time of the qualifying termination, plus an amount equal to two times his or her then current target annual bonus amount, plus $20,000;
•a prorated portion of the applicable annual bonus program target award based on the number of full weeks worked during the fiscal year as of the effective date of termination, provided that the performance goals are achieved, and only to the extent that the payment of such pro-rata bonus would not cause adverse tax consequences under Code Section 409A;
•Company contributions toward the cost of COBRA healthcare continuation coverage for up to twelve weeks;
•outplacement services for a period to be determined by us, but not exceeding two years; and

•vesting of certain equity awards with a time-based vesting schedule on other than a ratable basis and of certain PRSUs with a “cliff vesting” schedule and a performance period of three years made under the Post Holdings, Inc. 2012 Long-Term Incentive Plan, the Post Holdings, Inc. 2016 Long-Term Incentive Plan, the Post Holdings, Inc. 2019 Long-Term Incentive Plan and the Post Holdings, Inc. 2021 Long-Term Incentive Plan, as described below in the subsections Equity Grant Agreements and Non-qualified Deferred Compensation.
Additionally, the Plan provides that certain business executives, including Messrs. Catoggio and Westphal, are eligible for enhanced severance benefits in connection with involuntary terminations of employment in conjunction with a sale of such executive’s business or employing subsidiary (a “Business Change”). These benefits are the same benefits that are described immediately below with respect to a change in control of the Company under the Plan, as if the Business Change were a change in control of the Company.
Severance Benefits Within the Context of a Change in Control - Messrs. Catoggio, Mainer and Westphal
The Plan provides severance benefits in the event of involuntary termination outside of the context of a change in control of the Company. It also provides that certain executives who do not have MCAs with the Company are eligible for severance benefits in the context of a change in control of the Company under the Plan intended to mirror those provided under the MCAs. The Plan names Messrs. Catoggio, Mainer and Westphal as eligible for these benefits.
In the event of a change in control (defined as it is in the MCAs), each of Messrs. Catoggio, Mainer and Westphal would be eligible to receive a lump sum payment equal to the present value of continuing (a) his salary and (b) the greater of (i) his target bonus for the year in which termination occurred and (ii) his last annual bonus preceding the termination or change in control (whichever is greater), for three years following his involuntary termination of employment within two years following a change in control, and the payment of other benefits (as described in the next paragraph). In the event the officer’s employment is involuntarily terminated within 270 days prior to a change in control, and he objects to such termination, he will be treated as having met the requirements for these payments and benefits.
Each of Messrs. Catoggio, Mainer and Westphal also would be eligible to receive the following severance benefits: (i) payment in lump sum of the actuarial value of continuation during the applicable period of his participation in each life, health, accident and disability plan in which he was entitled to participate immediately prior to the change in control, (ii) payment of any actual costs and expenses incurred by him for litigation related to the enforcement of the Plan and (iii) payment of up to $20,000 of costs or expenses incurred for outplacement assistance. Payments are to be made by the Company or by the employing subsidiary.
No payments would be made if termination is due to death, disability or normal retirement, or is “for just cause,” which is defined as (i) the continued failure to devote reasonable time and effort to the performance of the officer’s duties (other than a failure resulting from his incapacity due to physical or mental illness), (ii) willfully engaging in misconduct which is materially injurious to us or (iii) conviction of a felony or a crime involving moral turpitude.
General
The payment of benefits by the Company under the Plan is conditioned upon the executive executing a general release in favor of the Company that includes confidentiality and cooperation provisions, among other provisions. If the executive becomes reemployed by the Company during the subsequent two-year period, he or she will be required to repay a portion of the severance payment. The amount of any severance payment will be offset by the amount, if any, the executive receives in relation to the notification period required by the Worker Adjustment and Retraining Notification Act. In addition, no benefits will be paid to the extent duplicative of severance benefits under a change in control or similar agreement with the Company.
The Plan provides that in the event that any payments to the executives under the Plan or otherwise would be subject to excise taxes under the Code, such payments will be reduced to the extent necessary to avoid such excise taxes, unless the executive would receive a greater amount were there no reduction and the executive were to pay the excise taxes.
Interaction between Management Continuity Agreements and Executive Severance Plan
No payments or benefits are to be made under the Plan to the extent that such payments and benefits would be paid in accordance with an MCA. If an executive receives severance benefits under the Plan and later becomes eligible for severance benefits under his or her MCA, the amount of his or her severance benefits under the MCA will be reduced by the benefits paid or received under the Plan.
Equity Grant Agreements
Equity awards granted to officers under the Post Holdings, Inc. 2016 Long-Term Incentive Plan (the “2016 LTIP”), the Post Holdings, Inc. 2019 Long-Term Incentive Plan (the “2019 LTIP”) and the Post Holdings, Inc. 2021 Long-Term Incentive Plan (the “2021 LTIP”) are subject to special provisions in the event of certain involuntary terminations and/or a change in control (as such term is defined under the applicable plan) as described herein. With the exception of PRSUs granted to Ms.

Gray and Messrs. Catoggio, Vitale, Westphal and Zadoks on November 16, 2021, November 15, 2022 and November 14, 2023 and PRSUs granted to Mr. Mainer on December 1, 2021, November 15, 2022 and November 14, 2023, the change in control related vesting of which is described below, (i) equity awards granted under the 2016 LTIP fully vest if the grantee experiences a qualifying termination during the one-year period following a change in control, and (ii) equity awards granted under the 2019 LTIP and the 2021 LTIP fully vest if the grantee experiences a qualifying termination “in connection with” a change in control, with the specific timeframes surrounding the change in control during which the termination must occur set forth in the applicable award agreement. The 2019 LTIP and the 2021 LTIP further provide that the award agreement will specify, with respect to performance-based targets, that all performance goals or other vesting criteria will be either (a) deemed achieved at 100% target levels and adjusted pro rata based on the applicable portion of the performance period which has passed, (b) vested based upon actual performance levels or (c) the greater of (a) or (b). Additionally, all other terms and conditions of the equity award will be deemed to be met. With respect to RSUs granted to Ms. Gray and Messrs. Vitale, Westphal and Zadoks on November 16, 2021, November 15, 2022 and November 14, 2023, the RSUs granted to Mr. Catoggio on September 13, 2021, November 16, 2021, November 15, 2022 and November 14, 2023, the RSUs granted to Mr. Mainer on November 20, 2020, November 15, 2022 and November 14, 2023 and all but one RSU award granted to Mr. Mainer on December 1, 2021 (the change in control vesting of which is described below), the termination of employment is deemed to be in connection with a change in control if it occurs during the three-month period prior to, or the twenty-four-month period beginning upon, the date of the change in control. Mr. Mainer was granted one RSU award on December 1, 2021, which provides for two-year ratable vesting generally subject to Mr. Mainer’s continued employment, but which provides for full vesting in the event that Mr. Mainer terminates his employment for good reason (as defined in the 2021 LTIP) within the one-year period following a change in control, and for full vesting in the event of his involuntary termination by the Company without cause regardless of a change in control.
PRSUs granted on November 16, 2021, November 15, 2022 and November 14, 2023 to Messrs. Catoggio, Vitale, Westphal and Zadoks and Ms. Gray and PRSUs granted to Mr. Mainer on December 1, 2021, November 15, 2022 and November 14, 2023 have special vesting provisions in the event of certain involuntary terminations in association with a change in control of the Company. With respect to the PRSUs granted in fiscal years 2022, 2023 and 2024, if the executive’s employment is terminated involuntarily by the Company without cause (as defined in the applicable award agreement) or if the executive terminates his or her employment for good reason (as defined in the 2021 LTIP), and (a) if the termination occurs within the three-month period before or upon a change in control of the Company, a number of PRSUs become vested upon the change in control equal to the greater of (i) the number of PRSUs that would be vested based upon achievement of the performance metrics through the last trading day prior to the change in control date or (ii) the target number of PRSUs adjusted pro rata from October 1, 2021, October 1, 2022 or October 1, 2023 (the beginning of the performance period, as applicable) through the date of the change in control or (b) if the termination occurs during the twelve-month period following the change in control date of the Company, a number of PRSUs become vested upon the termination equal to the greater of (i) the number of PRSUs that would be vested based upon achievement of performance metrics through the last trading day prior to the termination of employment or (ii) the target number of PRSUs adjusted pro rata from October 1, 2021, October 1, 2022 or October 1, 2023 (the beginning of the performance period, as applicable) through the termination date.
Notwithstanding the foregoing, if an acquirer of the Company does not agree to assume the PRSUs on substantially the same terms in connection with the change in control of the Company, (i) except for Mr. Catoggio’s PRSUs with a performance criteria of three-year cumulative Adjusted EBITDA of the Post Consumer Brands business unit granted on November 16, 2021 (the “EBITDA PRSUs”), the achievement of performance metrics will be measured through the last trading day prior to the change in control, and the number of vested PRSUs will be determined based upon the actual achievement of performance metrics as of such date, and (ii) with respect to Mr. Catoggio’s EBITDA PRSUs, if a change in control had occurred on September 30, 2024, the target number of EBITDA PRSUs would vest immediately prior to the change in control.
Furthermore, the Corporate Governance and Compensation Committee may determine that, as a result of the change in control of the Company, performance criteria should no longer apply to the PRSUs. In such case, except for with respect to Mr. Catoggio’s EBITDA PRSUs, performance metrics will be measured as of the last trading day before the change in control and based upon such performance, a portion or all of the PRSUs will be converted to time-based RSUs with no additional performance criteria, and those time-based RSUs will continue to vest through the end of the original performance period, subject to the executive’s continued employment and further subject to accelerated vesting in the event of death, disability or involuntary termination of employment without cause or by the employee for good reason if such termination occurs within the twelve-month period beginning on the date of the change in control. With respect to Mr. Catoggio’s EBITDA PRSUs, the Corporate Governance and Compensation Committee could have determined that the target number of EBITDA PRSUs would be converted to time-based vesting, and be subject to Mr. Catoggio’s continued employment through the original vesting date and further subject to accelerated vesting in the event of death, disability or involuntary termination of employment without cause or by the employee for good reason if such termination occurred within the twelve-month period beginning on the date of the change in control, or the closing date of a sale of the Post Consumer Brands business.

Additional vesting rules for equity awards are as follows:
•Equity awards issued to officers under the 2016 LTIP, the 2019 LTIP and the 2021 LTIP vest in whole or in part upon a termination because of death or disability.
•Award agreements issued under the 2016 LTIP to Mr. Westphal provide that if the officer’s employment with a Company affiliate terminates as a result of the sale of his employing business or that Company affiliate, and the acquirer does not agree to assume the award on substantially the same terms, then the award fully vests. This provision also applies to the RSUs granted as time-based RSUs to Mr. Westphal under the 2021 LTIP, and to time-based RSUs with three-year-ratable vesting schedules granted to Mr. Catoggio on November 16, 2021, November 15, 2022 and November 14, 2023.
•RSUs granted to Mr. Catoggio on September 13, 2021 and November 15, 2022 vest in full on the fourth anniversary of the date of grant, but if his employment is involuntarily terminated without cause before that vesting date, a portion of the RSUs vests upon that termination of employment. The portion is determined as if the original vesting schedule had provided for vesting in equal installments on each of the first, second and third anniversaries of the date of grant.
•The RSUs with one-year vesting schedules granted to the NEOs in fulfillment of earned bonus amounts for fiscal year 2023 under the Senior Management Bonus Program, as well as time-based RSUs with three-year ratable vesting schedules granted to the NEOs in November 2023, provide for vesting upon Retirement (generally defined as a participant, after providing one month’s prior written notice and executing a non-compete agreement, to the extent legally permissible, voluntarily leaving the employment of the Company or its subsidiary, after reaching either age 65 with 5 or more years of service or age 55 with 10 or more years of service). The RSUs granted to the NEOs in fulfillment of earned bonus amounts for fiscal year 2023 also provide for vesting upon involuntary termination by the Company without cause. The TSR PRSU awards granted to the NEOs in November 2022 and November 2023 provide that if the NEO Retires during the performance period, he or she will continue to be eligible to receive shares under the award if the performance criteria is met.
•Mr. Catoggio’s EBITDA PRSUs granted on November 16, 2021 vest depending upon the achievement of three-year cumulative Adjusted EBITDA for the Post Consumer Brands business unit over the performance period of October 1, 2021 through September 30, 2024. The number of PRSUs that vested could have ranged from 0% to 200% of the target number of PRSUs granted, depending on actual achievement. In the event Mr. Catoggio’s employment with a Company affiliate terminated as a result of a sale of his employing business or that Company affiliate, and the acquirer did not agree to assume the award on substantially the same terms, then a number of PRSUs would have vested upon the closing of that sale. That number would have equaled the target number of PRSUs adjusted pro-rata for the number of days that had passed in the performance period as of the date of the sale. If the acquirer did not assume the EBITDA PRSUs and his employment was involuntarily terminated without cause or he terminates his employment for good reason during the 12-month period following the sale, a number of PRSUs would have vested, equal to the greater of (i) the number of PRSUs that would vest based on the actual level of achievement as determined for the performance period through the day his employment terminates and (ii) the target number of PRSUs adjusted pro-rata for the number of days that have passed in the performance period as of the day his employment terminated.
•Additionally, under the Plan, in the event that an executive covered under a Company LTIP with a time-based vesting schedule on other than a ratable basis, or that is ratable in whole or in part but where the vesting schedule does not provide for any vesting of the equity award on or before the first anniversary of the date of grant of the equity award, and that executive’s employment is involuntarily terminated before the equity award is fully vested and the executive is otherwise eligible for benefits under the Plan, then the equity award will be vested as if there were a three-year ratable vesting schedule where vesting occurs on the first, second and third anniversaries of the date of grant of the equity award, but only to the extent that the equity award had not already vested at a greater percentage, or under the terms of the applicable equity plan would not vest at a greater percentage upon the executive’s involuntary termination.
•Furthermore, under the Plan, in the event that an executive covered under the Plan has a grant of PRSUs with a “cliff vesting” schedule and a performance period of three years which grant was issued under a Company LTIP, and that executive’s employment is involuntarily terminated before the equity award is fully vested and the executive is otherwise eligible for benefits under the Plan, then the equity award will be vested ratably based on target achievement as provided below, but only to the extent that the equity award had not already vested at a greater percentage, or under the terms of the applicable equity plan would not vest at a greater percentage upon the executive’s involuntary termination. Ratable vesting will occur as follows: (i) if the termination of employment occurs on or before the first anniversary of the date of grant, one-third of the target award shall vest; (ii) if the termination of employment occurs after the first anniversary but on or before the second anniversary of the date of grant, two-thirds of the target award shall vest; and (iii) if the termination of employment occurs after the second anniversary and before the original default vesting date, the target award shall vest.
Vested stock options granted under the 2016 LTIP will remain exercisable until the earlier of: six months from the date of termination of employment (except in the case of death or disability, where such options remain exercisable for three years from the date of death or termination due to disability); or the expiration of the award under its terms. As of September 30, 2024, no stock options had been granted to the NEOs under the 2019 LTIP or the 2021 LTIP. See the below table for the value of stock and option awards at termination.
Non-qualified Deferred Compensation
The NEOs, along with other employees who meet the eligibility requirements, are permitted to participate in the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan. These non-qualified plans permit participants to file elections to receive distributions of account balances upon (a) a separation from service, which generally includes retirement, termination of employment or death, or (b) on specified future dates. With respect to balances attributable to deferral elections made before August 1, 2017, or pursuant to any employer contributions made before January 1, 2018, participants could elect to receive distributions in the event of a change in control if that change in control occurred before separation from service (or before a specified distribution date, in the case of the Deferred Compensation Plan for Key Employees). With respect to balances attributable to deferral elections made on or after August 1, 2017, and any Company contributions made on or after January 1, 2018, in the event of a change in control, payment of the vested portion of those balances will be made or commence within 90 days following the occurrence of the change in control (even if the participant elected a later distribution date). Additionally, in the event of a change in control, any Company contributions made under the Deferred Compensation Plan for Key Employees and related hypothetical earnings on such contributions become fully vested. Any distributions of account balances made with respect to amounts notionally invested in Post common stock equivalents will be made in the form of shares of Post common stock unless the Corporate Governance and Compensation Committee determines otherwise.
Non-qualified Defined Benefits - SERP
A select group of management employees of the Company, including the NEOs, participate in the Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan, which was adopted and became effective in February 2024. The SERP provides a cash balance benefit for each participant, which benefit accrues as a percentage of certain components of the participant’s compensation for each year of service and is reflected in an unfunded cash balance bookkeeping account established for the participant. Each year, the account of each plan participant who remains employed by the Company as of the date of allocation is credited with a pay credit and interest credit. In connection with the initial adoption of the SERP in 2024, each participant as of the effective date of the SERP was credited with an unvested opening credit based on years of past service with the Company.
A participant becomes fully vested in the pay credits and interest credits in their account if they remain continuously employed by the Company or its affiliates through the participant’s retirement date. Under the SERP, a participant’s retirement date is the date on which the participant has reached either (i) age 55 with 10 or more years of service with the Company or its affiliates or (ii) age 65 with 5 or more years of service with the Company or its affiliates. Currently, Messrs. Vitale, Westphal and Zadoks meet the retirement age requirements under the SERP. Participants become vested in opening credits based on the participant’s years of service (only considering service on or after February 19, 2024), at approximately 33% per year, provided the participant remains continuously employed with the Company through their retirement date. If a participant becomes disabled, dies while employed or is separated from service in connection with a change in control of the Company, a participant’s account will become fully vested.
Other than in the case of disability, death or in connection with a change in control, if a participant incurs a separation from service without having reached retirement age, the participant will forfeit any unvested portion of their account. If any participant incurs a termination of employment for Cause (as defined in the SERP), the participant’s account, whether vested or unvested, will be immediately forfeited and the participant will not be entitled to any benefit under the SERP.
Distribution of vested benefits under the SERP will be made in the form of a lump sum payment or annual installments depending on the distribution event as follows:
•Retirement. If a participant’s SERP account is distributed on account of retirement on or after the retirement age, the vested account balance will be paid in five substantially equal annual cash installments, with the first payment made within 90 days following the separation date and subsequent payments paid on each anniversary of the separation date (subject to acceleration of the installments and payment of the remainder in a single cash lump sum payment if a change in control occurs before the installments are made or the participant dies before all payments are made).

•Change in Control (Pre-CIC period). If a participant’s SERP account is distributed as a result of a termination in connection with a change in control (as defined in the SERP), where the participant experiences a separation from service within the three months prior to the change in control, the account balance will fully vest and be paid in a single cash lump sum payment within 90 days following the change in control date.
•Change in Control (Post-CIC period). If a participant’s SERP account is distributed as a result of a termination in connection with a change in control (as defined in the SERP), where the participant experiences a separation from service within the 24-month period beginning on the date of the change in control, the account balance will fully vest and be paid in a single cash lump sum payment within 90 days following the separation date.
•Death. If a participant’s SERP account is distributed as a result of the participant’s death, the account balance will fully vest and be paid to the participant’s beneficiary in a single cash lump sum payment as soon as practicable following the participant’s death.
•Disability. If a participant’s SERP account is distributed as a result of the participant’s disability (as defined in the SERP), the account balance will fully vest and be paid to the participant in a single cash lump sum payment as soon as practicable following the date of the participant’s disability.
The table below sets forth estimates of the amounts to which each NEO would be entitled, other than accrued but unpaid base salary and benefits payable under broad-based employee benefit plans and programs that do not discriminate in favor of executive officers and are generally available to all employees, in the event of (a) the voluntary termination of the NEO’s employment or the NEO’s retirement, (b) the involuntary not for cause termination of the NEO’s employment, (c) the involuntary termination of the NEO’s employment after a change in control or (d) the NEO’s death or disability (in conjunction with a termination), each as if such event had occurred on September 30, 2024.

Name			Voluntary Termination or Retirement ($)		Involuntary Not for Cause Termination ($)		Change in Control followed by Involuntary Termination ($)		Death or Disability ($)
Robert V. Vitale	Cash (Salary and Bonus)		—		8,145,000	(1)	8,634,995	(2)	—
	Value of Stock and Option Awards	(3)	—	(4)	17,821,088		70,287,104		70,287,104
	Non-qualified Deferred Compensation	(5)	1,935,450	(6)	1,935,450	(6)	1,935,450	(7)	1,935,450	(6)
	Non-qualified Defined Benefits - SERP		—	(8)	—		1,875,000	(9)	1,875,000
	Health Benefits and Insurance		—		2,788		60,236		—	(10)
	Outplacement Assistance		—		75,000		20,000		—
	Total		1,935,450		27,979,326		82,812,785		74,097,554

Jeff A. Zadoks	Cash (Salary and Bonus)		—		3,730,000	(1)	4,049,812	(2)	—
	Value of Stock and Option Awards	(3)	—	(11)	6,156,609		23,725,278		23,725,278
	Non-qualified Deferred Compensation	(5)	864,610	(12)	864,610	(12)	864,610	(13)	864,610	(12)
	Non-qualified Defined Benefits - SERP		—	(8)	—		705,600	(9)	705,600
	Health Benefits and Insurance		—		2,740		59,992		—	(10)
	Outplacement Assistance		—		75,000		20,000		—
	Total		864,610		10,828,959		29,425,292		25,295,488

Matthew J. Mainer	Cash (Salary and Bonus)		—		2,445,000	(1)	2,617,483	(2)	—
	Value of Stock and Option Awards	(3)	—		2,010,881		8,531,007		8,531,007
	Non-qualified Deferred Compensation	(5)	368,356	(14)	368,356	(14)	368,356	(15)	368,356	(14)
	Non-qualified Defined Benefits - SERP		—	(8)	—		352,433	(9)	352,433
	Health Benefits and Insurance		—		1,373		33,187		—	(10)
	Outplacement Assistance		—		75,000		20,000		—
	Total		368,356		4,900,610		11,922,466		9,251,796

Nicolas Catoggio	Cash (Salary and Bonus)		—		3,645,000	(1)	4,789,724	(2)	—
	Value of Stock and Option Awards	(3)	—		6,858,705		23,478,151		23,478,151
	Non-qualified Deferred Compensation	(5)	—		—		—		—
	Non-qualified Defined Benefits - SERP		—	(8)	—		140,167	(9)	140,167
	Health Benefits and Insurance		—		4,026		86,566		—	(10)
	Outplacement Assistance		—		75,000		20,000		—
	Total		—		10,582,731		28,514,608		23,618,318

Diedre J. Gray	Cash (Salary and Bonus)		—		3,370,000	(1)	3,623,325	(2)	—
	Value of Stock and Option Awards	(3)	—		5,761,381		23,172,803		23,172,803
	Non-qualified Deferred Compensation	(5)	866,212	(16)	866,212	(16)	866,212	(17)	866,212	(16)
	Non-qualified Defined Benefits - SERP		—	(8)	—		643,200	(9)	643,200
	Health Benefits and Insurance		—		4,213		86,566		—	(10)
	Outplacement Assistance		—		75,000		20,000		—
	Total		866,212		10,076,806		28,412,106		24,682,215

Mark W. Westphal	Cash (Salary and Bonus)		—		3,395,000	(1)	4,335,037	(2)	—
	Value of Stock and Option Awards	(3)	—	(18)	5,325,906		21,218,248		21,218,248
	Non-qualified Deferred Compensation	(5)	111,887		111,887		111,887	(19)	111,887
	Non-qualified Defined Benefits - SERP		—	(8)	—		522,000	(9)	522,000
	Health Benefits and Insurance		—		2,819		60,236		—	(10)
	Outplacement Assistance		—		75,000		20,000		—
	Total		111,887		8,910,612		26,267,408		21,852,135
_________
(1)For purposes of this calculation, the Company assumes that performance goals were achieved.
(2)Net present value calculated using a discount rate of 5.49%.
(3)All unvested RSU, PRSU and option awards were valued at the closing price of our common stock on September 30, 2024 of $115.75.
(4)In the event that Mr. Vitale provides one month’s prior written notice of retirement and executes a non-compete agreement, $67,738,173 in stock and option awards would vest upon his retirement.

(5)All amounts to be paid in lump sum unless otherwise specified.
(6)Of this amount, $1,508,313 plus aggregate earnings on such amount would be paid out in five annual installments.
(7)In the event of a change in control without an involuntary termination, Mr. Vitale also would receive this amount.
(8)Amount reflects what would be paid in connection with retirement. Any other form of voluntary termination would result in forfeiture of benefits.
(9)In the event of a change in control without an involuntary termination, no amounts would be paid out under the SERP.
(10)All salaried employees are generally entitled to two times his or her annual base salary under the Company’s life insurance policies, capped at $700,000.
(11)In the event that Mr. Zadoks provides one month’s prior written notice of retirement and executes a non-compete agreement, $22,920,352 in stock and option awards would vest upon his retirement.
(12)Of this amount, $259,745 plus aggregate earnings on such amount would be paid out in five annual installments.
(13)In the event of a change in control without an involuntary termination, Mr. Zadoks also would receive this amount.
(14)Of this amount, $71,503 plus aggregate earnings on such amount would be paid out in five annual installments and $58,626 plus aggregate earnings on such amount would be paid out in ten annual installments.
(15)In the event of a change in control without an involuntary termination, Mr. Mainer also would receive this amount.
(16)Of this amount, $39,856 plus aggregate earnings on such amount would be paid out in five annual installments and $231,322 plus aggregate earnings on such amount would be paid out in ten annual installments.
(17)In the event of a change in control without an involuntary termination, Ms. Gray also would receive this amount.
(18)In the event that Mr. Westphal provides one month’s prior written notice of retirement and executes a non-compete agreement, to the extent legally permissible, $20,520,623 in stock and option awards would vest upon his retirement.
(19)In the event of a change in control without an involuntary termination, Mr. Westphal also would receive this amount.

Employment Agreements
None of our NEOs has an employment agreement with the Company.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, the Company is required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee of the Company for fiscal year 2024.
During fiscal year 2024, Mr. Vitale, our Chief Executive Officer, took a brief medical leave of absence. Despite Mr. Vitale’s medical leave, the Corporate Governance and Compensation Committee determined that it was appropriate for Mr. Vitale to continue to receive his base salary, incentive opportunities and other benefits during his medical leave because Mr. Vitale was fortunately able to perform much more of his duties than originally expected, including participating in leadership meetings, Board meetings and meetings with the Company’s other constituents. Additionally, Mr. Zadoks, who was appointed to serve as Interim President and Chief Executive Officer during Mr. Vitale’s medical leave, did not receive any additional compensation for his service as Interim President and Chief Executive Officer. Accordingly, for purposes of the pay ratio calculation disclosed in this section, Mr. Vitale’s annual total compensation is presented as that of the Chief Executive Officer’s.
The annual total compensation of our median employee was $90,138. The annual total compensation of our Chief Executive Officer was $21,975,176 The ratio of our Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation was 244:1.
The annual total compensation of our median employee and our Chief Executive Officer includes the value of employer-provided health and welfare benefits in the amount of $19,404 and $11,501, respectively, that are not included in the Chief Executive Officer’s total compensation in the Summary Compensation Table above.
SEC rules and regulations require a company to identify the median employee only once every three years, absent significant changes to the company’s employee population, employee compensation arrangements or median employee’s status during that period that would reasonably be expected to result in a significant change in the pay ratio. Our median employee for fiscal year 2023 was selected based on compensation measures used to select our median employee in fiscal year 2021. Therefore, as required under SEC rules and regulations, we identified a new median employee for fiscal year 2024.
We used the following methodology and material assumptions to identify our new median employee:
•The median employee was identified using employee information as of July 1, 2024, excluding our Chief Executive Officer. We excluded employees based in Kenya (127), Spain (6), Uganda (7) and the United Arab Emirates (3) as permitted by SEC rules and regulations, as they represented less than 5% of our employee population. As a result, from our aggregate employee population of approximately 11,900 who were employed by the Company or subsidiaries consolidated in the Company’s financial statements as of July 1, 2024, an employee population of approximately 11,760 was considered in determining our median employee.
•We used base pay as the consistently applied compensation measure to identify our median employee. From our employee population, we used statistical sampling to collect additional compensation data for a group of employees who were paid within a relatively narrow range around our estimated median consistently applied compensation measure. From this group, we selected an employee who was reasonably representative of our workforce to be our median employee.
The ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules and regulations, based upon the Company’s payroll and employment records and the methodology described above. The ratio may not be comparable to those reported by other companies due to differences in industry, business models, scope of international operations and scale, as well as the different estimates, assumptions and methodologies applied by other companies in calculating their ratios.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship between executive compensation “actually paid” (referred to as “CAP” or “Compensation Actually Paid”) and certain financial performance measures of the Company, including One Year relative Total Shareholder Return (“rTSR”) Percentile Rank (as compared to the Russell 3000 Packaged Foods & Meats companies), which we chose as our Company-selected financial performance measure. The below tables and disclosures do not necessarily reflect value actually realized by our NEOs or how our Corporate Governance and Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Corporate Governance and Compensation Committee does not use Compensation Actually Paid as a basis for making compensation decisions, nor does it use net income for purposes of determining incentive compensation. Further, while we utilize several performance measures to align executive compensation with the Company’s performance, not all of such performance measures are presented in the Pay Versus Performance table below. Please see Compensation Discussion and Analysis for a discussion of our executive compensation program objectives and the ways in which we align our NEOs’ compensation with the Company’s performance.

	Summary Compensation Table Total		Compensation Actually Paid				Value of Initial Fixed $100 Investment Based On:(4)
Year	for Current PEO ($)(1)	for Interim PEO ($)(1)	to Current PEO ($)(1)(2)(3)	to Interim PEO ($)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)(3)	TSR ($)	Peer Group TSR ($)	Net Income ($ in millions)	One Year rTSR Percentile Rank(5)
2024	21,963,675	6,978,110	44,585,899	14,455,262	5,814,851	12,307,458	198.92	126.34	366.7	86th
2023	17,359,796	—	20,678,622	—	5,457,918	6,165,965	147.35	113.96	301.3	73rd
2022	15,475,418	—	19,312,412	—	4,470,515	5,922,265	140.77	111.29	756.6	61st
2021	14,288,491	—	23,608,658	—	6,128,233	8,539,535	128.09	105.63	166.7	59th

(1)Robert V. Vitale is our current principal executive officer (“PEO”) and was our PEO for the entirety of each fiscal year presented except for fiscal year 2024, during which he took a medical leave of absence from November 2, 2023 through January 30, 2024. During Mr. Vitale’s medical leave of absence in fiscal year 2024, Jeff A. Zadoks served as our interim PEO. The individuals comprising the Non-PEO NEOs for each fiscal year presented are listed below.

2021	2022	2023	2024
Jeff A. Zadoks	Jeff A. Zadoks	Matthew J. Mainer	Matthew J. Mainer
Howard A. Friedman	Nicolas Catoggio	Jeff A. Zadoks	Nicolas Catoggio
Diedre J. Gray	Diedre J. Gray	Nicolas Catoggio	Diedre J. Gray
Mark W. Westphal	Mark W. Westphal	Diedre J. Gray	Mark W. Westphal
Mark W. Westphal
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the current PEO, the former interim PEO and the Non-PEO NEOs, as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Change in Pension Value columns below reflect the aggregate change in present value of the SERP benefit, which are reported in the Changes in Pension Value and Non-Qualified Deferred Compensation Earnings column set forth in the Summary Compensation Table. Amounts in the Exclusion of Stock Awards columns below are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost columns below are based on the amount of service cost attributable to services rendered during the listed year and prior service cost for benefits granted in a plan amendment and initiation during the listed year.

Year	Summary Compensation Table Total for Current PEO ($)	Exclusion of Change in Pension Value for Current PEO ($)	Exclusion of Stock Awards for Current PEO ($)	Inclusion of Pension Service Cost for Current PEO ($)	Inclusion of Equity Values for Current PEO ($)	Compensation Actually Paid to Current PEO ($)
2024	21,963,675	(1,928,059)	(15,428,971)	1,462,244	38,517,010	44,585,899

Year	Summary Compensation Table Total for Interim PEO ($)	Exclusion of Change in Pension Value for Interim PEO ($)	Exclusion of Stock Awards for Interim PEO ($)	Inclusion of Pension Service Cost for Interim PEO ($)	Inclusion of Equity Values for Interim PEO ($)	Compensation Actually Paid to Interim PEO ($)
2024	6,978,110	(725,567)	(5,454,797)	550,664	13,106,852	14,455,262

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	5,814,851	(426,178)	(4,354,810)	329,397	10,944,198	12,307,458

The amounts in the Inclusion of Equity Values columns in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Current PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Current PEO ($)	Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year for Current PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Current PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Current PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Current PEO ($)	Total - Inclusion of Equity Values for Current PEO ($)
2024	23,652,617	15,677,054	—	(812,661)	—	—	38,517,010

Year	Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Interim PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Interim PEO ($)	Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year for Interim PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Interim PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Interim PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Interim PEO ($)	Total - Inclusion of Equity Values for Interim PEO ($)
2024	8,355,939	5,149,114	—	(398,201)	—	—	13,106,852

Year	Average Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	7,058,441	4,005,721	—	(119,964)	—	—	10,944,198

(4)The Peer Group TSR set forth in this table utilizes the S&P 1500 Packaged Foods & Meats Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended September 30, 2024, filed with the SEC on November 15, 2024. The comparison assumes $100 was invested for the period starting September 30, 2020 through the end of the listed year in Post common stock (with reinvestment of shares of BellRing common stock distributed to Post shareholders on March 10, 2022) and in the S&P 1500 Packaged Foods & Meats Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined One Year rTSR Percentile Rank (as compared to the Russell 3000 Packaged Foods & Meats companies) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our current PEO, former interim PEO and Non-PEO NEOs in fiscal year 2024. This performance measure was also the most important financial performance measure for last year and, due to an administrative error, the footnote of last year’s disclosure for the Company-selected financial performance measure misstated the One Year rTSR Percentile Rank comparison group as the S&P 1500 Packaged Foods & Meats companies when it should have been the Russell 3000 Packaged Foods & Meats companies. We may determine a different financial performance measure to be the most important financial performance measure in future years.
Financial Performance Measures
As described in greater detail in Compensation Discussion and Analysis, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics used for both long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of the Company for our shareholders. The financial performance measures that, in the Company’s assessment, represent the most important financial measures used to link Compensation Actually Paid to our NEOs to Company performance for fiscal year 2024 are as follows (in no particular order):
–One Year rTSR Percentile Rank
–Adjusted EBITDA - Post Consumer Brands(1)

–Adjusted EBITDA - Foodservice(1)
–Adjusted EBITDA - Refrigerated Retail
–Adjusted EBITDA - Weetabix

(1) For Messrs. Catoggio and Westphal, our two business unit NEOs, only the segment Adjusted EBITDA of our Post Consumer Brands and Foodservice segments, respectively, and One Year rTSR Percentile Rank apply to their compensation, except to the extent that the other business units’ segment Adjusted EBITDA contribute to the Company’s consolidated Adjusted EBITDA, which is a factor in determining whether the “corporate overlay” is triggered for purposes of annual bonuses. Please see Compensation Discussion and Analysis – 2024 Compensation Elements – Annual Bonus (Senior Management Bonus Program) on page 34 for further information regarding the “corporate overlay”.
Please see Compensation Discussion and Analysis for a description of these measures and further information regarding how the Company utilized each of these measures in its fiscal year 2024 executive compensation program. For fiscal year 2024, we did not link any other financial performance measures to the Compensation Actually Paid to our NEOs.
Analysis of the Information Presented in the Pay Versus Performance Table
In accordance with SEC rules, we are providing the following illustrations of the relationships between information presented in the Pay Versus Performance table above. However, we generally seek to incentivize long-term performance, and therefore we do not specifically align our performance measures with Compensation Actually Paid (as computed in accordance with SEC rules) for a particular year.
The following graph compares the Compensation Actually Paid to our current PEO, the Compensation Actually Paid to our former interim PEO, the average of the Compensation Actually Paid to our remaining NEOs, our cumulative TSR and the cumulative TSR of the S&P 1500 Packaged Foods & Meats Index over the four most recently completed fiscal years. The graph assumes a hypothetical investment of $100 on September 30, 2020 in each of Post common stock (with reinvestment of shares of BellRing common stock distributed to Post shareholders on March 10, 2022) and the S&P 1500 Packaged Foods & Meats Index.
Post Holdings TSR & S&P 1500 Packaged Foods & Meats Index TSR vs. Compensation Actually Paid

Compensation Actually Paid ($M)
Cumulative TSR ($)
$0
$5
$10
$15
$20
$25
$30
$35
$40
$45
$50
$100
$120
$140
$160
$180
$200
$220
2021
2022
2023
2024
$23.6
$8.5
$19.3
$5.9
$20.7
$6.2
$44.6
$14.5
$12.3
$128.1
$140.8
$147.4
$198.9
$105.6
$111.3
$114.0
$126.3
Current PEO CAP
Interim PEO CAP
NEO Average CAP
Post Holdings Cumulative TSR
S&P 1500 Packaged Foods & Meats Index Cumulative TSR

The following graph compares the Compensation Actually Paid to our current PEO, the Compensation Actually Paid to our former interim PEO and the average of the Compensation Actually Paid to our remaining NEOs with our net income during the four most recently completed fiscal years. Although required to be disclosed by SEC rules, net income is not a metric in our executive compensation program.
Post Holdings Net Income vs. Compensation Actually Paid

$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
Compensation Actually Paid ($M)
$800
$700
$600
$500
$400
$300
$200
$100
Net Income ($M)
$756.6
$166.7
$301.3
$366.7
$23.6
$8.5
$19.3
$5.9
$20.7
$6.2
$44.6
$14.5
$12.3
2021
2022
2023
2024
Current PEO CAP
Interim PEO CAP
NEO Average CAP
Post Holdings Net Income

The following graph compares the Compensation Actually Paid to our current PEO, the Compensation Actually Paid to our former interim PEO and the average of the Compensation Actually Paid to our remaining NEOs with our Company-selected financial performance measure, One Year rTSR Percentile Rank, during the four most recently completed fiscal years.
Post Holdings One Year rTSR Percentile Rank (our Company-Selected Financial Performance Measure) vs. Compensation Actually Paid

$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
Compensation Actually Paid ($M)
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
One Year rTSR Percentile Rank
59%
61%
73%
86%
$23.6
$8.5
$19.3
$5.9
$20.7
$6.2
$44.6
$14.5
$12.3
2021
2022
2023
2024
Current PEO CAP
Interim PEO CAP
NEO Average CAP
One Year rTSR Percentile Rank

The information contained in this Pay Versus Performance section will not be incorporated into any filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE REPORT
The Corporate Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Robert E. Grote, Chairman
Gregory L. Curl
David P. Skarie

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
(Proxy Item No. 3)
Section 14A of the Exchange Act requires that we seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed under the heading Compensation Discussion and Analysis beginning on page 25 and the related tables and narrative disclosures beginning on page 44. As a result of the vote at our 2019 annual meeting of shareholders on the frequency that the Company will seek advisory approval of the Company’s executive compensation, we ask our shareholders to approve, on an advisory basis, the Company’s executive compensation every year.
As described in detail under the heading Compensation Discussion and Analysis, we seek to closely align the interests of our executive officers with the interests of our shareholders. Our compensation programs are designed to reward our executive officers for the achievement of financial and operating performance. To that end, our compensation programs encompass the following principles:
•Total compensation should be competitive with the peer group approved by our Corporate Governance and Compensation Committee.
•Compensation should be tied to our overall financial performance.
•Compensation should align the long-term interests of our executives with those of our shareholders.
•Compensation should serve as an incentive for our executives to remain employed with us, assisting in our long-term growth objectives.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the executive officers named in this proxy statement, as described under the heading Compensation Discussion and Analysis beginning on page 25 and the related tables and narrative disclosures beginning on page 44. We believe that our compensation programs have been effective at appropriately aligning pay and performance and in enabling us to attract and retain very talented executives.
We are asking our shareholders to indicate their support for the executive officer compensation described in this proxy statement. The Board of Directors unanimously recommends a vote “FOR” the following resolution:
“RESOLVED, that the shareholders approve the compensation awarded to the executive officers named in this proxy statement, as described under the heading Compensation Discussion and Analysis beginning on page 25 and the related compensation tables and narrative disclosures beginning on page 44, as required by the rules of the Securities and Exchange Commission.”
Because the vote is advisory, it will not be binding upon the Board of Directors or the Corporate Governance and Compensation Committee, and neither the Board of Directors nor the Corporate Governance and Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the resolution is non-binding, the Board of Directors and the Corporate Governance and Compensation Committee are interested in the opinions expressed by our shareholders in their votes on this proposal and will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

ADVISORY APPROVAL ON THE FREQUENCY OF THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
(Proxy Item No. 4)
In addition to the non-binding advisory approval of executive compensation, Section 14A of the Exchange Act enables our shareholders to express their preference as to the frequency with which shareholders will have an opportunity to cast an advisory vote on our executive compensation. Shareholders may indicate whether they would prefer future advisory votes on executive compensation once every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal. This non-binding “frequency” vote is required at least once every six years.
After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative, because it allows our shareholders to provide input on our executive compensation programs for our named executive officers on a regular basis. Therefore, our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. We recognize that our shareholders may have different views on the frequency of an advisory vote on executive compensation. In the event that none of the frequency choices receives the affirmative vote of a majority of the shares represented at the annual meeting virtually or by proxy and entitled to vote on the matter, our Board of Directors will consider the frequency receiving the most votes to be an indication of the shareholders’ preference.
The Board of Directors unanimously recommends a vote for “ONE YEAR” with respect to this proposal.
Although the advisory vote is non-binding, the Board of Directors is interested in the opinions expressed by our shareholders in their votes on this proposal and will review the results of the vote and consider them in making a determination concerning the frequency of holding future advisory votes on executive compensation.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During our fiscal year 2024, the Corporate Governance and Compensation Committee was composed of Messrs. Grote, Curl and Skarie. Mr. Grote will resign as a member of the Corporate Governance and Compensation Committee, effective January 30, 2025, in connection with his retirement from the Board of Directors. There are no relationships involving the members of the Corporate Governance and Compensation Committee or our executive officers that are required to be disclosed under Item 407(e)(4) of Regulation S-K.

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2024
All non-employee directors receive several different elements of compensation for serving on our Board of Directors. The Corporate Governance and Compensation Committee makes recommendations to our Board of Directors regarding director compensation. Director compensation was determined based upon a benchmarking study prepared by Aon, the Committee’s independent compensation consultant.
All non-employee directors receive an annual retainer of $100,000. The chairman of the Audit Committee receives an additional annual retainer of $20,000 and the chairman of the Corporate Governance and Compensation Committee receives an additional annual retainer of $15,000. The Lead Director receives an additional annual retainer of $30,000.
In addition to cash compensation, all non-employee directors receive an annual grant in the form of RSUs valued at approximately $160,000 (or $260,000 for the non-employee Chairman of the Board) on the date of grant, rounded to the nearest 100 RSUs. All awards fully vest on the first anniversary of the date of grant. In addition, all awards fully vest at the director’s disability or death. Directors may elect to defer settlement of RSUs until separation from service beginning with grants made in 2020.
We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. We reimburse directors for their reasonable expenses incurred in connection with attending Board meetings.
Under our Deferred Compensation Plan for Non-Management Directors, any non-employee director may elect to defer, with certain limitations, his or her retainer. Deferred compensation may be notionally invested in Post common stock equivalents or in a number of mutual funds operated by Vanguard with a variety of investment strategies and objectives. Deferrals in our common stock equivalents receive a 33 1/3% Company matching contribution, also credited in Post common stock equivalents. Balances are paid upon leaving the Board of Directors, generally in cash, in one of three ways: (1) lump sum payout; (2) five-year installments or (3) ten-year installments.
We have established stock ownership guidelines applicable to all non-employee directors. See Compensation Discussion and Analysis - Other Compensation Policies - Stock Ownership Guidelines on page 39 for more details.
The following table sets forth the compensation paid to non-management directors for fiscal year 2024, other than reimbursement for travel expenses.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)(5)	Total ($)
Dorothy M. Burwell	100,000	160,888	—	—	33,330	294,218
Gregory L. Curl	100,000	160,888	—	—	33,330	294,218
Thomas C. Erb	100,000	160,888	—	—	33,330	294,218
Robert E. Grote	145,000	160,888	—	—	48,329	354,217
Ellen F. Harshman	100,000	160,888	—	—	33,330	294,218
David W. Kemper	120,000	160,888	—	—	39,996	320,884
Jennifer Kuperman	100,000	160,888	—	—	33,330	294,218
David P. Skarie	100,000	160,888	—	—	33,330	294,218
William P. Stiritz	100,000	255,528	—	—	120,018	475,546
_________
(1)These amounts represent the grant date fair value of 1,700 RSUs (2,700 RSUs for Mr. Stiritz) granted on January 30, 2024. The grant date fair values are computed in accordance with FASB ASC Topic 718, and do not correspond to the actual values that will be realized by the non-management directors. See Note 20 to the Company’s fiscal year 2024 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718. All awards fully vest on the first anniversary of the date of grant, and the stock issued pursuant to such awards must be held until the director has met the ownership requirements under our Stock Ownership Guidelines; however, shares are permitted to be sold to the extent necessary to satisfy any tax obligations relating to the vesting and delivery of such shares. In addition, all awards fully vest at the director’s disability or death.
(2)The number of unvested RSUs held by each non-management director, other than Mr. Stiritz, as of September 30, 2024 was 1,700 RSUs. Mr. Stiritz held 2,700 unvested RSUs as of September 30, 2024.
(3)As of September 30, 2024, Messrs. Curl and Grote each held 7,414 vested SARs and Mr. Kemper held 14,828 vested SARs. All of these SARs fully vested on the third anniversary of the date of grant. Mses. Burwell, Harshman and Kuperman and Messrs. Erb, Skarie and Stiritz held no SARs at September 30, 2024.
(4)Except for Mr. Stiritz, these amounts represent the 33 1/3% match on deferrals into common stock equivalents under the Deferred Compensation Plan for Non-Management Directors for all non-management directors who elected to participate in the plan.
(5)For Mr. Stiritz, this amount represents: (a) the 33 1/3% match on deferrals into common stock equivalents under the Deferred Compensation Plan for Non-Management Directors, which was $33,330; and (b) personal use of aircraft for the fiscal year ended September 30, 2024; the cost for such use was

$86,688. Of such $86,688: (i) the incremental cost to us was $68,875, which is calculated by dividing the total estimated variable costs (such as fuel, landing fees, on-board catering and flight crew expenses) by the total flight hours for fiscal year 2024 and multiplying such amount by Mr. Stiritz’s total number of flight hours for non-business use for fiscal year 2024. Incremental costs do not include certain fixed costs that we incur by virtue of owning aircraft, including depreciation, employed pilot salaries and benefits, hangar fees and maintenance. Spouses and guests of individuals occasionally fly on the aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost is a de minimis amount, and no amounts are therefore reported; however, these flights are treated as taxable under the IRS’s SIFL formula for imputing taxable income for such use; and (ii) we reimbursed Mr. Stiritz for amounts necessary to offset the impact of income taxes relating to such personal use of aircraft in the amount of $17,813.

APPROVAL OF POST HOLDINGS, INC. AMENDED AND RESTATED 2021 LONG-TERM INCENTIVE PLAN
(Proxy Item No. 5)
Overview and Background
We are asking our shareholders to approve an amendment and restatement of the Post Holdings, Inc. 2021 Long-Term Incentive Plan (the current plan, “the 2021 LTIP,” and such amended and restated plan, the “A&R 2021 LTIP”) in order to increase the number of shares of common stock available to be issued under the A&R 2021 LTIP, as we no longer have sufficient shares available under the 2021 LTIP in order for us to be able to continue granting equity awards to employees and directors in amounts to fund the Company’s long-term incentive compensation program. We believe that the A&R 2021 LTIP is necessary in order to allow the Company to continue to utilize equity awards, both performance and time-based, to attract and retain key employees as well as non-employee directors and to incentivize these individuals to create long-term shareholder value.
On November 13, 2024, the Board approved and adopted the A&R 2021 LTIP and the Board has directed that the A&R 2021 LTIP be submitted to shareholders for approval of additional shares available for use thereunder and the extension of the expiration date. The 2021 LTIP is the plan that the Company currently uses to grant RSUs, stock options and other share-based awards to directors, employees and certain consultants. Upon approval of the A&R 2021 LTIP by our shareholders, the A&R 2021 LTIP will amend and restate the 2021 LTIP predominantly to authorize additional shares to be issued thereunder and extend the expiration date to November 13, 2034.
Long-term incentive awards are an important part of the Company’s overall compensation programs as such awards (i) enable the Company and its affiliates to attract and retain individuals who will contribute to the Company’s long range success, (ii) motivate key personnel to produce a superior return to the shareholders of the Company by offering these individuals an opportunity to realize stock appreciation, facilitating stock ownership and rewarding such individuals for achieving a high level of corporate performance and (iii) promote the success of the Company’s business.
The 2021 LTIP originally authorized for issuance 2,400,000 shares of our common stock. We are seeking shareholder approval for an additional 1,800,000 shares of common stock to be available for use under the A&R 2021 LTIP. Since the end of fiscal year 2024, we have granted awards for 291,609 shares as of November 25, 2024, and anticipate granting awards for 378,020 shares between November 25, 2024 and the date of the annual meeting. These grants will exhaust the number of shares of common stock available for grant under the 2021 LTIP and reduce the number of available shares of the newly requested share pool by 137,375 shares. In the event the request for additional shares to be available for use under the A&R 2021 LTIP is not approved by shareholders, we will settle these awards pursuant to the terms of the award agreements, whereby some awards will be settled in shares and other awards will be settled in shares, cash or other consideration at the Committee’s discretion. The closing market price of our common stock on November 25, 2024, the record date, was $117.82, and there were 58,180,570 shares of our common stock outstanding.
The following table sets forth information regarding the grants outstanding as of November 25, 2024, the record date for our annual meeting.

As of November 25, 2024
Total number of shares subject to outstanding stock options	351,081
Weighted-average exercise price of outstanding stock options	$57.99
Weighted-average remaining term of outstanding stock options	3.6 years

Total number of shares subject to outstanding SARs	22,242
Weighted-average base price of outstanding SARs	$39.56
Weighted-average remaining term of outstanding SARs	0.5 years

Total number of full value awards outstanding(1)	1,983,259
Total number of shares available for grant under all plans(2)	240,645
(1)Includes total number of outstanding time-based RSUs, total number of vested but deferred RSUs, and total number of outstanding performance-based RSUs, at the target level of vesting.
(2)Assumes target level of vesting for performance-based RSUs.

Best Practices
The A&R 2021 LTIP is substantially identical in all material respects to the 2021 LTIP and contains a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for directors, employees and consultants and shareholders’ interests. These provisions include, but are not limited to, the following:

A&R 2021 LTIP Provision	Description of Best Practice
• No Liberal Share Recycling
•Shares will not be recycled for issuance as awards under the A&R 2021 LTIP in the following circumstances: shares not issued as a result of the net settlement of an outstanding SAR or stock option; shares used to pay the exercise price or withholding taxes related to an outstanding award; or shares repurchased on the open market with the proceeds of a stock option exercise price.

• No Repricing without Shareholder Approval	•The Company cannot reprice stock options and SARs without the approval of its shareholders.
• Double Trigger Acceleration
•The A&R 2021 LTIP provides for “double trigger” rather than “single trigger” accelerated vesting, meaning awards will be accelerated as the result of a change in control only where the participant’s employment is involuntarily terminated or the participant terminates employment for “good reason” in connection with a change in control, or upon a Committee determination that such acceleration is in the best interests of the Company. With respect to performance-based awards, all performance goals will be either deemed achieved at 100% target levels and adjusted pro rata based on the applicable performance period, or vested based upon actual performance levels, or the greater of target and pro-rated or actual performance, as set forth in the award agreement.

• Minimum Vesting Schedule
•Awards are generally required to have a one-year minimum vesting schedule, except with respect to a maximum of 5% of the shares authorized for issuance under the A&R 2021 LTIP, subject to the Committee’s discretion to accelerate the vesting of an award in certain events, like a termination of employment.

• Limits on Annual Individual Director Compensation
•For any one non-employee director, the aggregate grant date fair value of awards granted during any calendar year, together with any cash retainers payable to the director and any Company matching contributions credited to the director’s non-qualified deferred compensation account for that calendar year, cannot exceed $500,000 (or $700,000 for a non-employee chairperson of the Board).

• Clawback Provision
•Awards are subject to recovery pursuant to any applicable law, government regulation (including the rules and regulations of the SEC), stock exchange listing requirement, Company policy or as the Company may specify in any other agreement. Performance-based awards to Section 16 officers are subject to recovery under the Company’s executive “clawback” policies, described in Compensation of Officers - Compensation Discussion and Analysis - Other Compensation Policies - Executive Compensation Recovery (“Clawback”) Policies above.

• Dividend and Dividend Equivalents	•Any dividends or dividend equivalents shall be payable no earlier than at the same time as the underlying award becomes vested.
• No Transfers for Value	•Awards may not be transferred for value, and any transfer not for value must be approved by the Committee.

Key Highlights
We believe that the A&R 2021 LTIP is necessary to achieve our objective of aligning the interests of our employees, directors and consultants with those of our shareholders by providing us with the ability to continue granting various types of incentive awards, which will help us continue to attract, retain and motivate employees, directors and consultants and to incentivize these individuals to create long-term shareholder value.

The Committee is cognizant that the Company’s equity compensation programs have a dilutive effect on our shareholders, and continuously strives to balance this concern with our need to compete for talent using practices that are prevalent in the market, including equity grants. In connection with contemplating the number of shares to authorize for issuance under the A&R 2021 LTIP, we considered the potential dilution to current shareholders, as measured by the burn rate and overhang, and projected future share usage, among other things.
We consider the equity grant rate, or “burn rate,” in evaluating the impact of the program on shareholders. The following table sets forth historical information regarding equity awards used to calculate our annual burn rate:

	Year Ended September 30,
	2022(1)	2023	2024

Stock Options Granted	—	—	—
Stock Appreciation Rights Granted	—	—	—
Total Appreciation Grants	—	—	—

Time-Based RSU Awards Granted	432,538	526,035	545,106
Performance-Based RSU Awards Granted(2)	304,455	285,782	324,981

Performance-Based RSU Awards Vested	61,940	148,531	573,475

Total Time-Based RSU Awards Granted and Performance-Based RSU Awards Vested	494,478	674,566	1,118,581

Basic Weighted Average Shares Outstanding (in millions)	60.9	60	59.9
Annual Burn Rate[3]	0.81%	1.12%	1.87%

Three-year Average Burn Rate			1.27%

(1)Excludes adjustments and conversions made to the terms of outstanding equity-based awards in connection with the BellRing Spin-off.
(2)Assumes target level of vesting for performance-based RSUs.
(3)Annual Burn Rate is determined by dividing the number of time-based RSU awards granted and performance-based RSU awards vested in a given fiscal year by the basic weighted average number of shares of our common stock outstanding for that fiscal year.

A company’s overhang reflects potential dilution of shareholders’ ownership by actual share-based awards as well as shares available for grant. In determining the number of additional shares to become available for use under the A&R 2021 LTIP, the Company considered the resulting overhang as an additional metric to measure the cumulative effect of equity compensation. A plan’s overhang is equal to the number of shares subject to equity awards outstanding plus the number of shares available to be granted, divided by a company’s total shares of common stock outstanding. The additional 1,800,000 shares being requested in this proposal would bring our aggregate total overhang to 7.52% (as of November 25, 2024).
Principal Features of the A&R 2021 LTIP
The full text of the A&R 2021 LTIP is set forth in Annex A hereto, and shareholders are urged to refer to it for a complete description. The description of the A&R 2021 LTIP in this Proxy Item No. 5 is subject to, and qualified entirely by reference to, the full text of the A&R 2021 LTIP.
Administration
The Committee will administer and grant awards under the A&R 2021 LTIP. Subject to the terms of the A&R 2021 LTIP, the Committee’s charter and applicable laws, the Committee has the authority to:
•interpret the A&R 2021 LTIP and apply its provisions;
•promulgate, amend and rescind rules relating to the administration of the A&R 2021 LTIP;
•authorize any person to execute on behalf of the Company any instrument required to carry out the purposes of the A&R 2021 LTIP;
•determine when awards are to be granted under the A&R 2021 LTIP and the applicable grant date;

•select participants, subject to the limitations set forth in the A&R 2021 LTIP;
•determine the number of shares or the amount of cash to be made subject to each award, subject to the limitations set forth in the A&R 2021 LTIP;
•determine whether each option is to be an incentive stock option or a non-qualified stock option;
•prescribe the terms and conditions of the awards;
•determine the number of performance shares to be granted pursuant to an award of performance shares, the performance measures, the performance periods and the number of performance shares earned;
•designate an award as a performance compensation award and select the performance criteria;
•amend any outstanding awards;
•determine whether and under what circumstances awards may be settled in cash, shares or other awards or other property, or canceled, forfeited or suspended;
•determine the duration and purpose of leaves and absences which may be granted without constituting termination of service for purposes of the A&R 2021 LTIP;
•interpret, administer or reconcile any inconsistency in, correct any defect in and/or supply any omission in the A&R 2021 LTIP and any instrument or agreement relating to, or award granted under, the A&R 2021 LTIP; and
•exercise discretion and make all other determinations necessary or advisable for the administration of the A&R 2021 LTIP.
The Committee will not have the right, without shareholder approval, to reduce the purchase price for an outstanding stock option or SAR, cancel an outstanding stock option or SAR for the purpose of replacing such award with a stock option or SAR with a purchase price that is less than the original purchase price, extend the expiration date of a stock option or SAR beyond the tenth anniversary of the date of grant, deliver stock, cash or other consideration in exchange for the cancellation of a stock option or SAR, the purchase price of which exceeds the fair market value of the shares underlying such stock option or SAR as of the date of cancellation or take any other action which is considered a “repricing” under generally accepted accounting principles or for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
In addition, the Committee may delegate administration of the A&R 2021 LTIP to senior officers of the Company or a committee or committees of one or more members of the Board, and may authorize further delegation by such committees to senior officers of the Company, subject in all cases to restrictions under Section 16(b) of the Exchange Act. The Board or another committee of the Board also may exercise any authority granted to the Committee. In the event any action taken by the Board conflicts with action taken by the Committee, the Board action controls.
Shares Available under the A&R 2021 LTIP
The 2021 LTIP is currently the Company’s only equity compensation plan with shares available for future award grants. We are seeking shareholder approval for an additional 1,800,000 shares of common stock to be available for use under the A&R 2021 LTIP. In addition to the 1,800,000 shares to be added to the shares authorized for issuance under the A&R 2021 LTIP, the shares that have not been issued under the 2021 LTIP will continue to be available under the A&R 2021 LTIP and any shares underlying awards currently outstanding under the 2021 LTIP, the 2019 LTIP, the 2016 LTIP and the Post Holdings, Inc. 2012 Long-Term Incentive Plan (“the 2012 LTIP”) that are canceled, forfeited or terminated, that expire or lapse for any reason or that would otherwise be available for grant again under the terms of the applicable plan will be available for grants of equity awards under the A&R 2021 LTIP. No more than 4,200,000 shares may be granted as incentive stock options under the A&R 2021 LTIP (inclusive of shares granted as incentive stock options under the 2021 LTIP). Shares issued under the A&R 2021 LTIP may be authorized and unissued shares or treasury shares. The following shares may not again be made available for issuance as awards: shares not issued as a result of the net settlement of an outstanding SAR or stock option; shares used to pay the exercise price or withholding taxes related to an outstanding award; or shares repurchased on the open market with the proceeds of a stock option exercise price. The following will not be applied to the share limitations above: any shares subject to an award under the A&R 2021 LTIP to the extent the shares are not issued because the award is forfeited, canceled, terminated, expired or lapsed for any reason; and shares and any awards that are granted through the settlement, assumption or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, spin-off, consolidation or acquisition of the employing company with or by us. If an award is settled in cash, the number of shares on which the award is based will not count toward the above share limits.
Eligibility
All full-time and part-time employees, including officers and directors who are employees and certain consultants of the Company and its affiliates (approximately 13,200 persons as of November 1, 2024) and the Company’s non-employee directors (nine persons as of November 1, 2024) will be eligible to participate in the A&R 2021 LTIP at the discretion of the Committee.

In fiscal year 2024, the Company granted awards under the 2021 LTIP to approximately 450 employees (including officers and directors who are employees) and nine non-employee directors.
General Terms of Awards
Each award will be evidenced by an agreement, certificate or other instrument or document setting forth the terms and conditions of the award, including any applicable performance period, which will include a term of not greater than ten years. All awards are non-transferable unless the Committee permits the recipient to transfer an award not for value. No award may be exercised for a fraction of a share.
Terms Applicable to Vesting Generally
Each award vests in whole or in part on terms provided in the award agreement. Except with respect to a maximum of five percent (5%) of shares authorized under the A&R 2021 LTIP, awards that vest solely on the basis of the passage of time and awards that vest based on performance standards shall not vest more rapidly than immediate vesting on the first anniversary of the grant date. The A&R 2021 LTIP provides for “double trigger” rather than “single trigger” accelerated vesting, meaning awards will be accelerated as the result of a change in control only where the participant’s employment is involuntarily terminated or the participant terminates employment for “good reason” in connection with a change in control, or upon a Committee determination that such acceleration is in the best interests of the Company. With respect to performance-based awards, all performance goals will be either deemed achieved at 100% target levels and adjusted pro rata based on the applicable performance period, or vested based upon actual performance levels, or the greater of target and pro-rated or actual performance, as set forth in the award agreement.
Types of Awards
General. The Committee has the discretion to award stock options, SARs, performance shares, restricted stock, RSUs and other stock-based and cash-based awards.
Stock Options. Stock options will be either incentive stock options or non-qualified stock options. Incentive stock options may only be granted to employees. The purchase price of a share of common stock underlying an option will be set forth in the award but may not be less than 100% of the fair market value of a share on the grant date. “Fair market value,” as defined in the A&R 2021 LTIP, generally means the closing sale price of a share of common stock. The purchase price will be payable in full at the time of exercise, in cash or by certified or bank check. The purchase price may be paid, if the Committee so permits and upon such terms as the Committee approves, (a) through delivery or tender to the Company of shares held, either actually or by attestation, by the recipient, (b) through a net or cashless form of exercise (including exercise through a broker or net share settlement with the Company) or (c) through a combination of (a) and (b). Further, the Committee may, in its discretion, approve other methods or forms of payment for the purchase price and establish rules and procedures therefor. Recipients holding options will have no dividend rights with respect to shares subject to such options.
Incentive Stock Options. A recipient may not hold incentive stock options with a fair market value (determined as of the date of grant) in excess of $100,000 in the year in which they are first exercisable, if this limitation is necessary to qualify the option as an incentive stock option. If, upon the grant of an incentive stock option, the recipient possesses more than 10% of the total voting power of all of the stock of the Company and its subsidiaries, the option price for the incentive stock option will be at least 110% of the fair market value of the shares subject to the option on the grant date, and the option will expire five years after the grant date. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Company has no liability to any recipient or other person if an option designated as an incentive stock option fails to qualify as such.
Stock Appreciation Rights. SARs entitle the recipient, subject to the terms and conditions of the award, to all or a portion of the excess of the fair market value of a specified number of shares on the exercise date over a specified price, which will not be less than 100% of the fair market value of the shares on the grant date. Each SAR may be exercisable in whole or in part according to the terms and conditions set forth in the award. Except as otherwise provided in the award, upon exercise of a SAR, the recipient will receive cash, shares or a combination of cash and shares (as determined by the Committee if not otherwise specified in the award) as promptly as practicable after exercise. The award may limit the amount or percentage of the total appreciation on which payment may be made in the event of the exercise of a SAR. Recipients holding SARs will have no dividend rights with respect to shares subject to such SARs.
Performance Shares and Other Awards Subject to Performance Criteria. The Committee may provide, in its discretion, that an award granted to a recipient is subject to the achievement of performance criteria, which shall be established by the Committee relating to one or more business criteria. Performance criteria may be applied to the Company, an affiliate, a parent, subsidiary, division, business unit or corporate group or an individual or any combination thereof and may be measured in absolute levels or relative to another company or companies, a peer group, an index or indices or Company performance in a previous period. Performance may be measured over such period of time as determined by the Committee. Performance goals that may be used to establish performance criteria include but are not limited to: free cash flow, adjusted free cash flow, base-

business net sales, total segment profit, adjusted EBIT/EBITDA, adjusted diluted earnings per share, adjusted gross profit, adjusted operating profit, earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), compound annual growth in earnings per share, operating income, total shareholder return, compound shareholder return, market share, return on equity, average return on invested capital, pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, marketing, operating or workplan goals. Recipients holding performance shares and other awards subject to performance criteria will have no voting or dividend rights with respect to such performance shares and other awards subject to performance criteria other than as the Committee may provide in an award agreement and if so provided shall be payable only if and no earlier than at the same time the underlying award vests.
Restricted Stock and RSUs. Restricted stock may be granted in the form of shares registered in the name of the recipient but held by the Company until the restrictions have lapsed. RSUs are units representing a value equal to the same number of shares. Restricted stock and RSUs may be subject to such conditions and restrictions as the Committee may establish in the award, which may include continuous service requirements, a requirement that a recipient pay a purchase price for the award, the achievement of performance goals and the lapse of applicable securities law restrictions. Subject to the restrictions set forth in the award agreement, during any period in which restricted stock or RSUs are restricted and subject to forfeiture, (i) recipients holding restricted stock may exercise full voting rights with respect to such shares and (ii) recipients holding RSUs will have no voting rights with respect to shares. Dividends or dividend equivalents shall be subject to the same restrictions and conditions as the restricted stock underlying such dividends or the RSUs underlying the dividend equivalents and shall be payable only if and no earlier than at the same time as the underlying restricted stock or RSUs become vested.
Other Awards. The Committee also may grant other stock-based and cash-based awards in its sole discretion, including, without limitation, those awards pursuant to which a cash bonus award may be made or pursuant to which shares may be acquired in the future, such as awards denominated in stock, stock units, securities convertible into stock and phantom securities. The Committee may, in its sole discretion, direct the Company to issue shares subject to restrictive legends and/or stop transfer instructions which are consistent with the terms and conditions of the award agreement to which the shares relate. In addition, the Committee may, in its sole discretion, grant other awards subject to performance goals.
Termination of Employment
Each award agreement will set forth the extent to which the recipient will have the right to exercise or retain an award following termination of the recipient’s employment with the Company or its affiliates, including on death, disability or other termination of employment. The provisions will be determined by the Committee, need not be uniform among awards or participants and may reflect distinctions based on the reasons for termination.
If the recipient (or estate or beneficiary) does not exercise a stock option or SAR within the time specified in the award agreement, the option or SAR, as applicable, will terminate.
Change in Control
The A&R 2021 LTIP contains largely the same limited definition of change in control as the 2021 LTIP. A change in control for purposes of the A&R 2021 LTIP is limited to:
(a)replacement of a majority of the incumbent board;
(b)acquisition or beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities or outstanding shares of stock by any person except in the case of an acquisition or beneficial ownership by the Company or a subsidiary, or an employee benefit plan (or related trust);
(c)consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless:
(i)all or substantially all of the beneficial owners immediately prior to such Business Combination continue to beneficially own more than 50% of the then outstanding shares of stock and the combined voting power of the then outstanding voting securities after the Business Combination;
(ii)after the Business Combination, no person beneficially owns more than 50% of the Company stock or combined voting power, except to the extent that person owned more than 50% prior to the Business Combination; and
(iii)at least a majority of the members of the board of directors resulting from the Business Combination were incumbent members of the board of directors at the time of the initial agreement or action of the board of directors approving such Business Combination;
(d)    sale or other disposition of all or substantially all of the assets of the Company; or
(e)    the shareholders of the Company approve a plan to liquidate or dissolve the Company.

Notwithstanding the foregoing, a change in control will not have occurred with respect to any award that is subject to Section 409A of the Code to the extent necessary to avoid adverse tax consequences thereunder unless the transaction constitutes a “change in control event” under Section 409A of the Code.
Miscellaneous Provisions
No participant will be granted (i) options to purchase shares and SARs with respect to more than 1,800,000 shares in the aggregate, (ii) any other awards with respect to more than 1,800,000 shares in the aggregate (or, in the event such award denominated or expressed in terms of number of shares is paid in cash, the equivalent cash value) or (iii) any cash bonus award not denominated or expressed in terms of number of shares or units with a value that exceeds $10,000,000 in the aggregate, in each case, in any twelve-month period under the A&R 2021 LTIP. For any one non-employee director, the aggregate grant date fair value of awards granted during any calendar year, together with any cash retainers payable to the director and any Company matching contributions credited to the director’s non-qualified deferred compensation account for that calendar year, cannot exceed $500,000 (or $700,000 for a non-employee chairperson of the Board).
The Committee may specify in an award agreement that the recipient’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to vesting conditions. Such events may include breach of non-competition, non-solicitation, confidentiality or other restrictive covenants in the award or otherwise applicable to the recipient, a termination of continuous service for cause or other conduct by the recipient detrimental to the business or reputation of the Company or its affiliates. Any award will be subject to such deductions and clawback as may be required to be made pursuant to any applicable law, government regulation (including the rules and regulations of the SEC), stock exchange listing requirement, any applicable policy adopted by the Company or as the Company may specify in any other agreement. Performance-based awards to Section 16 officers are subject to recovery under the Company’s executive “clawback” policies, described in Compensation of Officers - Compensation Discussion and Analysis - Other Compensation Policies - Executive Compensation Recovery (“Clawback”) Policies above.
Adjustment Upon Certain Changes
Shares Available for Grants. In the event of any change in the number of shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change or transaction, the maximum aggregate number of shares with respect to which the Committee may grant awards and the maximum aggregate number of shares with respect to which the Committee may grant awards to any individual participant in any year shall be appropriately adjusted by the Committee.
Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares, the payment of a stock dividend (but only on the shares) or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall appropriately adjust the number of shares of stock subject to each outstanding award and the exercise price per share, or similar reference price, to the extent applicable, of each such award.
Certain Mergers. Subject to any required action by the shareholders of the Company, in the event that the Company is the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall have the power to adjust each award outstanding on the date of such merger or consolidation so that the award pertains and applies to the securities which a holder of the number of shares subject to such award would have received in such merger or consolidation.
Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:
(a)cancel, effective immediately prior to the occurrence of such event, each award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the participant to whom such award was granted an amount in cash for each share of common stock subject to such award equal to the value, as determined by the Committee in its reasonable discretion, of such award, provided that with respect to any outstanding stock option or SAR such value will be equal to the excess of (I) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share as a result of such event over (II) the exercise price per share of such stock option or SAR, and provided, further, that the Committee will not accelerate the vesting of an award in a manner that is inconsistent with the double-trigger change in control provisions described above, unless the Committee determines that such acceleration is in the best interests of the Company;

(b)provide for the exchange of each award (whether or not then exercisable or vested) for an award with respect to, as appropriate, some or all of the property which a holder of the number of shares subject to such award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the award, or the number of shares or amount of property subject to the award or, if appropriate, provide for a cash payment to the participant to whom such award was granted in partial consideration for the exchange of the award; or
(c)any combination of the foregoing.
Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to above, the Committee shall make equitable adjustments in the number and class of shares subject to awards outstanding on the date on which such change occurs and in such other terms of such awards.
Performance Awards. In the event of any transaction or event described above, and in the event of any changes in accounting treatment, practices, standards or principles, the Committee will have the power to make equitable adjustments in any performance criteria and in other terms and the performance goals of any award made pursuant to the A&R 2021 LTIP.
Amendment, Modification and Termination
Subject to the terms of the A&R 2021 LTIP, the Board may at any time amend, modify or suspend the A&R 2021 LTIP, and the Committee may at any time alter or amend any or all awards under the A&R 2021 LTIP to the extent permitted by law. Any alterations or amendments may be made unilaterally by the Committee, subject to the provisions of the A&R 2021 LTIP, unless such amendments are deemed by the Committee to be materially adverse to the participants and are not required as a matter of law. Amendments are subject to approval of the shareholders of the Company only as required by law, or if the amendment increases the total number of shares available under the A&R 2021 LTIP, except as adjusted for specified changes in capitalization. Following approval of the A&R 2021 LTIP by our shareholders, the A&R 2021 LTIP shall remain in effect for a term of ten years following the date on which it was approved by the Board (i.e., until November 13, 2034) or until all shares subject to the A&R 2021 LTIP shall have been purchased or acquired according to the A&R 2021 LTIP provisions, whichever occurs first, unless the A&R 2021 LTIP is sooner terminated pursuant to its complete terms.
Certain U.S. Federal Income Tax Consequences
The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the A&R 2021 LTIP. This summary is based upon the provisions of the Code and regulations promulgated thereunder, as in effect on the date of this proxy statement. Changes in the law may modify this discussion, and in some cases, the changes may be retroactive. Further, this summary is not intended to be a complete discussion of all of the federal income tax consequences associated with the A&R 2021 LTIP. Accordingly, participants should consult with their own tax and legal advisors, including with respect to any state, local and foreign taxes and any federal gift, estate and inheritance taxes.
Incentive Stock Options. Some options may constitute “incentive stock options” within the meaning of Section 422 of the Code. If the Company grants an incentive stock option, the recipient will not be required to recognize income upon the grant of the incentive stock option, and the Company will not be allowed to take a deduction.
Similarly, when the recipient exercises any incentive stock options, provided the recipient has not ceased to be an employee for more than three months before the date of exercise, the recipient will not be required to recognize income, and the Company will not be allowed to take a deduction. For purposes of the alternative minimum tax, however, the amount by which the aggregate fair market value of common stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the recipient’s alternative minimum taxable income for the year in which the incentive stock option is exercised. The Code imposes an alternative minimum tax on a taxpayer whose alternative minimum taxable income, as defined in Section 55(b)(2) of the Code, exceeds the taxpayer’s adjusted gross income.
Additional tax consequences will depend upon how long recipients hold the shares of common stock received after exercising the incentive stock options. If a recipient holds the shares for more than two years from the date of grant and one year from the date of exercise of the option, upon disposition of the shares, the recipient will not recognize any ordinary income, and the Company will not be allowed to take a deduction. However, the difference between the amount the recipient realizes upon disposition of the shares and the basis (i.e., the amount the recipient paid upon exercise of the incentive stock option) in those shares will be taxed as a long-term capital gain or loss.
If the recipient disposes of shares acquired upon exercise of an incentive stock option which he or she has held for less than two years from the date of grant or one year from the date of exercise, the recipient generally will recognize ordinary income in the year of the disposition. To calculate the amount of ordinary income that must be recognized upon such a disposition, the recipient must make the following determinations and calculations:
•determine which is smaller: the amount realized on disposition of the shares or the fair market value of the shares on the date of exercise; and

•next, subtract the basis in those shares from the smaller amount. This is the amount of ordinary income that the recipient must recognize.
To the extent that the recipient recognizes ordinary income, the Company is allowed to take a deduction. In addition, the recipient must recognize as short-term or long-term capital gain, depending on whether the holding period for the shares exceeds one year, any amount that the recipient realizes upon disposition of those shares which exceeds the fair market value of those shares on the date the recipient exercised the option. The recipient will recognize a short-term or long-term capital loss, depending on whether the holding period for the shares exceeds one year, to the extent the basis in the shares exceeds the amount realized upon disposition of those shares.
As noted above, the excess of the fair market value of the shares at the time the recipient exercises his or her incentive stock option over the exercise price for the shares is a tax adjustment item for the purposes of the alternative minimum tax.
Non-Qualified Stock Options. If the recipient receives a non-qualified stock option, the recipient will not recognize income at the time of the grant of the stock option; however, the recipient will recognize ordinary income upon the exercise of the non-qualified stock option. The amount of ordinary income recognized equals the difference between (a) the fair market value of the stock on the date of exercise and (b) the exercise price. The Company will be entitled to a deduction in the same amount. The ordinary income the recipient recognizes will be subject to applicable tax withholding by the Company. When the recipient sells these shares, any difference between the sales price and the basis (i.e., the exercise price plus the ordinary income recognized by the recipient) will be treated as a capital gain or loss.
Restricted Stock. Unless a timely Section 83(b) election is made as described in the following paragraph, a recipient generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture. A recipient will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of common stock or the transfer restrictions lapse. The amount recognized will be equal to the difference between the fair market value of the shares at this time and the original purchase price paid for the shares, if any. The ordinary income recognized by a recipient with respect to restricted stock awarded under the A&R 2021 LTIP will be subject to applicable tax withholding by the Company. If a timely Section 83(b) election has not been made, any dividends received with respect to common stock subject to such restrictions will be treated as additional compensation income and not as dividend income.
A recipient may elect, pursuant to Section 83(b) of the Code, to recognize as ordinary income the fair market value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is properly made within 30 days of the date of grant, then the recipient would include in gross income an amount equal to the difference between the fair market value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the recipient. If the Section 83(b) election is made, the recipient’s capital gains holding period begins on the date of grant.
The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the recipient then forfeits the restricted stock, the recipient may not deduct as a loss the amount previously included in gross income.
A recipient’s tax basis in shares of restricted stock received pursuant to the A&R 2021 LTIP will be equal to the sum of the amount (if any) the recipient paid for the common stock and the amount of ordinary income recognized by the recipient as a result of making a Section 83(b) election or upon the lapse of the restrictions. Unless a Section 83(b) election is made, the recipient’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the restrictions lapse.
In general, the Company will be entitled to a deduction at the same time and in an amount equal to the ordinary income recognized by a recipient with respect to shares of restricted stock awarded pursuant to the A&R 2021 LTIP.
If, subsequent to the lapse of the restrictions on the shares, the recipient sells the shares, the difference, if any, between the amount realized from the sale and the tax basis of the shares to the recipient will be taxed as a capital gain or capital loss.
Stock Appreciation Rights / Performance Shares / Restricted Stock Units. A recipient generally will not recognize taxable income upon the grant of SARs, performance shares or RSUs. Instead, a recipient will recognize as ordinary income, and the Company will have a corresponding deduction of, any cash delivered and the fair market value of any common stock delivered in payment of an amount due under the SAR, performance share or RSU award. The ordinary income the recipient recognizes will be subject to applicable tax withholding by the Company.
Upon selling any common stock received by a recipient in payment of an amount due under a SAR, performance share or RSU award, the recipient generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the common stock and the recipient’s tax basis in the common stock (i.e., the ordinary income recognized by the recipient).

Other Stock-Based and Cash-Based Awards. The tax consequences associated with any other stock-based or cash-based award granted under the A&R 2021 LTIP will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the recipient under the award, any applicable holding period and the recipient’s tax basis.
Section 162(m) of the Code. Notwithstanding anything to the contrary herein, pursuant to Section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to our “covered employees,” as that term is defined under Section 162(m) of the Code.
Section 409A of the Code. Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including, without limitation, the deferral of income pursuant to some of the arrangements described herein (e.g., performance shares). Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.
Section 280G of the Code and Section 4999 of the Code. Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any “excess parachute payment” to an individual, and the individual must pay a 20% excise tax on any “excess parachute payment.” An individual’s “parachute payments” which exceed his or her average annual compensation will generally be treated as “excess parachute payments” if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a “parachute payment” if it is contingent on a change in control of the Company, as defined in Sections 280G and 4999 of the Code.
New Plan Benefits
Awards under the A&R 2021 LTIP are discretionary and are not subject to set benefits or amounts. Accordingly, the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future under the A&R 2021 LTIP. However, the following reflects grants under the A&R 2021 LTIP that were made in December 2024 following its adoption and prior to the date of this proxy statement, as well as awards the Company anticipates granting, the settlement of which awards in Company shares is subject to shareholder approval of the A&R 2021 LTIP. In the event that the shareholders do not approve the request for additional shares to be available for use under the A&R 2021 LTIP, the Company will settle these awards pursuant to the terms of the award agreements, whereby these awards will be settled in cash or other consideration at the Committee’s discretion.

Named Executive Officers	Number of Shares Underlying Options	Number of Shares Underlying RSUs (1)
Robert V. Vitale	0	0
Jeff A. Zadoks	0	0
Matthew J. Mainer	0	0
Nicolas Catoggio	0	0
Diedre J. Gray	0	0
Mark W. Westphal	0	0
All current Named Executive Officers as a group (6 persons)	0	0
All current Non-Employee Directors as a group (9 persons)	0	0
All other employees as a group (approx. 13,200 persons)	0	137,375

(1) Assumes target level of vesting for performance-based RSUs.
Because the Committee has discretion to grant additional awards pursuant to the A&R 2021 LTIP, it is not possible to calculate the future value of awards to executive officers at this time.

The Board of Directors unanimously recommends a vote “FOR” the approval of the
Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

Security Ownership of Certain Beneficial Owners
The table below indicates the persons or entities known to us to be the beneficial holders of more than 5% of our common stock, par value $0.01 per share, as of November 25, 2024, except for one person set forth in the Security Ownership of Management table on page 82. The information set forth in the table below is based solely upon information included in Schedule 13D, Schedule 13F and Schedule 13G filings as of the most recent practicable date. We have no reason to believe that such information is not complete or accurate or that a statement or amendment to any Schedule 13D, Schedule 13F or Schedule 13G filing should have been filed and was not.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Shares Outstanding (6)
Vanguard Group Inc. (1) PO Box 2600 V26, Valley Forge, PA 19482	5,115,602	8.8%
Route One Investment Company, L.P. (2) One Letterman Drive, Building D, Suite DM 200, San Francisco, CA 94129	4,372,639	7.5%
BlackRock, Inc. (3) 50 Hudson Yards, New York, NY 10001	4,255,013	7.3%
Clarkston Capital Partners, LLC (4) 91 West Long Lake Road, Bloomfield Hills, MI 48304	3,344,150	5.7%
Dimensional Fund Advisors LP (5) 6300 Bee Cave Road, Building One, Austin, TX 78746	3,130,544	5.4%
_________
(1)As reported on Schedule 13F filed with the SEC on November 13, 2024 with a report date of September 30, 2024 (represents combined Vanguard Group Inc., Vanguard Fiduciary Trust Co and Vanguard Global Advisers, LLC). The filing indicated that as of September 30, 2024, Vanguard Group Inc. had sole investment power over 5,051,806 of such shares and shared defined investment power over 63,796 of such shares, and had shared voting power over 6,335 of such shares and no voting power over 5,109,267 of such shares.
(2)As reported on Schedule 13G filed with the SEC on November 13, 2024 with a report date of September 30, 2024, which was filed jointly by Route One Investment Company, L.P. (“Route One”), ROIC, LLC, Route One Investment Company, LLC (the “General Partner”), Route One Offshore Master Fund, L.P. (the “Master Fund”), William F. Duhamel, Jr. and Jason E. Moment. The filing indicated that as of September 30, 2024, other than the Master Fund, each reporting person had shared voting power and shared dispositive power over all of these shares. The filing also indicated that as of September 30, 2024, the Master Fund beneficially owned 3,016,814 shares of the Company, over which it had shared voting power and shared dispositive power over all of such shares. The principal business office of the reporting persons, other than the Master Fund, is as set forth in the table above. The principal business office of the Master Fund is located at c/o Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, Camana Bay, P.O. Box 31106SMB, Grand Cayman, Cayman Islands. The filing also indicated that Route One is the investment adviser to investment funds, including the Master Fund, and the General Partner is the general partner of one or more of those funds. ROIC, LLC is the general partner of Route One. Mr. Duhamel and Mr. Moment are the control persons of Route One, ROIC, LLC and the General Partner. The reporting persons filed the Schedule 13G jointly, but not as members of a group, and each disclaims membership in a group. Each reporting person also disclaims beneficial ownership of the shares, except to the extent of the reporting person’s pecuniary interest therein. Further, filing the Schedule 13G on behalf of the Master Fund should not be construed as an admission that it is, and it disclaims that it is, a beneficial owner, as defined in Rule 13d-2 under the Exchange Act, of any shares covered by the Schedule 13G.
(3)As reported on Schedule 13G filed with the SEC on November 12, 2024 with a report date of September 30, 2024. The filing indicated that as of September 30, 2024, BlackRock, Inc. and its subsidiaries had sole voting power over 4,124,612 of these shares and had sole dispositive power over all of these shares.
(4)As reported on Schedule 13F filed with the SEC on November 7, 2024 with a report date of September 30, 2024. The filing indicated that as of September 30, 2024, Clarkston Capital Partners, LLC had sole investment power over all of these shares, and had sole voting power over 3,173,625 of these shares and no voting power over 170,525 of these shares.
(5)As reported on Schedule 13G filed with the SEC on October 31, 2024 with a report date of September 30, 2024. The filing indicated that Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Accounts”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Accounts. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Accounts, and may be deemed to be the beneficial owner, as of September 30, 2024, of 3,130,544 shares of the Company held by the Accounts, over which it had (a) sole voting power over 3,056,494 shares and (b) sole dispositive power over 3,130,544 shares. However, all securities reported are owned by the Accounts and Dimensional disclaims beneficial ownership of such securities.
(6)The number of shares outstanding for purposes of this calculation was the number of shares outstanding as of November 25, 2024 (58,180,570 shares), plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by all directors, director nominees and executive officers (238,479 shares), plus the number of RSUs that vest within 60 days of that date for all directors, director nominees and executive officers (6,055 shares), plus the number of RSUs that all directors, director nominees and executive officers had elected to defer until separation from service (25,415 shares).

Security Ownership of Management
The following table shows the shares of our common stock beneficially owned, as of November 25, 2024, by each of our directors, director nominees and named executive officers and by our directors, director nominees and executive officers as a group. Except as noted, all such persons possess sole voting and dispositive power with respect to the shares listed. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options or other equity awards that are vested and exercisable or that become vested and/or exercisable within 60 days. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.

Name	Number of Shares Beneficially Owned		RSUs and PRSUs Vesting Within 60 Days		Exercisable Options (1)		Total	% of Shares Outstanding (2)(3)	Other Stock-Based Items (4)	Total Stock-Based Ownership
William P. Stiritz	4,660,228	(5)	270	(7)	—		4,660,498	8.0%	179,535	4,840,033
Robert V. Vitale	1,007,898	(6)	—		107,396		1,115,294	1.9%	2,142	1,117,436
Dorothy M. Burwell	2,065		2,040	(7)	—		4,105	*	6,525	10,630
Gregory L. Curl	16,018		2,075	(7)	7,414	(8)	25,507	*	5,712	31,219
Thomas C. Erb	33,775		1,700	(7)	—		35,475	*	5,011	40,486
Robert E. Grote	6,265		340		—		6,605	*	32,101	38,706
Ellen F. Harshman	450		1,985	(7)	—		2,435	*	9,208	11,643
David W. Kemper	18,200		6,525	(7)	14,828	(8)	39,553	*	17,808	57,361
Jennifer Kuperman	—		2,455	(7)	—		2,455	*	5,011	7,466
David P. Skarie	44,301	(9)	8,025	(7)	—	(8)	52,326	*	31,103	83,429
Jeff A. Zadoks	193,471	(10)	—		28,969		222,440	*	—	222,440
Matthew J. Mainer	26,148		6,055		—		32,203	*	—	32,203
Nicolas Catoggio	32,756		—		—		32,756	*	—	32,756
Diedre J. Gray	170,893		—		15,157		186,050	*	—	186,050
Mark W. Westphal	154,711	(11)	—		64,715		219,426	*	—	219,426
All directors and executive officers as a group (15 people)	6,367,179		31,470		238,479		6,637,128	11.4%	294,156	6,931,284

_________
(1)Includes the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of November 25, 2024, by all directors, director nominees and executive officers.
(2)The number of shares outstanding for purposes of this calculation for each individual was the number of shares outstanding as of November 25, 2024 (58,180,570 shares), plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by such individual, plus the number of RSUs that vest within 60 days of that date for such individual, plus the number of RSUs that such individual had elected to defer until separation from service.
(3)The number of shares outstanding for purposes of this calculation for all directors, director nominees and executive officers as a group was the number of shares outstanding as of November 25, 2024 (58,180,570 shares), plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by all directors, director nominees and executive officers (238,479 shares), plus the number of RSUs that vest within 60 days of that date for all directors, director nominees and executive officers (6,055 shares), plus the number of RSUs that all directors, director nominees and executive officers had elected to defer until separation from service (25,415 shares).
(4)Includes indirect interests in shares of our common stock held under our Deferred Compensation Plan for Non-Management Directors. For Mr. Vitale, includes indirect interests in shares of our common stock held under our Executive Savings Investment Plan. Although indirect interests in shares of our common stock under deferred compensation plans may not be voted or transferred, they have been included in the table above as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.
(5)Includes 169,369 shares of common stock held in a trust for the benefit of Mr. Stiritz. Mr. Stiritz also has shared voting and investment power with respect to 384,132 shares of common stock held by his wife.
(6)Includes 6,870 shares held in a trust for the benefit of Mr. Vitale, 104,850 shares held in a trust for the benefit of Mr. Vitale and his children and 114,400 shares held in a trust for the benefit of his children and spouse.
(7)Represents RSUs the director has elected to defer until separation from service from the Board of Directors.
(8)Prior to 2016, our non-management directors (other than our Chairman of the Board) were granted SARs on an annual basis; these SARs became exercisable three years from the date of grant.
(9)Mr. Skarie has shared voting and investment power with his wife with respect to 432 shares held in his children’s trust.
(10)68,145 of these shares are held by an irrevocable trust, for which Mr. Zadoks’s spouse is the beneficial and sole trustee. Also includes 76,586 shares held in a trust for the benefit of Mr. Zadoks.
(11)Includes 16,940 shares of common stock held by Mr. Westphal in the Post Holdings, Inc. Savings Investment Plan.

MANAGEMENT PROPOSAL TO ELIMINATE CERTAIN SUPERMAJORITY VOTING REQUIREMENTS
(Proxy Item No. 6)
We are committed to strong corporate governance practices and to demonstrating responsiveness to our shareholders and their concerns. In light of the shareholder proposal received from The Accountability Board, Inc. (“TAB”) set forth on page 85, which asks that we take the steps necessary so that any voting requirement in our governing documents that calls for a greater than simple majority vote be replaced by a simple majority voting requirement, we conducted a thorough evaluation of the various instances in which our governing documents contain these supermajority and other non-simple majority voting requirements, which we refer to as “supermajority” voting requirements.
In evaluating the provisions in our governing documents that require a supermajority vote, we considered multiple factors, including the advantages and disadvantages of supermajority voting requirements in general and in light of our overall corporate governance structure, and the fact that many investors and other stakeholders view supermajority voting requirements as inconsistent with principles of good corporate governance on the basis that the requirement of a supermajority vote can limit the ability of shareholders to effect change. Although we acknowledge that some corporations have eliminated supermajority voting requirements in totality, we ultimately do not believe that a formulaic, one-size-fits-all approach is appropriate and that supermajority voting requirements may be appropriate for certain provisions that have a fundamental impact on the Company.
After careful consideration, we believe that it is in the best interests of the Company and our shareholders to eliminate most, but not all, of these supermajority voting requirements. We believe that it is important to our shareholders that certain fundamental changes should require the support of more than a majority of the shares represented at a meeting and entitled to vote on the matter, as described below. A simple majority vote requirement can allow action by less than a majority of our outstanding shares, or a few large shareholders, which may not be in the best interest of all of our shareholders. In particular, we do not believe that the three following supermajority voting requirements in our governing documents should be reduced to a simple majority voting requirement (collectively, the “Voting Exceptions”):
1.Changes to Board Structure: Article Five, Section D of our Amended and Restated Articles of Incorporation provides that Article Five (which outlines requirements for any changes to the provisions governing the Board, including changes to the size of the Board, the term of office of the directors, removal of any directors and filling any vacancies) may be amended, altered, changed or repealed only upon the affirmative vote of not less than two-thirds of all of the outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors voting together as a single class; provided, however, that whenever the holders of shares of any class are entitled to elect one or more directors, such amendment, alternation, change or repeal shall also require the affirmative vote of not less than two-thirds of the outstanding shares of each such class entitled to vote at such meeting.
2.Changes to Director and Officer Indemnification: Article Ten, Section L of our Amended and Restated Articles of Incorporation provides that Article Ten (which outlines the requirements for any changes to the provisions governing the indemnification of the Company’s directors and officers) may be amended, altered, changed or repealed only upon the affirmative vote of not less than 85% of all of the outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors voting together as a single class.
3.Changes to Bylaws: Article V, Section 5 of our Amended and Restated Bylaws provides that the shareholders of the Company may amend, alter, change or repeal any provision of the Amended and Restated Bylaws upon the affirmative vote of a majority of all of the outstanding shares of capital stock of the Company entitled to vote thereon.
We view these Voting Exceptions as relating to fundamental elements of our corporate governance, and believe these supermajority voting requirements are narrowly tailored to promote stability and provide our shareholders with meaningful protections against potentially self-interested actions proposed by one or a few large shareholders who might attempt to prioritize their interests over those of the majority of our shareholders. For example, if the Voting Exceptions are reduced to a simple majority voting requirement, these fundamental elements of our corporate governance could conceivably be amended by less than half of our outstanding shares in situations of low voter turnout or significant abstentions. In an extreme case, it could only take 25.1% of our outstanding shares to approve an amendment to these fundamental elements of our corporate governance, or as few as our four largest shareholders (as of November 25, 2024). As such, if these Voting Exceptions are reduced to a simple majority voting requirement, a very small group of our shareholders who are not bound by a fiduciary duty to act in the best interests of the Company and our shareholders would have the power to act in their own self-interests to the detriment of the Company and our other shareholders. We believe amendments to these fundamental elements of our corporate governance should require the broad consensus of our shareholders, rather than a simple majority of the shares represented at a meeting and entitled to vote on the matter.

If this management proposal receives support from a majority of the shares represented at the annual meeting virtually or by proxy and entitled to vote on the matter, our Board will take the steps necessary so that any voting requirement in our governing documents that calls for a greater than simple majority vote, except for the Voting Exceptions, will be replaced by a requirement for a majority of the votes cast for and against the applicable proposal, or a simple majority in compliance with applicable laws, or, where a shareholder vote is necessary to adopt a simple majority, the Board will take the steps necessary to present shareholders with that matter to vote on at the Company’s next annual meeting. In the circumstances where Missouri law calls for a specific voting standard greater than a majority of the voted shares, the Board will take the steps necessary to replace the voting requirement with the closest standard to a majority of the voted shares that complies with Missouri law.
The Board of Directors unanimously recommends a vote “FOR” this management proposal to eliminate certain supermajority voting requirements.

SHAREHOLDER PROPOSAL
(Proxy Item No. 7)

The Accountability Board, Inc. (“TAB”), 401 Edgewater Place STE 600, Wakefield, MA 01880-6200, beneficial owner of at least $25,000 in market value of the Company’s common stock, has informed the Company that it intends to present the following proposal at the annual meeting. The proposal, together with the supporting statement, is presented as received from TAB in accordance with SEC rules, and the Company and the Board of Directors disclaim any responsibility for its content. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the meeting by TAB or a qualified representative.

Resolution Proposed by Shareholder
To Eliminate All Supermajority Voting Requirements

RESOLVED: Shareholders request that our board take the steps necessary so that any voting requirement in our governing documents that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. In the limited instances where state law calls for a specific voting standard greater than a majority of the voted shares, the proposal should be interpreted to request the closest standard to a majority of the voted shares that complies with such law.
DEAR FELLOW SHAREHOLDERS:
Post’s governing documents include several “supermajority” voting requirements, ranging from two-thirds of all outstanding shares to amend certain director-insulating provisions of the company’s articles to an ultra-high 85% of outstanding shares for actions relating to mergers.
We view this as highly problematic, especially since supermajority requirements can be used to block initiatives supported by most shareholders but opposed by a status quo management. If action is good for the corporation and shareholder value, then the Board should be able to make its case to shareholders and seek majority approval; if it cannot, then it shouldn’t be able to proceed unilaterally. Thus, we believe all matters permitted by law to be approved via simple (not super) majority should be presented to shareholders without heightened barriers.
As BlackRock says, supermajority vote provisions to amend bylaws “may not be in the best interests of shareholders over the long-term” and it “will generally support the reduction or the elimination of supermajority voting requirements.”
Similarly, Vanguard Group’s proxy voting policy for U.S. portfolio companies includes a guideline to “generally vote...for proposals to reduce or eliminate [supermajority vote requirements].”
Institutional Shareholder Services (ISS) says supermajority requirements “could lock in provisions that may not be in shareholders’ best interests and may prevent future shareholders from effecting change” and calls them “materially adverse to shareholder rights.”
And Glass Lewis says “supermajority vote requirements impede shareholder action on ballot items critical to shareholder interests” and that “a supermajority standard can enable a small group of shareholders to overrule the will of the majority shareholders.” It concludes that “a simple majority is appropriate to approve all matters presented to shareholders.”
Given the broad-ranging support for simple majority voting requirements, it’s perhaps unsurprising that proposals on this topic have passed in landslide votes at other companies. As just ten examples, supermajority proposals filed by shareholders but opposed by management have passed at Tesla, McDonald’s, Staples, Netflix, SpartanNash, Kellogg, Hess, UNFI, FirstEnergy, and Walgreen’s—achieving approval from approximately 75% of the voted shares, on average. At some of these companies, votes have exceeded 90%.
Based on the foregoing, we believe support for this request is clearly warranted. Thank you.

THE BOARD’S STATEMENT IN OPPOSITION
The Board believes this shareholder proposal is not in the best interests of the Company or our shareholders. The Board unanimously recommends a vote AGAINST this proposal for the reasons described below.
The Board has given careful consideration to this proposal and does not believe that this proposal, which would require the blanket adoption of a simple majority voting requirement for every corporate action regardless of what the voting requirement is or what the corporate action addresses, would enhance the Company’s corporate governance or be in the best interests of the Company or our shareholders.
We are committed to strong corporate governance practices and to demonstrating responsiveness to our shareholders and their concerns. Accordingly, in response to this proposal, we conducted a thorough evaluation of the various instances in which our governing documents contain supermajority and other non-simple majority voting requirements, which we refer to as “supermajority” voting requirements. In evaluating the provisions in our governing documents that require a supermajority vote, we considered multiple factors, including the advantages and disadvantages of supermajority voting requirements in general and in light of our overall corporate governance structure, and the fact that many investors and other stakeholders view supermajority voting requirements as inconsistent with principles of good corporate governance on the basis that the requirement of a supermajority vote can limit the ability of shareholders to effect change. Although we acknowledge that some corporations have eliminated supermajority voting requirements in totality, we ultimately do not believe that a formulaic, one-size-fits-all approach is appropriate and that supermajority voting requirements may be appropriate for certain provisions that have a fundamental impact on the Company.
After careful consideration, we believe that it is in the best interests of the Company and our shareholders to eliminate most, but not all, of these supermajority voting requirements. We believe that it is important to our shareholders that certain fundamental changes should require the support of more than a majority of the shares represented at a meeting and entitled to vote on the matter, as described below. A simple majority vote requirement can allow action by less than a majority of our outstanding shares, or a few large shareholders, which may not be in the best interest of all of our shareholders. In particular, we do not believe that three specific supermajority voting requirements in our governing documents (collectively, the “Voting Exceptions”) should be reduced to a simple majority voting requirement: (i) a requirement that not less than two-thirds of all of the outstanding shares of the Company’s capital stock approve any changes to our Board’s structure in our Amended and Restated Articles of Incorporation; (ii) a requirement that not less than 85% of all of the outstanding shares of the Company’s capital stock approve any changes to the indemnification of our directors and officers in our Amended and Restated Articles of Incorporation and (iii) a requirement that a majority of all of the outstanding shares of the Company’s capital stock approve any changes to our Amended and Restated Bylaws. In order to proactively address the concerns raised by this shareholder proposal, while protecting a limited set of supermajority voting requirements that we view as narrowly tailored and relating to fundamental elements of our corporate governance, we have put forth a management proposal on the same topic that would eliminate all of the supermajority voting requirements in the Company’s governing documents, except for the Voting Exceptions. Please see Management Proposal to Eliminate Certain Supermajority Voting Requirements on page 83 for additional information, including additional details regarding the Voting Exceptions.
We view these Voting Exceptions as relating to fundamental elements of our corporate governance, and believe these supermajority voting requirements are narrowly tailored to promote stability and provide our shareholders with meaningful protections against potentially self-interested actions proposed by one or a few large shareholders who might attempt to prioritize their interests over those of the majority of our shareholders. For example, if the Voting Exceptions are reduced to a simple majority voting requirement, these fundamental elements of our corporate governance could conceivably be amended by less than half of our outstanding shares in situations of low voter turnout or significant abstentions. In an extreme case, it could only take 25.1% of our outstanding shares to approve an amendment to these fundamental elements of our corporate governance, or as few as our four largest shareholders (as of November 25, 2024). As such, if these Voting Exceptions are reduced to a simple majority voting requirement, a very small group of our shareholders who are not bound by a fiduciary duty to act in the best interests of the Company and our shareholders would have the power to act in their own self-interests to the detriment of the Company and our other shareholders. We believe amendments to these fundamental elements of our corporate governance should require the broad consensus of our shareholders, rather than a simple majority of the shares represented at a meeting and entitled to vote on the matter.

Because of the foregoing, the Board believes that this shareholder proposal is not narrowly tailored enough to be in the best interests of the Company or our shareholders and that you should vote FOR the Management Proposal to Eliminate Certain Supermajority Voting Requirements on page 83 instead.
For these reasons, the Board UNANIMOUSLY recommends that you vote AGAINST this shareholder proposal.

SHAREHOLDER PROPOSAL
(Proxy Item No. 8)
The North Atlantic States Carpenters Pension Fund (the “Fund”), 29 Endicott Street, Worcester, MA 01610, beneficial owner of at least $25,000 in market value of the Company’s common stock, has informed the Company that it intends to present the following proposal at the annual meeting. The proposal, together with the supporting statement, is presented as received from the Fund in accordance with SEC rules, and the Company and the Board of Directors disclaim any responsibility for its content. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the meeting by the Fund or a qualified representative.
Resolution Proposed by Shareholder
Concerning Adoption of a Director Election Resignation Guideline
Director Election Resignation Governance Guideline Proposal
Resolved: The shareholders of Post Holdings, Inc. (the “Company”) request that the Board adopt a new Director Election Resignation Governance Guideline (“Resignation Guideline”) provision in its corporate governance guidelines to address those situations when one or more incumbent Board nominees fail to receive the required majority vote for re-election. The Resignation Guideline shall provide that each director upon joining the Board tender an irrevocable conditional resignation conditioned on the director’s failure to receive the required majority vote support in an uncontested election. The Resignation Guideline shall provide that the Board is expected to accept a tendered resignation absent a finding of a compelling reason or reasons to reject the resignation, as determined by the Board in the exercise of its business judgment. The Resignation Guideline shall further stipulate that if a director’s resignation is rejected and the director remains as a holdover director but is not re-elected at the next annual meeting of shareholders, that director’s second tendered resignation shall be effective ninety days after the vote certification.
Supporting Statement: The Resignation Guideline sets a demanding director resignation governance guideline to reflect shareholder voting sentiment in director elections. Missouri corporate law states that a director shall hold office for the term for which he or she is elected or until his or her successor shall have been elected and qualified. An incumbent director who fails to receive the required vote for election may continue to serve as a holdover director.
The proposed Resignation Guideline sets a demanding director resignation review process, requiring directors to articulate a compelling reason or reasons when they reject a tendered resignation and allow an unelected director to continue to serve. Importantly, the Resignation Guideline further holds that if a holdover director again fails to be re-elected at the next annual meeting of shareholders, a new tendered resignation will be effective ninety days following the election vote certification. While the Resignation Guideline provides the Board latitude to reject the initial resignation of an incumbent director who fails to receive majority vote support, it honors the shareholder vote as the final word on a holdover director’s second election defeat.
Shareholder director election voting rights under Missouri corporate law are foundational rights in the governance of corporations. The majority vote director election standard adopted by the Company gives shareholders voting rights that have legal effect. It is important that corporate director resignation policies, guidelines, and bylaws not undermine shareholder voting rights. The proposed Resignation Guideline establishes shareholder voting in director elections as a more consequential governance right, striking a proper balance between board discretion and shareholder voting rights.
THE BOARD’S STATEMENT IN OPPOSITION
The Board believes this shareholder proposal is not in the best interests of the Company or our shareholders. The Board unanimously recommends a vote AGAINST this proposal for the reasons described below.
After careful consideration, the Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons: (i) the Company already has a director resignation policy and the Board believes the proposal is unnecessary and (ii) the proposal violates the Company’s Amended and Restated Articles of Incorporation and improperly constrains the Board’s managerial authority and ability to properly exercise its fiduciary duties, as required by Missouri law.
The Company Already Has a Director Resignation Policy
As part of the Board’s careful consideration of this proposal and to be responsive to the unlikely concern raised in the proposal about directors failing to receive majority support in an uncontested election, the Board amended the Company’s corporate governance guidelines in 2024 to include a policy that requires a director to tender a resignation if he or she does not receive majority support from our shareholders.
Our existing policy requires an incumbent director who does not receive the requisite majority support in an uncontested election to promptly tender his or her resignation to the Board. The Corporate Governance and Compensation Committee is then required to consider the resignation and make a recommendation to the full Board as to whether to accept or reject the resignation, taking into account such factors and information as it deems appropriate and relevant and in the best interests of the Company and our shareholders. The Board would then act on the Corporate Governance and Compensation Committee’s recommendation within 90 days of the final certification of the election results, considering the recommendation and any factors and information the Board believes to be appropriate and relevant in deciding whether to accept the tendered resignation, acting in the best interests of the Company and our shareholders.
Accordingly, our director resignation policy already requires the tendering of an irrevocable resignation from a director who fails to receive a majority vote, which may be accepted or rejected by the Board, and ensures that the Board act in a timely manner in response to that resignation. Our policy provides the Board with appropriate flexibility to make an informed decision, including considering the resignation in the broader context of the Company’s needs or Board composition, to arrive at a decision that is in the best interests of the Company and our shareholders.
The Board also believes that the proposal is unnecessary, as the Company has consistently nominated highly qualified and capable individuals to serve on the Board. Over the past ten years, every nominee for the Board has received overwhelming support from our shareholders.
The Proposal Would Violate the Company’s Amended and Restated Articles of Incorporation and Would Require the Company to Violate Missouri Law
The proposal requires that if the Board does not accept the resignation of a holdover director following an annual meeting of shareholders in which the director does not receive majority support, and the director fails to receive majority support at the next annual meeting of shareholders, the director’s resignation will be “automatically effective” 90 days after the certification of the election voting results. Thus, the proposal would require that the director be removed from the Board if the director fails to receive the requisite majority vote two years in a row. Our Amended and Restated Articles of Incorporation, however, require that a director may be removed only for cause and only with the affirmative vote of at least (i) two-thirds of the members of the Board and (ii) holders of two-thirds of all of the then outstanding shares. The proposal therefore would impermissibly require a director’s removal from the Board based upon a majority vote, in contravention of the higher required voting standard set forth in our Amended and Restated Articles of Incorporation for director removal.
The proposal further requires the Board to accept a tendered resignation “absent the finding of a compelling reason or reasons to not accept the resignation” as determined by the Board in the exercise of its business judgment. The Company is a Missouri corporation. Section 351.310 of the General and Business Corporation Law of Missouri (the “Act”) mandates that the “business of a corporation shall be controlled and managed by a board of directors.” Missouri courts applying Missouri law have stated that the board of directors’ authority is controlling and exclusive, and shareholders cannot control directors in the exercise of the judgment vested in them by Missouri law. The acceptance or rejection of the conditional resignation of an incumbent director is a business decision to be made exclusively by the Board. The proposal’s requirement that the Board must have a “compelling reason” to not accept the resignation supersedes and infringes upon the Board’s managerial authority in violation of the Act because it could preclude the Board from rejecting a resignation even if the Board determines in the exercise of its good faith business judgment that a resignation is not in the best interests of the Company or our shareholders.
Additionally, in order to fulfill its fiduciary duties as required by Missouri law, the Board must be able to act in the best interests of the Company and our shareholders. In determining whether to accept or reject a director’s resignation, the Board must be permitted to freely exercise its judgment on such a matter in order to fulfill its fiduciary duties. Missouri courts applying Missouri law have held that a board’s decisions should not be interfered with absent fraud, illegal conduct, an ultra vires act or an irrational business judgment. The Company cannot and should not implement a proposal that would require the Board to articulate a “compelling reason” or reasons for not accepting the tendered resignation, as such standard is more restrictive on the Board’s ability to exercise its judgment and fulfill its fiduciary duties than the standard applied under Missouri law.
Because of the foregoing, the Board believes the proposal is unnecessary, not permitted by our Amended and Restated Articles of Incorporation and would be in violation of Missouri law.
For these reasons, the Board UNANIMOUSLY recommends that you vote AGAINST this shareholder proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Governing Related Party Transactions
Our written code of conduct for directors, officers and employees contains written conflict of interest policies that are designed to prevent each director and executive officer from engaging in any transaction that could be deemed a conflict of interest.
Our Corporate Governance and Compensation Committee is responsible for reviewing transactions in which one or more directors or officers may have an interest. The Committee acts pursuant to a written charter, giving the Committee the authority to oversee compliance with legal and regulatory requirements, codes of conduct and ethics programs established by the Company. If the Committee determines that a director or officer has a direct or indirect material interest in a transaction involving us, the Committee will either approve, ratify or disapprove the transaction. In considering a related party transaction, the Committee will take into account relevant facts and circumstances, including the following:
•whether the terms of the transaction are no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances;
•the materiality of the director’s or officer’s interest in the transaction, including any actual or perceived conflicts of interest; and
•the importance of the transaction and the benefit (or lack thereof) of such transaction to us.
We expect that the Committee will not approve or ratify such transaction unless, after considering all facts and circumstances, including the factors listed above, it determines that the transaction is in, or is not inconsistent with, the best interests of our Company and our shareholders. In the event management, in the normal course of reviewing corporate records, determines a related party transaction exists which was not approved by the Committee, management will present the transaction to the Committee for consideration.
No director will be permitted to participate in the approval of a related party transaction in which such director was interested. If a related party transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party.
Mr. Thomas Erb, a member of our Board of Directors, served as the Chairman Emeritus of the law firm of Lewis Rice until his retirement in January 2024. Lewis Rice is one of our main outside law firms, and we pay Lewis Rice its customary fees for its services, which consisted of approximately $2.7 million for fiscal year 2024. Mr. Erb did not have a direct material interest in the payment of such fees, but had an indirect interest as a member of Lewis Rice. Because of the relationship with and fees paid to Lewis Rice, the Board did not deem Mr. Erb independent as of May 2021 when he was appointed to the Board of Directors. In November 2022, November 2023 and November 2024, the Committee reviewed this transaction in accordance with the related party policy described above, and determined that no conflict of interest would arise from such transaction.

OTHER MATTERS
Proxy Solicitation
We will bear the expense of preparing, making available or otherwise transmitting this proxy statement and the accompanying materials. We have paid certain entities for assistance with preparing this proxy statement and the proxy card. We also will pay for the solicitation of proxies. We hired Georgeson LLC to assist in the solicitation of proxies for a fee of $16,000 plus expenses. We have agreed to indemnify Georgeson LLC against certain losses arising out of or relating to its performance of such services. We will reimburse brokers, banks and other nominees for costs, including postage and handling, reasonably incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to the standard mail, our employees may make proxy solicitations via telephone, email, facsimile, the Internet or personal contact. Our employees will not receive additional compensation for these activities.
Shareholder Director Nominations and Proposals for the 2026 Annual Meeting
Under our Amended and Restated Bylaws, to be considered at the 2026 annual meeting of shareholders, a shareholder’s nomination of a director must generally be received by our corporate secretary between October 2, 2025 and November 1, 2025 and must include the nominee’s consent to being nominated, appropriate biographical information of the nominee (including principal occupation for the previous five years and business and residential addresses), a representation that the shareholder intends to solicit in favor of such nominee proxies from the holders of our shares representing at least 67% of the voting power of shares entitled to vote on the election of our directors and other relevant information, as outlined in our Amended and Restated Bylaws. In addition, to comply with the universal proxy rules, the shareholder’s notice of a director nomination received no later than November 1, 2025 must include any additional information required by Rule 14a-19 under the Exchange Act, and the shareholder must comply with the other requirements set forth under Rule 14a-19.
Shareholders who desire to present any other business at an annual meeting of shareholders also must follow certain procedures. Generally, to be considered at the 2026 annual meeting of shareholders, a shareholder proposal not to be included in the proxy statement and notice of meeting must be received by our corporate secretary between October 2, 2025 and November 1, 2025. However, if the shareholder desires that the proposal be included in our proxy statement and notice of meeting for the 2026 annual meeting of shareholders, then it must be received by our corporate secretary no later than August 11, 2025 and also must comply in all respects with the rules and regulations of the SEC and the laws of the State of Missouri.
A copy of our Amended and Restated Bylaws will be furnished to any shareholder without charge upon written request to our corporate secretary.
Form 10-K and Other Filings
Promptly upon written or oral request and at no charge, we will provide a copy of any of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. To request a copy, shareholders can contact our corporate secretary. Our corporate secretary may be reached by telephone at (314) 644-7600 or by mail at our principal executive offices at Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary. These documents also are available on our website at www.postholdings.com and the website of the SEC at www.sec.gov. Information on our website does not constitute part of (and shall not be deemed incorporated by reference in) this proxy statement or any other document we file with the SEC.
Internet Availability of Proxy Materials
The notice of annual meeting, proxy statement and our 2024 annual report to shareholders may be viewed online at www.envisionreports.com/POST and on our website at www.postholdings.com. Information on our website does not constitute part of (and shall not be deemed incorporated by reference in) this proxy statement or any other document we file with the SEC. You may find more information about the date, time and location of the annual meeting of shareholders, as well as the items to be voted on by shareholders at the annual meeting, in the section entitled Proxy and Voting Information beginning on page 3 of this proxy statement. There, you also will find information about attending the virtual annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.
If you are a shareholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at www.envisionreports.com/POST and following the instructions as listed. If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.

List of Shareholders
For a period of 10 days prior to the virtual annual meeting, a complete list of the shareholders entitled to vote at the annual meeting will be available and open to the inspection of any shareholder during normal business hours at our principal executive offices at 2503 S. Hanley Road, St. Louis, Missouri 63144. A complete list of shareholders entitled to vote at the annual meeting also will be available at the annual meeting website during the meeting.
Householding
SEC rules allow delivery of a single proxy statement and annual report to shareholders to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who previously have been notified by their broker or its intermediary will receive only one copy of the proxy statement and annual report to shareholders, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as our expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers, and consequently, such shareholders may receive only one proxy statement and annual report to shareholders. Shareholders who prefer to receive separate copies of the proxy statement and annual report to shareholders, either now or in the future, may request to receive separate copies of the proxy statement and annual report to shareholders by notifying our corporate secretary and those materials will be delivered promptly. Shareholders currently sharing an address with another shareholder who wish to have only one proxy statement and annual report to shareholders delivered to the household in the future also should contact our corporate secretary. Our corporate secretary may be reached by telephone at (314) 644-7600 or by mail at our principal executive offices at Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary.
Forward-Looking Statements
Forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, are made throughout this proxy statement. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions elsewhere in this proxy statement. Such statements are based on our current views and assumptions and involve risks and uncertainties that could cause our actual results to materially differ from those in our forward-looking statements. Those risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC on November 15, 2024, as may be updated from time to time in our subsequent filings with the SEC. You should not rely upon forward-looking statements as predictions of future events. Moreover, we undertake no obligation to update these forward-looking statements. All forward-looking statements in this proxy statement are qualified in their entirety by this cautionary statement.

By order of the Board of Directors,

/s/ Diedre J. Gray

Diedre J. Gray
Executive Vice President, General Counsel
and Chief Administrative Officer, Secretary

December 9, 2024

ANNEX A
POST HOLDINGS, INC. AMENDED AND RESTATED 2021 LONG-TERM INCENTIVE PLAN
(see attached)

POST HOLDINGS, INC.
AMENDED AND RESTATED 2021 LONG-TERM INCENTIVE PLAN

1.Establishment and Purpose. Post Holdings, Inc. hereby amends and restates, effective November 13, 2024, the Post Holdings, Inc. 2021 Long-Term Incentive Plan, originally established November 17, 2021 (the “Original LTIP”). The purpose of the Plan is to continue to attract, retain and motivate Participants (as defined herein) by offering such individuals opportunities to realize stock price appreciation, by facilitating stock ownership and/or by rewarding them for achieving a high level of performance, increasing shareholder value and advancing the interests of the Company.
2.Definitions. The capitalized terms used in this Plan have the meanings set forth below.
(a)“Affiliate” means any corporation that is a Subsidiary of the Company and, for purposes other than the grant of Incentive Stock Options, any limited liability company, partnership, corporation, joint venture or any other entity in which the Company or any such Subsidiary owns an equity interest.
(b)“Agreement” means a written agreement, contract, certificate or other instrument or document (which may be transmitted electronically to any Participant) evidencing the terms and conditions of an Award in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all amendments thereof, which amendments may be made unilaterally by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and not required as a matter of law.
(c)“Associate” means any service provider (including any employee, director, general partner, consultant or advisor) to the Company or an Affiliate. References in this Plan to “employment” and related terms (except for references to “employee” in this definition of “Associate” or in Section 7(a)(i)) shall include the providing of services as a service provider to the Company or an Affiliate who is not an employee of the Company or an Affiliate.
(d)“Award” means a grant made under this Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or any Other Award, whether singly, in combination or in tandem.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” shall have the meaning ascribed to such term in the applicable Agreement.
(g)“Change in Control” shall mean any of the following:
(i)Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.
(ii)More than 50% of the (x) combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (y) then outstanding Shares of Stock (“Outstanding Company Common Stock”) is directly or indirectly acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this paragraph 2(g)(ii):
(A)any acquisition or beneficial ownership by the Company or a Subsidiary, or
(B)any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of more of its Subsidiaries.
(iii)Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination:
(A)all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);
(B)no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and
(C)at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, approving such Business Combination.
(iv)The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions).
(v)The shareholders of the Company shall approve a plan to liquidate or dissolve the Company and the Company shall commence such liquidation or dissolution of the Company.
Notwithstanding anything herein to the contrary, an event described herein shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid the adverse tax consequences thereunder.
(h) “Change in Control Date” shall mean, in the case of a Change in Control defined in clauses (i) through (iv) of the definition thereof, the date on which the event is consummated, and in the case of a Change in Control defined in clause (v) of the definition thereof, the date on which the Company shall commence such liquidation or dissolution.
(i)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
(j)    “Committee” means the committee of directors appointed by the Board to administer this Plan. In the absence of a specific appointment, “Committee” shall mean the compensation committee of the Board.
(k)    “Company” means Post Holdings, Inc., a Missouri corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.
(l)    “Disability” means, except as otherwise provided in an Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, provided, however, for purposes of determining the Term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the Term of an Incentive Stock Option within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates, provided that the definition of disability applied under such disability plan meets the requirements of a Disability in the first sentence hereof.
(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended; “Exchange Act Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor regulation.
(n)    “Fair Market Value” as of any date means, unless otherwise expressly provided in this Plan:
(i)(A) the closing sales price of a Share on the composite tape for New York Stock Exchange (“NYSE”) listed shares, or if Shares are not quoted on the composite tape for NYSE listed shares, on the Nasdaq Global Select Market or any similar system then in use, or (B) if clause (i)(A) is not applicable, the mean between the closing “bid” and the closing “asked” quotation of a Share on the Nasdaq Global Select Market or any similar system then in use, or (C) if the Shares are not quoted on the NYSE composite tape or the Nasdaq Global Select Market or any similar system then in use, the closing sale price of a Share on the principal United States securities exchange registered under the Exchange Act on which the Shares are listed, in any case on the specified date, or, if no sale of Shares shall have occurred on that date, on the immediately preceding day on which a sale of Shares occurred, or
(ii)if clause (i) is not applicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date.
In the case of any Option or Stock Appreciation Right, the determination of Fair Market Value shall be done in a manner consistent with the then current regulations of the Secretary of the Treasury. The determination of Fair Market Value shall be subject to adjustment as provided in Section 12(f) hereof.
(o)    “Good Reason” means, except as otherwise provided in an Agreement, the occurrence of one or more of the following, which circumstances are not remedied by the Company within thirty (30) days after its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days after the Participant’s knowledge of the applicable circumstances): (i) a material diminution in a Participant’s duties and responsibilities, (ii) a material decrease in a Participant’s base salary or bonus opportunity, or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles, in each case, without written consent; provided that in each case, the Participant must actually terminate his or her employment within thirty (30) days following the Company’s thirty (30)-day cure period specified herein.
(p)    “Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code or any successor to such section.
(q)    “Incumbent Board” means the group of directors consisting of (i) those individuals who, as of the effective date of the Plan, constituted the Board; and (ii) any individuals who become directors subsequent to such effective date whose appointment, election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board. The Incumbent Board shall exclude any individual whose initial assumption of office occurred (i) as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (other than a solicitation of proxies by the Incumbent Board) or (ii) with the approval of the Incumbent Board but by reason of any agreement intended to avoid or settle a proxy contest.
(r)    “Non-Employee Director” means a member of the Board who is a “non-employee director,” as defined by Exchange Act Rule 16b-3.
(s)    “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.
(t)    “Option” means a right to purchase Stock (or, if the Committee so provides in an applicable Agreement, Restricted Stock), including both Non-Qualified Stock Options and Incentive Stock Options granted under Section 7 hereof.
(u)    “Other Award” means an Award of Stock, an Award based on Stock other than Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Performance Shares, or a cash-based Award granted under Section 11 hereof.
(v)    “Parent” means a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.
(w)    “Participant” means an Associate to whom an Award is granted pursuant to the Plan or, if applicable, such other person who validly holds an outstanding Award.
(x)    “Performance Criteria” means performance goals relating to certain criteria as further described in Section 9 hereof.
(y)    “Performance Period” means one or more periods of time, as the Committee may select, over which the attainment of one or more performance goals (including Performance Criteria) will be measured for the purpose of determining which Awards, if any, are to vest or be earned.
(z)    “Performance Shares” means a contingent award of a specified number of Performance Shares or Units granted under Section 9 hereof, with each Performance Share equivalent to one or more Shares or a fractional Share or a Unit expressed in terms of one or more Shares or a fractional Share, as specified in the applicable Agreement, a variable percentage of which may vest or be earned depending upon the extent of achievement of specified performance objectives during the applicable Performance Period.
(aa)    “Plan” means this Amended and Restated 2021 Long-Term Incentive Plan, as amended and in effect from time to time.
(bb)    “Restricted Stock” means Stock granted under Section 10 hereof so long as such Stock remains subject to one or more restrictions.
(cc)    “Restricted Stock Units” means Units of Stock granted under Section 10 hereof.
(dd)    “Retirement” shall mean, except as otherwise provided in an Agreement, a voluntary termination of employment after attainment of age 65.
(ee)    “Securities Act” means the Securities Act of 1933, as amended.
(ff)    “Share” means a share of Stock.
(gg)    “Stock” means the Company’s common stock, $0.01 par value per share (as such par value may be adjusted from time to time) or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 12(f).

(hh)    “Stock Appreciation Right” means a right, the value of which is determined relative to appreciation in value of Shares pursuant to an Award granted under Section 8 hereof.
(ii)    “Subsidiary” means a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.
(jj)    “Successor” with respect to a Participant means, except as otherwise provided in an Agreement, the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or forms submitted by the Participant to the Committee under Section 12(h) hereof, acquire the right to exercise an Option or Stock Appreciation Right or receive cash and/or Shares issuable in satisfaction of an Award in the event of a Participant’s death.
(kk)    “Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on Restricted Stock or any other Award are in effect.
(ll)    “Unit” means a bookkeeping entry that may be used by the Company to record and account for the grant of Stock, Units of Stock, Stock Appreciation Rights and Performance Shares expressed in terms of Units of Stock until such time as the Award is paid, canceled, forfeited or terminated. No Shares will be issued at the time of grant, and the Company will not be required to set aside a fund for the payment of any such Award.
Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.
3.Administration.
(a)Authority of Committee. The Committee shall administer this Plan or delegate its authority to do so as provided herein or, in the Board’s sole discretion or in the absence of the Committee, the Board shall administer this Plan. Subject to the terms of the Plan, the Committee’s charter and applicable laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:
(i)to construe and interpret the Plan and apply its provisions;
(ii)to promulgate, amend and rescind rules and regulations relating to the administration of the Plan;
(iii)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(iv)to determine when Awards are to be granted under the Plan and the applicable grant date;
(v)from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;
(vi)to determine the number of Shares or the amount of cash to be made subject to each Award, subject to the limitations set forth in this Plan;
(vii)to determine whether each Option is to be an Incentive Stock Option or a Non-Qualified Stock Option;
(viii)to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Agreement relating to such grant;
(ix)to determine the target number of Performance Shares to be granted pursuant to an Award of Performance Shares, the performance measures that will be used to establish the performance goals (including Performance Criteria), the performance period(s) and the number of Performance Shares earned by a Participant;
(x)to designate an Award (including a cash bonus) as a performance Award and to select the performance criteria that will be used to establish the performance goals (including Performance Criteria);
(xi)to amend any outstanding Awards; provided, however, that if any such amendment is materially adverse to a Participant’s rights, such amendment shall also be subject to the Participant’s consent, unless such amendment is required by law;
(xii)to determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended;
(xiii)to determine the duration and purpose of leaves and absences which may be granted to a Participant without constituting termination of employment for purposes of the Plan;

(xiv)to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;
(xv)to interpret, administer or reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and
(xvi)to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
Notwithstanding the foregoing, in administering this Plan with respect to Awards for Non-Employee Directors, the Board shall exercise the powers of the Committee. The Committee has the authority and discretion to make modifications to this Plan or Awards granted to Participants outside of the United States as the Committee determines to be necessary or appropriate to fulfill the purposes of this Plan or to conform to applicable requirements or practices of jurisdictions outside of the United States.
The Committee shall not have the right, without shareholder approval, to (i) reduce or decrease the purchase price for an outstanding Option or Stock Appreciation Right, (ii) cancel an outstanding Option or Stock Appreciation Right for the purpose of replacing or re-granting such Option or Stock Appreciation Right with a purchase price that is less than the original purchase price, (iii) extend the maximum Term of an Option or Stock Appreciation Right, (iv) deliver stock, cash or other consideration in exchange for the cancellation of an Option or Stock Appreciation Right, the purchase price of which exceeds the Fair Market Value of the Shares underlying such Option or Stock Appreciation Right as of the date of such cancellation, or (v) take any other action which is considered a “repricing” under generally accepted accounting principles or for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
(b)Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate all or any part of the administration of the Plan to one or more committees of one or more members of the Board, or to senior officers of the Company, and may authorize further delegation by such committees to senior officers of the Company, in each case, to the extent permitted by Missouri law and subject to the Committee’s charter; provided that, determinations regarding the timing, pricing, amount and terms of any Award to a “reporting person” for purposes of Section 16 of the Exchange Act shall be made only by the Committee; and provided further that subject to Section 3(e) no such delegation may be made that would cause Awards or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award intended to qualify for favorable treatment under the Code or any other applicable law not to qualify for, or to cease to qualify for, such favorable treatment. Any such delegation may be revoked by the Committee at any time. The term “Committee” shall apply to any person or persons to whom such authority has been delegated in respect of actions within the scope of such delegation. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board.
(c)Board Authority. Any authority granted to the Committee may also be exercised by the Board or another duly authorized committee or delegate of the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.
(d)Awards for Non-Employee Directors. The Board (which may delegate the determination to a committee of the Board) may from time to time determine that each individual who is elected or appointed to the office of director as a Non-Employee Director receive an Award (other than Incentive Stock Options) as compensation, in whole or in part, for such individual’s services as a director. In determining the level and terms of such Awards for Non-Employee Directors, the Board may consider such factors as compensation practices of comparable companies with respect to directors, consultants’ recommendations and such other information as the Board may deem appropriate.
(e)Committee Composition. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Exchange Act Rule 16b-3, the Code or other applicable law. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.
4.Shares Available; Maximum Payouts.
(a)Shares Available. Subject to adjustment in accordance with Section 12(f) and subject to Section 4(b), the total number of Shares available for the grant of Awards under the Plan shall be (i) 4,200,000 (four million two hundred thousand) Shares, which shall be inclusive of Shares authorized or issued in respect of Awards granted under the Original LTIP plus (ii) the number of Shares that, immediately prior to the date of approval of the Original LTIP by the Company’s shareholders, remained available for future awards under the Post Holdings, Inc. 2019 Long-Term Incentive Plan (including any Shares assumed thereunder from the Post Holdings, Inc. 2016 Long-Term Incentive Plan). Such number of Shares shall be increased by the number of Shares made available as a result of any awards that are forfeited, cancelled or terminated, or that expire or lapse for any reason, after the date of approval of the Original LTIP and of the Plan by the Company’s shareholders under the Post Holdings, Inc. 2019 Long-Term Incentive Plan, the Post Holdings, Inc., 2016 Long-Term Incentive Plan or the Post Holdings, Inc. 2012 Long-Term Incentive Plan, as amended and restated. No more than a maximum aggregate of 4,200,000 (four million two hundred thousand) Shares may be granted as Incentive Stock Options under the Plan (inclusive of Incentive Stock Options granted under the Original LTIP). Stock Options, Stock Appreciation Rights and Restricted Stock awarded, and Awards of Restricted Stock Units, Performance Shares and Other Awards settled in Shares awarded, shall reduce the number of Shares available for Awards by one Share for every one Share subject to such Award. Shares issued under this Plan may be authorized and unissued shares or issued shares held as treasury shares. Any Shares that again become available for future grants pursuant to Section 4 shall be added back as one Share. The following Shares may not again be made available for issuance as Awards: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Stock Option; (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award; or (iii) Shares repurchased on the open market with the proceeds of a Stock Option exercise price.
(b)Shares Not Applied to Limitations. The following will not be applied to the Share limitations of subsection 4(a) above: (i) any Shares subject to an Award under the Plan to the extent to which such Award is forfeited, cancelled, terminated, expires or lapses for any reason; and (ii) Shares and any Awards that are granted through the settlement, assumption or substitution of outstanding awards previously granted (subject to applicable repricing restrictions herein), or through obligations to grant future awards, as a result of a merger, consolidation or acquisition of the employing company with or by the Company. If an Award is settled in cash, the number of Shares on which the Award is based shall not be applied to the Share limitations of subsection 4(a).
(c)Award Limitations.
(i)No Participant shall be granted (A) Options to purchase Shares and Stock Appreciation Rights with respect to more than 1,800,000 (one million eight hundred thousand) Shares in the aggregate, (B) any other Awards with respect to more than 1,800,000 (one million eight hundred thousand) Shares in the aggregate (or, in the event such Award denominated or expressed in terms of number of Shares or Units is paid in cash, the equivalent cash value thereof) or (C) any cash bonus Awards not denominated or expressed in terms of number of Shares or Units with a value that exceeds ten million (10,000,000) dollars in the aggregate, in each of (A), (B) and (C), in any twelve-month period under this Plan (such Share limits being subject to adjustment under Section 12(f) hereof).
(ii)Notwithstanding the foregoing, in no event shall the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any single Non-Employee Director during any single calendar year, taken together with any cash retainers payable to such person during such calendar year and any Company matching contributions credited toward such person’s account under the deferred compensation plan for Non-Employee Directors with respect to such calendar year, exceed $500,000 (or, for the non-employee Chairperson of the Board, $700,000).
(d)    No Fractional Shares. No fractional Shares may be issued under this Plan; fractional Shares will be rounded down to the nearest whole Share.
5.Eligibility. Awards may be granted under this Plan to any Associate at the discretion of the Committee.
6.General Terms of Awards.
(a)Awards. Awards under this Plan may consist of Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Performance Shares, Restricted Stock, Restricted Stock Units or Other Awards.
(b)Amount of Awards. Each Agreement shall set forth the number of Shares of Restricted Stock, Stock, Units of Stock or Performance Shares, or the amount of cash, subject to such Agreement, or the number of Shares to which the Option applies or with respect to which payment upon the exercise of the Stock Appreciation Right is to be determined, as the case may be, together with such other terms and conditions applicable to the Award (not inconsistent with this Plan) as determined by the Committee in its sole discretion.
(c)Term. Each Agreement, other than those relating solely to Awards of Stock without restrictions, shall set forth the Term of the Award and any applicable Performance Period, as the case may be, but in no event shall the Term of an Award or the Performance Period be longer than ten years after the date of grant. An Agreement with a Participant may permit acceleration of vesting requirements and of the expiration of the applicable Term upon such terms and conditions as shall be set forth in the Agreement, which may, but, unless otherwise specifically provided in this Plan, need not, include, without limitation, acceleration resulting from the occurrence of the Participant’s death or Disability. Acceleration of the Performance Period of Performance Shares and other performance-based Awards shall be subject to Section 9 and/or Section 12(f) hereof, as applicable.
(d)Agreements. Each Award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions, as determined by the Committee, that shall apply to such Award, in addition to the terms and conditions specified in this Plan.
(e)Transferability. Except as otherwise permitted by the Committee, during the lifetime of a Participant to whom an Award is granted, only such Participant (or such Participant’s legal representative) may exercise an Option or Stock Appreciation Right or receive payment with respect to any other Award. Except as may be permitted by the Committee in the case of a transfer not for value, no Award of Restricted Stock (prior to the expiration of the restrictions), Restricted Stock Units, Options, Stock Appreciation Rights, Performance Shares or Other Award (other than an award of Stock without restrictions) may be sold, assigned, transferred, exchanged or otherwise encumbered, and any attempt to do so (including pursuant to a decree of divorce or any judicial declaration of property division) shall be of no effect. Notwithstanding the immediately preceding sentence, an Agreement may provide that an Award shall be transferable to a Successor in the event of a Participant’s death.
(f)Termination of Employment. Each Agreement shall set forth the extent to which the Participant shall have the right to exercise and/or retain an Award following termination of the Participant’s service with the Company or its Affiliates, including, without limitation, upon death or Disability or other termination of employment. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Agreement, need not be uniform among Agreements issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
(g)Change in Control. In the event the Participant ceases to be employed with the Company, either as a result of a termination by the Company without Cause or by the Participant for Good Reason, in connection with a Change in Control:
(i)all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the Shares subject to such Options or Stock Appreciation Rights, and/or the period of restriction shall expire and the Award shall vest immediately with respect to 100% of the Shares of Restricted Stock, Restricted Stock Units and any other Award; and
(ii)the Agreement will specify that, with respect to performance-based awards, all performance goals (including Performance Criteria) or other vesting criteria will be either (A) deemed achieved at 100% target levels and adjusted pro rata based on the applicable portion of the performance period which has passed, (B) vested based upon actual performance levels, or (C) the greater of (A) or (B); and
(iii)all other terms and conditions will be deemed met.
(h)Rights as Shareholder. A Participant shall have no right as a shareholder with respect to any securities covered by an Award until the date the Participant becomes the holder of record.
(i)Minimum Vesting of Awards. Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 4(a) and subject to Sections 6(g) and 12(f), Awards that vest solely on the basis of the passage of time or continued employment with the Company, or any Awards that vest upon the attainment of performance goals (including Performance Criteria), shall not provide for vesting which is any more rapid than immediate vesting on the first anniversary of the Award grant date. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in certain events, including in the event of the Participant’s death, Disability or Retirement.
(j)Performance Goals. The Committee may require the satisfaction of certain performance goals (including Performance Criteria) as a condition to the grant, vesting or payment of any Award provided under the Plan.
7.Stock Options.
(a)Terms of All Options.
(i)Grants. Each Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Incentive Stock Options may only be granted to Associates who are employees of the Company or an Affiliate in accordance with the requirements of Section 422 of the Code. Only Non-Qualified Stock Options may be granted to Associates who are not employees of the Company or an Affiliate. In no event may Options known as reload options be granted hereunder. The provisions of separate Options need not be identical. Except as provided by Section 12(f), Participants holding Options shall have no dividend rights with respect to Shares subject to such Options. The Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time.

(ii)Purchase Price. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the applicable Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or, if the Committee so permits and upon such terms as the Committee shall approve, through delivery or tender to the Company of Shares held, either actually or by attestation, by such Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased pursuant to the Option) or through a net or cashless form of exercise (including exercise through a broker or net share settlement with the Company) as permitted by the Committee, or, if the Committee so permits, a combination thereof, unless otherwise provided in the Agreement. Further, the Committee, in its discretion, may approve other methods or forms of payment of the purchase price, and establish rules and procedures therefor.
(iii)Exercisability. Each Option shall vest and be exercisable in whole or in part on the terms and for the duration provided in the Agreement. In no event shall any Option be exercisable at any time after its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated. No Option may be exercised for a fraction of a Share.
(b)Incentive Stock Options. In addition to the other terms and conditions applicable to all Options:
(i)the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock option plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code), if such limitation is necessary to qualify the Option as an Incentive Stock Option, and to the extent an Option granted to a Participant exceeds such limit such Option shall be treated as a Non-Qualified Stock Option;
(ii)an Incentive Stock Option shall not be exercisable and the Term of the Award shall not be more than ten years after the date of grant (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option;
(iii)the Agreement covering an Incentive Stock Option shall contain such other terms and provisions which the Committee determines necessary to qualify such Option as an Incentive Stock Option; and
(iv)notwithstanding any other provision of this Plan if, at the time an Incentive Stock Option is granted, the Participant owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) Shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (A) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the Shares subject to such Incentive Stock Option on the date of grant and (B) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted.
8.Stock Appreciation Rights.
(a)Grant. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified price which shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right (“purchase price”). Each Stock Appreciation Right may be exercisable in whole or in part on and otherwise subject to the terms provided in the applicable Agreement. No Stock Appreciation Right shall be exercisable at any time after its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. Except as otherwise provided in the applicable Agreement, upon exercise of a Stock Appreciation Right, payment to the Participant (or to his or her Successor) shall be made in the form of cash, Stock or a combination of cash and Stock (as determined by the Committee if not otherwise specified in the Award) as promptly as practicable after such exercise. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Stock) may be made in the event of the exercise of a Stock Appreciation Right. Except as provided by Section 12(f), Participants holding Stock Appreciation Rights shall have no dividend rights with respect to Shares subject to such Stock Appreciation Rights.
(b)Exercisability. Each Stock Appreciation Right shall vest and be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Stock Appreciation Right be exercisable at any time after its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. No Stock Appreciation Right may be exercised for a fraction of a Share.
9.Performance Shares and other Awards Subject to Performance Criteria.
(a)Initial Award. An Award of Performance Shares or other Awards subject to performance goals shall entitle a Participant to future payments based upon the achievement of performance goals (including Performance Criteria) established in writing by the Committee and denominated in Stock. Payment shall be made in cash or Stock, or a combination of cash and

Stock, as determined by the Committee. Such performance goals and other terms and conditions shall be determined by the Committee in its sole discretion. The Agreement shall provide for the timing of such payment.
(b)Vesting. An Award subject to this Section 9 shall vest or be earned on the terms provided in the Agreement.
(c)Valuation. To the extent that payment of a Performance Share is made in cash, a Performance Share earned after conclusion of a Performance Period shall have a value equal to the Fair Market Value of a Share on the last day of such Performance Period.
(d)Voting; Dividends. Participants holding Performance Shares or other Awards subject to performance goals shall have no voting rights with respect to such Awards and shall have no dividend rights with respect to Shares subject to such Performances Shares or other Awards subject to performance goals, other than as the Committee so provides, in its discretion, in an Agreement, or as provided by Section 12(f); provided, that, any such dividends shall be subject to the same restrictions and conditions as the Performance Shares or other Awards underlying such dividends and shall be payable only if and no earlier than at the same time as the underlying Performance Shares or other Awards subject to performance goals become vested.
(e)Performance Criteria. Performance Shares and other Awards under the Plan may be made subject to the achievement of Performance Criteria, which shall be performance goals established by the Committee which may relate to one or more business criteria as set forth herein. Performance Criteria may be applied to the Company, an Affiliate, a Parent, a Subsidiary, a division, a business unit, a corporate group or an individual or any combination thereof and may be measured in absolute levels or relative to another company or companies, a peer group, an index or indices or Company performance in a previous period. Performance may be measured over such period of time as determined by the Committee. Performance goals that may be used to establish Performance Criteria shall include but are not limited to: free cash flow, adjusted free cash flow, base-business net sales, total segment profit, adjusted EBIT/EBITDA, adjusted diluted earnings per share, adjusted gross profit, adjusted operating profit, earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), compound annual growth in earnings per share, operating income, total shareholder return, compound shareholder return, market share, return on equity, average return on invested capital, pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, marketing, operating or workplan goals. Such Performance Criteria and the amount payable for each performance period if the Performance Criteria are achieved shall be set forth in the applicable Agreement and shall be established pursuant to such procedures and on such terms and conditions as are necessary to satisfy the requirements of the Code or other applicable law.
10.Restricted Stock and Restricted Stock Unit Awards.
(a)Grant. All or any part of any Restricted Stock or Restricted Stock Unit Award may be subject to such conditions and restrictions as may be established by the Committee, and set forth in the applicable Agreement, which may include, but are not limited to, continuous employment with the Company, a requirement that a Participant pay a purchase price for such Award, the achievement of specific performance goals (including Performance Criteria) and/or applicable securities laws restrictions. During any period in which an Award of Restricted Stock or Restricted Stock Units is restricted and subject to a substantial risk of forfeiture, (i) Participants holding Restricted Stock Awards may exercise full voting rights with respect to such Shares and (ii) Participants holding Restricted Stock Units shall have no voting rights with respect to such Awards. Except as provided by Section 12(f), dividends or dividend equivalents shall be subject to the same restrictions and conditions as the Restricted Stock Awards underlying such dividends or the Restricted Stock Units underlying the dividend equivalents and shall be payable only if and no earlier than at the same time as the underlying Restricted Stock Award or Restricted Stock Unit becomes vested. If the Committee determines that Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to execute and deliver to the Company an escrow agreement satisfactory to the Committee, if applicable, and an appropriate blank stock power with respect to the Restricted Stock covered by such agreement.
(b)Restrictions.
(i)Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the period during which the Award is restricted, and to such other terms and conditions as may be set forth in the applicable Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the Shares shall be subject to the restrictions on transferability set forth in the Agreement; (C) the Shares shall be subject to forfeiture for such period and subject to satisfaction of any applicable performance goals (including Performance Criteria) during such period, to the extent provided in the applicable Agreement; and (D) to the extent such Shares are forfeited, the stock certificates, if any, shall be returned to the Company, and all rights of the Participant to such Shares and as a shareholder with respect to such Shares shall terminate without further obligation on the part of the Company.
(ii)Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the period during which the Award is restricted, and the satisfaction of any applicable performance goals (including Performance Criteria) during such period, to the extent provided in the applicable Agreement, and to the extent such

Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Agreement.
(iii)Subject to Section 6(i), the Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.
(c)    Restricted Period. An Award of Restricted Stock or Restricted Stock Units shall vest on the terms provided in the Agreement. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.
11.Other Awards. The Committee may from time to time grant Other Awards under this Plan, including without limitation those Awards pursuant to which a cash bonus award may be made or pursuant to which Shares may be acquired in the future, such as Awards denominated in Stock, Units of Stock, securities convertible into Stock and phantom securities. The Committee, in its sole discretion, shall determine, and provide in the applicable Agreement for, the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions which are consistent with the terms and conditions of the Award to which such Shares relate. In addition, the Committee may, in its sole discretion, issue such Other Awards subject to the performance criteria under Section 9 hereof.
12.General Provisions.
(a)Effective Date of this Plan. This Plan shall become effective as of November 13, 2024, provided that any portion of the Plan that requires approval by the shareholders of the Company shall not become effective until the date of such approval.
(b)Duration of this Plan; Date of Grant. Subject to approval of the shareholders of the Company, this Plan shall remain in effect for a term of ten years following the date on which it is effective (i.e., until November 13, 2034) or until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions, whichever occurs first, unless this Plan is sooner terminated pursuant to Section 12(e) hereof; provided, however, that in the event shareholder approval is not obtained, the Plan shall remain in effect until November 17, 2031. No Awards shall be granted pursuant to the Plan after such Plan termination or expiration, but outstanding Awards may extend beyond that date. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted, or such later effective date as determined by the Committee, notwithstanding the date of any Agreement with respect to such Award; provided, however, that the Committee may grant Awards other than Incentive Stock Options to Associates or to persons who are about to become Associates, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that if the Award is granted to a non-Associate who is about to become an Associate, such specified contingencies shall include, without limitation, that such person becomes an Associate.
(c)Right to Terminate Employment. Nothing in this Plan or in any Agreement shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment of the Participant with or without cause.
(d)Tax Withholding. The Company shall withhold from any payment of cash or Stock to a Participant or other person under this Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state and local income tax with respect to income arising from payment of the Award. The Company shall have the right to require the payment of any such taxes before issuing any Stock pursuant to the Award. In lieu of all or any part of a cash payment from a person receiving Stock under this Plan, the Committee may, in the applicable Agreement or otherwise, permit a person to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the person’s full FICA and federal, state and local income tax with respect to income arising from payment of the Award, through a reduction of the numbers of Shares delivered to such person or a delivery or tender to the Company of Shares held by such person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
(e)Amendment, Modification and Termination of this Plan. Except as provided in this Section 12(e), the Board may at any time amend, modify, terminate or suspend this Plan. Except as provided in this Section 12(e), the Committee may at any time alter or amend any or all Agreements under this Plan to the extent permitted by law and subject to the requirements of Section 2(b), in which event, as provided in Section 2(b), the term “Agreement” shall mean the Agreement as so amended. Amendments are subject to approval of the shareholders of the Company only as required by applicable law or regulation, or if the amendment increases the total number of shares available under this Plan, except as provided in Section 12(f). No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any Successor or permitted transferee under an Award granted before the date of termination, suspension or modification, unless otherwise provided in an Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization provided for in Section 12(f) hereof does not adversely affect any right of a Participant or other person under an Award. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Associates with the maximum benefits provided or to be provided under the provisions of the Code relating to Incentive Stock Options or to the provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.
(f)Adjustment Upon Certain Changes.
(i)Shares Available for Grants. In the event of any change in the number of Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change or transaction, the maximum aggregate number of Shares with respect to which the Committee may grant Awards and the maximum aggregate number of Shares with respect to which the Committee may grant Awards to any individual Participant in any year shall be appropriately adjusted by the Committee.
(ii)Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares, the payment of a stock dividend (but only on the Shares), or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company, the Committee shall appropriately adjust the number of Shares subject to each outstanding Award and the exercise price per Share, or similar reference price, to the extent applicable, of each such Award.
(iii)Certain Mergers. Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of Shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall have the power to adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of Shares subject to such Award would have received in such merger or consolidation.
(iv)Certain Other Transactions. In the event of (A) a dissolution or liquidation of the Company, (B) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (C) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (D) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:
(1) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash for each Share subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (I) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a Share as a result of such event over (II) the exercise price per Share of such Stock Option or Stock Appreciation Right, and provided, further, that the Committee shall not accelerate the vesting of an Award in a manner that is inconsistent with Section 6(g) hereof, unless the Committee determines that such acceleration is in the best interests of the Company; or
(2) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the Award, or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award; or
(3) any combination of the foregoing.
(v)Other Changes. In the event of any change in the capitalization of the Company or any corporate change other than those specifically referred to in subsections (ii), (iii) or (iv), the Committee shall make equitable adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards.

(vi)Performance Awards. In the event of any transaction or event described in this Section 12(f), including without limitation any corporate change referred to in subsection (v) hereof, and in the event of any changes in accounting treatment, practices, standards or principles, the Committee shall have the power to make equitable adjustments in any Performance Criteria and in other terms and the performance goals of any Award made pursuant to Section 9 hereof.
(vii)No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or amount of other property subject to, or the terms related to, any Award.
(g)Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement or the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(h)Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Award at death is permitted by this Plan or under an Agreement, (i) a Participant’s Award shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, or if the Committee shall be in doubt as to the rights of any beneficiary, as determined in the Committee’s discretion, the Participant’s legal representative shall succeed to the Awards, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement, and the Company and the Committee and Board and members thereof shall not be under any further liability to anyone.
(i)Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. None of the Company, its Affiliates, the Committee or the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
(j)Limits of Liability.
(i)Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the Agreement.
(ii)Each member of the Board or the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. Except as may be required by law, neither the Company nor any member or former member of the Board or the Committee (or any officer or employee of the Company acting on behalf of the Board or the Committee), nor any other person participating (including participation pursuant to a delegation of authority under Section 3 hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, or determination or interpretation made in good faith under this Plan.
(iii)To the full extent permitted by law, each member and former member of the Board and the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or interpretation or determination made in good faith under or with respect to this Plan.
(k)Compliance with Applicable Legal Requirements. The Company shall not be required to issue or deliver a certificate for Shares distributable pursuant to this Plan unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act, the Exchange Act and the requirements of the exchanges, if any, on which the Company’s Shares may, at the time, be listed.

(l)Deferrals and Settlements. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.
(m)Forfeiture. The Committee may specify in an Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are contained in the Agreement or otherwise applicable to the Participant, a termination of the Participant’s employment for Cause or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
(n)Clawback. Notwithstanding any other provisions of this Plan, all Awards (whether vested or unvested) shall be subject to recovery, reduction, forfeiture, offset or recoupment (i) to the extent necessary to comply with or enforce the provisions of any applicable law, government regulation (including, but not limited to, the rules and regulations of the Securities and Exchange Commission), or the listing requirements of any exchange on which Shares are listed or quoted, (ii) to the extent necessary to comply with or enforce the provisions of any Company policy, including the Company’s Executive Compensation Recovery Policy, as it may be amended from time to time, or any successor policy, or (iii) as the Company may specify in any other agreement.
(o)Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
(p)Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
(q)Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards and the Committee will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Agreements.
13.Substitute Awards. Awards may be granted under this Plan from time to time in substitution for Awards held by employees or other service providers of other entities who are about to become Associates, or whose employer (or entity with respect to which such individual provides services) is about to become an Affiliate of the Company, as the result of an acquisition by or combination with the Company or Subsidiary of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board or the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option.
14.Governing Law. To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Missouri, without giving effect to principles of conflicts of laws, and construed accordingly.
15.Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
16.Deferred Compensation. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Each installment in any series of payments under any Award shall be considered a “separate payment” for all purposes of Section 409A of the Code. Any payments that are due within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. References to termination or cessation of employment, separation from service, or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Code), to the extent necessary to comply with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid adverse tax consequences under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s termination of employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, none of the Company, the Board or the Committee shall have any obligation to take any action to prevent the assessment of any tax or penalty under Section 409A of the Code and none of the Company, the Board or the Committee will have any liability to any Participant or otherwise for such tax or penalty. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void.
17.Prior Plans. Grants of awards under the Post Holdings, Inc. 2019 Long-Term Incentive Plan shall not be made after the date of approval of the Original LTIP by the Company’s shareholders. All grants and awards previously made under the Post Holdings, Inc. 2012 Long-Term Incentive Plan, the Post Holdings, Inc. 2016 Long-Term Incentive Plan or the Post Holdings, Inc. 2019 Long-Term Incentive Plan shall be governed by the terms of such plan.
18.Data Collection and Processing. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to such Participant so that the Company can fulfill its obligations and exercise its rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data about such Participant and his or her participation in the Plan.

ANNEX B
EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
We use certain non-GAAP measures in this proxy statement to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted EBITDA, segment Adjusted EBITDA, segment Adjusted EBITDA – bonus adjusted and net leverage. The reconciliation of Adjusted EBITDA, segment Adjusted EBITDA and segment Adjusted EBITDA – bonus adjusted to the most directly comparable GAAP measure is provided in the tables below. Adjusted EBITDA, segment Adjusted EBITDA, segment Adjusted EBITDA – bonus adjusted and net leverage are not prepared in accordance with U.S. GAAP, as, solely with respect to Adjusted EBITDA, segment Adjusted EBITDA and segment Adjusted EBITDA – bonus adjusted, they exclude certain items as listed below, and each of these non-GAAP measures may not be comparable to similarly-titled measures of other companies.
Management uses Adjusted EBITDA and segment Adjusted EBITDA as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions and, in the case of segment Adjusted EBITDA – bonus adjusted, in the determination of bonuses for our executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, gain/loss on extinguishment of debt, net, integration and transaction costs, mark-to-market adjustments on commodity and foreign exchange hedges, mark-to-market adjustments and impairments on equity securities and investments, equity method investment adjustment and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant.
We believe that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. We believe that segment Adjusted EBITDA and segment Adjusted EBITDA – bonus adjusted are useful to investors in evaluating Post’s operating performance because they allow for assessment of the operating performance of each reportable segment and how such performance factors into the determination of bonuses for our executive officers and employees. We believe that net leverage, which represents total debt less cash and equivalents divided by Adjusted EBITDA, is useful to investors because we believe it is an important measure of ability to service debt. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Post’s Adjusted EBITDA and segment Adjusted EBITDA for the fiscal year ended September 30, 2024 reflect adjustments for income taxes expense/benefit, interest expense, net and depreciation and amortization, as well as the following adjustments:
a.Non-cash stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
b.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
c.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and tender fees and the write-off of net unamortized debt premiums, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

d.Integration costs and transaction costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post.
e.Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items, and the amount and frequency of such adjustments are not consistent.
f.Inventory revaluation adjustment on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.
g.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
h.Mark-to-market adjustments and impairments on equity securities and investments: Post has excluded the impact of mark-to-market adjustments and impairments on equity securities and investments (which includes its prior investment in BellRing) due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
i.Gain on bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the net assets acquired exceeds the purchase price and adjustments to such gains as such amounts are inconsistent in amount and frequency. Post believes such gains and adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
j.Asset disposal costs: Post has excluded costs recorded in connection with the disposal of certain assets which were never put into use and/or the demolition and site remediation of unused facilities as the amount and frequency of these costs are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
k.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Advisory income: Post has excluded advisory income received from 8th Avenue Food & Provisions, Inc. as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
n.Equity method investment adjustment: Post has included adjustments for its portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.

o.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of Post Holdings Partnering Corporation’s (“PHPC”) consolidated net earnings/loss prior to the dissolution of PHPC which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of PHPC, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.
Post’s segment Adjusted EBITDA – bonus adjusted reflects all of the adjustments discussed above, as well as an adjustment for the following item:
p.Excess Bonus Expense: Post has included adjustments to present each segment’s performance at 100% of the Adjusted EBITDA target for the fiscal year, including adjustments for any impacts from the “corporate overlay” trigger, as Post believes such adjustments do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

Year Ended September 30,
2024
Net Earnings	$366.7
Income tax expense	105.1
Interest expense, net	316.5
Depreciation and amortization	476.9
Non-cash stock-based compensation	84.4
Expense (income) on swaps, net	15.7
Loss (gain) on extinguishment of debt, net	2.1
Integration costs	36.5
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(7.1)
Inventory revaluation adjustment on acquired businesses	1.0
Restructuring and facility closure costs, excluding accelerated depreciation	16.0
Transaction costs	1.2
Mark-to-market adjustments and impairments on equity securities and investments	(3.1)
Gain on bargain purchase	(10.6)
Asset disposal costs	1.1
Provision for legal settlements	0.8
Loss on sale of business	0.8
Advisory income	(0.6)
Equity method investment adjustment	0.5
Noncontrolling interest adjustment	(0.3)
Adjusted EBITDA	$1,403.6

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$541.2	$82.9	$308.1	$75.9	$—	$1,008.1
General corporate expenses and other	—	—	—	—	(201.7)	(201.7)
Other income, net	—	—	—	—	(12.9)	(12.9)
Operating Profit	541.2	82.9	308.1	75.9	(214.6)	793.5
Other income, net	—	—	—	—	12.9	12.9
Depreciation and amortization	207.3	42.2	131.1	72.3	24.0	476.9
Non-cash stock-based compensation	—	—	—	—	84.4	84.4
Integration costs	36.5	0.1	—	—	(0.1)	36.5
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.1)	(3.8)	—	(3.2)	(7.1)
Inventory revaluation adjustment on acquired businesses	1.0	—	—	—	—	1.0
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	16.0	16.0
Transaction costs	—	—	—	—	1.2	1.2
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	(3.1)	(3.1)
Gain on bargain purchase	—	—	—	—	(10.6)	(10.6)
Asset disposal costs	—	—	—	—	1.1	1.1
Provision for legal settlements	—	—	—	0.8	—	0.8
Loss on sale of business	—	—	—	—	0.8	0.8
Advisory income	—	—	—	—	(0.6)	(0.6)
Equity method investment adjustment	—	0.4	—	—	—	0.4
Noncontrolling interest adjustment	—	(0.5)	—	—	—	(0.5)
Adjusted EBITDA	$786.0	$125.0	$435.4	$149.0	$(91.8)	$1,403.6
Excess bonus expense	16.0	1.0	4.9	4.5
Adjusted EBITDA – Bonus Adjusted	$802.0	$126.0	$440.3	$153.5

Your vote matters - here’s how to vote!
You may vote online or by phone instead of mailing this card.
Available 24 hours a day, 7 days a week!

Proxies for shares owned through the Post Holdings, Inc. Savings Investment Plan, the 8th Avenue Food & Provisions, Inc. 401(k) Plan and the BellRing Brands, Inc. 401(k) Plan must be received by 11:59 p.m. Eastern Time on January 27, 2025.

Online Go to www.envisionreports.com/POST or scan the QR code - login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/POST
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
2025 Annual Meeting Proxy Card
▼IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼
A. Proposals — The Board of Directors recommends a vote FOR all of the nominees listed in Item No. 1; FOR Item Nos. 2, 3, 5 and 6; for 1 YEAR in Item No. 4; and AGAINST Item Nos. 7 and 8.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 – William P. Stiritz	☐	☐	☐	02 – Dorothy M. Burwell	☐	☐	☐	03 – Gregory L. Curl	☐	☐	☐
04 – Thomas C. Erb	☐	☐	☐	05 – David W. Kemper	☐	☐	☐	06 – Jennifer Kuperman	☐	☐	☐
07 – David P. Skarie	☐	☐	☐	08 – Robert V. Vitale	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2025.		☐	☐	☐	3. Advisory approval of the Company’s executive compensation.	☐	☐	☐
	1 Yr	2 Yrs	3 Yrs	Abstain
4. Advisory approval on the frequency of the advisory approval of the Company’s executive compensation.	☐	☐	☐	☐	5. Approval of the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan.	☐	☐	☐
		For	Against	Abstain
6. Management proposal to eliminate certain supermajority voting requirements.		☐	☐	☐	7. Shareholder proposal to eliminate all supermajority voting requirements.	☐	☐	☐

8. Shareholder proposal concerning adoption of a director election resignation guideline.		☐	☐	☐

IMPORTANT
PLEASE VOTE YOUR PROXY CARD TODAY!
YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF ADDITIONAL MAILINGS.

POST HOLDINGS, INC.
2025 ANNUAL MEETING OF SHAREHOLDERS
Post Holdings, Inc.’s 2025 Annual Meeting of Shareholders will be held exclusively online on Thursday, January 30, 2025 at 9:00 a.m., Central Time. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting https://meetnow.global/MFPZJW9. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Please refer to the Proxy Statement for additional information. There is no physical location for the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING
The notice, proxy statement and Post Holdings, Inc. annual report to shareholders for the fiscal year ended September 30, 2024 are available at www.envisionreports.com/POST.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/POST

▼IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY/VOTING INSTRUCTION CARD — POST HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POST HOLDINGS, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JANUARY 30, 2025. VIRTUAL MEETING TO BE CONDUCTED ONLINE AT: https://meetnow.global/MFPZJW9

The undersigned appoints Matthew J. Mainer and Diedre J. Gray, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to represent the undersigned at the Annual Meeting of Shareholders of Post Holdings, Inc., to be held on Thursday, January 30, 2025 at 9:00 a.m., Central Time, and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side, shares of Common Stock of Post Holdings, Inc. which the undersigned is entitled to vote.

Trustee’s Authorization. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of Post Holdings, Inc. credited to the undersigned’s account under the Post Holdings, Inc. Savings Investment Plan, the 8th Avenue Food & Provisions, Inc. 401(k) Plan or the BellRing Brands, Inc. 401(k) Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE “FOR” ALL NOMINEES LISTED ON THE REVERSE SIDE; “FOR” ITEM NOS. 2, 3, 5 AND 6; FOR “1 YEAR” IN ITEM NO. 4; AND “AGAINST” ITEM NOS. 7 and 8.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card. IMPORTANT-PLEASE SIGN AND DATE BELOW. RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE NECESSARY.
(Continued on reverse side.)
B. Non-Voting Items

Change of Address - Please print your new address below.	Comments - Please print your comments below.

C. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please provide your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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